Exhibit 10.1

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. IN ADDITION, CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

among

SCREDIT MORTGAGE FUNDING SUB-3, LLC and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC

individually and/or collectively as the context may require, as Seller,

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,

as Administrative Agent,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Buyers

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Dated: July 25, 2024

-i-

-ii-

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

ANNEX II	List of Buyers

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Form of Power of Attorney (New York Law)

EXHIBIT V	Representations and Warranties Regarding Each Purchased Asset

EXHIBIT VI	Advance Procedures

EXHIBIT VII	Form of Margin Deficit Notice

EXHIBIT VIII-A	U.S. Tax Compliance Certificate (For Foreign Assignees That Are Not Partnerships For U.S. Federal Tax Purposes)

EXHIBIT VIII-B	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Tax Purposes)

EXHIBIT VIII-C	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Tax Purposes)

EXHIBIT VIII-D	U.S. Tax Compliance Certificate (For Foreign Assignees That Are Partnerships For U.S. Federal Tax Purposes)

EXHIBIT IX	UCC Filing Jurisdictions

EXHIBIT X	Form of Release Letter

EXHIBIT XI	Covenant Compliance Certificate

EXHIBIT XII	Form of Re-Direction Letter

EXHIBIT XIII	Form of Bailee Letter

EXHIBIT XIV	Reserved

EXHIBIT XV	Form of STWD-SREDS/SCREDIT Co-Lender Agreement

SCHEDULE I	Prohibited Transferees

SCHEDULE II	Purchased Asset Documents

-iii-

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

THIS MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT (this “Agreement”), dated as of July 25, 2024, by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company (“MSMCH”), as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for MORGAN STANLEY BANK, N.A., a national banking association (“MSBNA”), as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”; together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”).

ARTICLE 1.

APPLICABILITY

From time to time the parties hereto may enter into transactions with Seller in which Seller agrees to transfer to Administrative Agent, on behalf of Buyers, all of its rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyers to Seller, with a simultaneous agreement by Administrative Agent on behalf of Buyers to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Administrative Agent on behalf of Buyers. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Administrative Agent be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Administrative Agent.

ARTICLE 2.

DEFINITIONS

“1934 Act” shall have the meaning set forth in the definition of “Change of Control” in this Article 2.

“A-Note” shall mean the promissory note, if any, that was executed and delivered in connection with the senior or pari passu senior position of a Senior Mortgage Loan (including any STWD-SREDS/SCREDIT Pari Passu Interest which is an A-Note).

“Accelerated Repurchase Date” shall have the meaning specified in Article 12(b)(i) of this Agreement.

“Acceptable Attorney” shall mean Sidley Austin LLP, Kirkland & Ellis LLP, Gibson Dunn & Crutcher LLP, Paul Hastings LLP, Greenberg Traurig, LLP, Nelson Mullins LLP, Cassin & Cassin LLP and Fried Frank Harris Shriver & Jacobson LLP, or any other attorney at law, or notary (if required in the relevant jurisdiction) that has delivered at Seller’s request a Bailee Letter with the exception of an attorney or notary that is not reasonably satisfactory to Administrative Agent, as specified in a written notice from Administrative Agent to Seller.

“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage loan servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors (“Insolvency Law”), or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief that remains unstayed and in effect for thirty (30) days; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission in writing by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person; (vii) the consent by such Person to the entry of an order for relief in an insolvency case under any Insolvency Law; or (viii) the taking of action by any such Person in furtherance of any of the foregoing.

“Administrative Agent” shall have the meaning assigned thereto in the Preamble.

“Advance Rate” shall mean, with respect to each Transaction, the applicable Maximum Advance Rate selected by Administrative Agent for such Transaction as shown in the related Confirmation.

“Affected Buyer Decision” shall have the meaning specified in Article 28(c)(iv) of this Agreement.

“Affected Buyers” shall mean, at any time, a Buyer or Buyers (i) whose funding obligations (solely in terms of amounts required to be advanced) or percentage interest in the Facility would be increased, or (ii) in connection with an increase of the Maximum Facility Amount, whose percentage or amount of the Maximum Facility Amount (as set forth in the Co-Buyer Agreement) that such Buyer or Buyers would be obligated to fund would be increased, in each case, as a result of any action proposed to be taken by Agent hereunder or under any Transaction Document.

“Affiliate” shall mean, when used with respect to any specified Person, (i) any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall have the meaning assigned thereto in the Preamble.

“Annual Reporting Package” shall mean the reporting package described on Exhibit III-C.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(b)(xxxi) of this Agreement.

“Applicable Spread” shall mean:

(i) so long as no Event of Default shall have occurred and be continuing, the amount set forth in the Fee Letter as being the “Applicable Spread”, and

(ii) after the occurrence and during the continuance of an Event of Default, the (x) applicable incremental percentage described in clause (i) of this definition, plus (y) five percent (5%).

“Appraisal” shall mean an appraisal of the related Underlying Mortgaged Property prepared by a licensed Independent Appraiser approved by Administrative Agent, on behalf of Buyers, in its reasonable discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal, which shall be addressed to, or permitted to be relied upon either expressly or as a successor or assign, and reasonably satisfactory to Administrative Agent.

“Assets” shall have the meaning specified in Article 1 of this Agreement.

“Assignee” shall have the meaning set forth in Article 17(c) of this Agreement.

“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Underlying Mortgaged Property as security for repayment of such Purchased Asset.

“Assignment of Mortgage” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark or payment period for price differential calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Pricing Period pursuant to this Agreement as of such date.

“B-Note” shall mean the promissory note, if any, that was executed and delivered in connection with the subordinate portion of a Senior Mortgage Loan.

“Bailee Letter” shall mean a letter substantially in the form as Exhibit XIII from an Acceptable Attorney or another Person acceptable to Administrative Agent in its reasonable discretion, in form and substance customary in the relevant jurisdiction, and in each case acceptable to Administrative Agent in its sole discretion, wherein such Acceptable Attorney or other Person described above in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney or other Person acceptable to Administrative Agent is holding the same as bailee or agent on behalf of Administrative Agent under such letter and (iii) agrees that such Acceptable Attorney or other Person described above shall deliver such Purchased Asset File to the Custodian, or as otherwise directed by Administrative Agent, by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101, et. seq.), as amended, modified or replaced from time to time.

“Benchmark” shall mean Term SOFR; provided, that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent such Benchmark Replacement has replaced such Benchmark pursuant to Article 3(g).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by Administrative Agent, on behalf of Buyers, on the applicable Benchmark Replacement Date:

(1) the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by Administrative Agent, on behalf of Buyers, to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the applicable loan market and (b) the applicable Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by Administrative Agent, on behalf of Buyers, as the replacement for the then-current Benchmark for the applicable Corresponding Tenor in accordance with any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean the first alternative set forth in the order below that can be determined by Administrative Agent, on behalf of Buyers, as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or

(2)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent, on behalf of Buyers, giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to the use or administration of Term SOFR, the Federal Funds Rate or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Business

Day,” the definition of “Pricing Rate Period,” timing and frequency of determining rates and making payments of price differential, timing of Transaction requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent, on behalf of Buyers, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent, on behalf of Buyers, in a manner substantially consistent with market practice (or, if Administrative Agent, on behalf of Buyers, decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent, on behalf of Buyers, determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent, on behalf of Buyers, determines is reasonably necessary in connection with the administration of this Agreement); provided, that, in each case, such manner of administration shall be substantially similar to that applied to other similar transactions for similarly situated customers of Buyer.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark or if the then current Benchmark is Term SOFR, with respect to the Term SOFR Reference Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Breakage Costs” shall have the meaning assigned thereto in Article 3(n).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Payment” shall have the meaning given such term in the definition of “Defaulting Buyer”.

“Buyers’ Margin Amount” shall mean with respect to any Transaction and any Purchased Asset on any date, the Maximum Advance Rate attributable to such Purchased Asset, multiplied by the Market Value of such Purchased Asset as of the date of determination.

“Capital Stock” shall mean any and all shares, interests, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partner or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor of 49% or more, other than Starwood Real Estate Income Holdings, L.P. or SCG (as defined in the Guaranty); (b) Guarantor shall cease to own and control, of record and beneficially, directly or indirectly 100% of each class of outstanding Capital Stock of Pledgor; (c) Sub-3 Pledgor shall cease to own and control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of Sub-3 Seller, (d) Sub-3-T Pledgor shall cease to own and control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of Sub-3-T Seller; or (e) Starwood Credit Advisors, L.L.C. or an Affiliate thereof shall (i) cease to be the investment advisor of Guarantor or (ii) shall cease to be an Affiliate of SCG.

“Closing Date” shall mean July 25, 2024.

“Co-Buyer Agreement” shall mean, collectively, (i) any co-buyer agreements entered into among Administrative Agent and one or more Buyers in connection with the Transactions and the Transaction Documents and (ii) any participation agreements entered into among Administrative Agent, MSBNA as Buyer and any Participants in connection with the Transactions and the Transaction Documents, as each may be amended, modified and/or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning specified in Article 6(b) of this Agreement.

“Collection Period” shall mean (i) with respect to the first Remittance Date, the period beginning on and including the Closing Date and continuing to and including the calendar day immediately preceding such Remittance Date, and (ii) with respect to each subsequent Remittance Date, the period beginning on and including the immediately preceding Remittance Date and continuing to and including the calendar day immediately preceding the following Remittance Date.

“Companion Interest” shall mean, with respect to any pari passu participation interest or pari passu A-Note in a performing Senior Mortgage Loan, the other pari passu participation interest(s) or pari passu A-Note(s) in such Senior Mortgage Loan.

“Compounded SOFR” shall mean the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Period or compounded in advance) being established by Administrative Agent, on behalf of Buyers, in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, Administrative Agent, on behalf of Buyers, determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by Administrative Agent, on behalf of Buyers, giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Concentration Limit” shall mean, the following maximum percentage concentration limits based, in each case, as of any date of determination, on the aggregate Purchase Price or individual Purchase Price for the applicable Purchased Asset(s) (inclusive of any committed and unfunded Future Funding Advances), as the case may be, as a percentage of the Maximum Facility Amount as of such date of determination:

(i) for all Purchased Assets for which the Underlying Mortgaged Property consists of hospitality properties, thirty-five percent (35%), (or such higher limit as may be approved by Buyer in its sole discretion); and

(ii) for any single Purchased Asset, the Purchase Price of such Purchased Asset does not exceed forty percent (40%) of the Maximum Facility Amount.

“Confirmation” shall have the meaning specified in Article 3(b) of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Request Date” shall have the meaning specified in Article 28(c)(i) of this Agreement.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto. For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.

“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or a price differential payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate in form and substance of the certificate attached hereto as Exhibit XI.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among the Custodian, Seller and Administrative Agent, on behalf of Buyers, as amended, modified and/or restated from time to time.

“Custodian” shall mean Computershare Trust Company, N.A. or any successor Custodian appointed by Administrative Agent and reasonably acceptable to Seller; provided, however, that during the existence of an Event of Default, Administrative Agent shall appoint any successor Custodian in its sole discretion.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by Administrative Agent, on behalf of Buyers, in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if Administrative Agent, on behalf of Buyers, decides that any such convention is not administratively feasible, then Administrative Agent, on behalf of Buyers, may establish another convention in its reasonable discretion.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset (a) that is thirty (30) calendar days or more delinquent in the payment of principal, interest, fees or other material amounts payable under the terms of the related Purchased Asset Documents, (b) for which there is a breach of the applicable representations and warranties set forth on Exhibit V hereto (other than a breach or exception disclosed to Administrative Agent in a Requested Exceptions Report), (c) as to which an Act of Insolvency shall have occurred with respect to the underlying obligor, (d) as to which a non-monetary Event of Default shall have occurred under (and as defined in) any Purchased Asset Document included in the Purchased Asset File for such Purchased Asset, (e) with respect to which there has been a Significant Modification except to the extent same has been consented to by Administrative Agent on behalf of Buyers in writing, (f) that has been accelerated following any default or event of default under the related Purchased Asset Documents, (g) in respect of which all or a material portion of the Purchased Asset File has not been delivered to Custodian in accordance with the terms of the Custodial Agreement (other than any document set forth in an exception report prepared by Custodian and delivered to Administrative Agent on or prior to the Purchase Date for such Purchased Asset), which delivery failure has a material adverse effect, (h) that has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of ten (10) calendar days, other than in accordance with the terms of the Custodial Agreement, (i) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other Person having an interest in such Purchased Asset or any related Underlying Mortgaged Property that is senior to, or pari passu with, in right of payment or priority the rights of Administrative Agent in such Purchased Asset, or (j) with respect to any Starwood Pari Passu Purchased Asset, such Starwood Pari Passu Purchased Asset shall fail to satisfy the parameters of a “Starwood Pari Passu Participation Interest” as set forth in the definition thereof; provided, that with respect to any Junior Mortgage Loan, Participation Interest or Mezzanine Loan, in addition to the foregoing, such Junior Mortgage Loan, Participation Interest or Mezzanine Loan will also be considered a Defaulted Asset to the extent the Senior Mortgage Loan, or in the case of a Mezzanine Loan, the Senior Mortgage Loan or the Junior Mortgage Loan, would be considered a Defaulted Asset as described in this definition.

“Defaulting Buyer” shall mean any Buyer that:

(a) has failed, within two (2) Business Days of the date required to be advanced or reimbursed, to fund to Administrative Agent its Pro Rata Share of any advance, including advancing its Pro Rata Share of the Purchase Price for any Purchased Asset, or any Margin Availability Advance or Future Funding Advance, that such Buyer is required to make pursuant to this Agreement or any Transaction Document or to reimburse Administrative Agent for its Pro Rata Share of any payments due to Administrative Agent required hereunder (each, a “Required Advance”);

(b) has failed, within two (2) Business Days of the date on which demand for payment is made and receipt of reasonable supporting documentation and information, if any, to fund to Administrative Agent or any other Buyer, if applicable, any amount which such Buyer is required to advance or reimburse to such other Buyer pursuant to any Transaction Document or to reimburse Administrative Agent for all out-of-pocket enforcement costs incurred by Administrative Agent with respect to the Transactions or the Transaction Documents (each, a “Buyer Payment”);

(c) has notified Administrative Agent that it does not intend to comply with its then-current funding and/or reimbursement obligations under the this Agreement or any of the other Transaction Documents; provided, that such Buyer shall cease to be a Defaulting Buyer pursuant to this clause (c) upon Administrative Agent’s receipt from such Buyer of (i) a rescission of such notice and (ii) payment in full of all amounts then due from such Buyer pursuant to this Agreement or any of the other Transaction Documents; or

(d) has become the subject to an Act of Insolvency.

“Deficiency” shall mean the amount which a Defaulting Buyer has failed to advance pursuant to the terms hereof and which has caused such Buyer to become a Defaulting Buyer.

“Depository” shall mean JPMorgan Chase Bank, N.A., or any successor Depository appointed by Administrative Agent and reasonably acceptable to Seller in its sole discretion; provided, however, that during the existence of an Event of Default, Administrative Agent shall appoint any successor Depository in its sole discretion.

“Depository Account” shall mean, individually or collectively as the context may require, (i) the segregated account, in the name of Seller, in trust for Administrative Agent, on behalf of Buyers, established at Depository pursuant to this Agreement, and which is subject to the Depository Agreement and (ii) any other segregated account, in the name of Seller, in trust for Administrative Agent, on behalf of Buyers, established at Depository pursuant to this Agreement, and which is subject to a Depository Agreement.

“Depository Agreement” shall mean, individually or collectively as the context may require, (i) that certain Deposit Account Control Agreement, dated as of the Closing Date, by and among Administrative Agent, on behalf of Buyers, Seller and Depository, as amended, modified and/or restated from time to time and (ii) any other deposit account control agreement or similar agreement that may be entered into by Administrative Agent, a Depository and Seller in accordance with this Agreement, as each may be amended, modified and/or restated from time to time.

“Directing Buyers” shall mean with respect to: (i) any Unanimous Buyer Decision under Article 28(c)(i), all Buyers; (ii) any Affected Buyer Decision under Article 28(c)(iv), each Affected Buyer; and (iii) with respect to any Majority Buyer Decision under Article 28(c)(iii) and any and all other actions and decisions, the exercise of any rights and remedies of Administrative Agent and/or Buyers hereunder or under any of the Transaction Documents or at law or in equity, including, without limitation, any of the actions and decisions and exercise of rights and remedies as described in Article 31(a), the entry into any amendments or modifications of the Transaction Documents, the granting or denial of any waiver, consent or approval hereunder or under any of the other Transaction Documents, and the determination of whether to issue a Margin Deficit Notice to Seller under Article 4, the Majority Buyers.

“Due Diligence Package” shall have the meaning specified in Exhibit VI to this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(e) of this Agreement.

“Electronic Signature” shall have the meaning specified in Article 29(b) of this Agreement.

“Eligible Assets” shall mean any of the following types of assets or loans that are (1) acceptable to Administrative Agent in its sole discretion (such determination shall only apply as of the Purchase Date for the related Purchased Asset, but shall not be a factor at any time after the Purchase Date for such Purchased Asset), (2) on each day, with respect to which the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all respects except to the extent disclosed in a Requested Exceptions Report approved by Administrative Agent, (3) that have a maximum LTV not in excess of 80%, (4) that have an original principal balance of not less than $5,000,000, and (5) that are secured directly or indirectly by properties that are multifamily, mixed use, industrial, office building, retail, self-storage or hospitality or such other types of properties that Administrative Agent may agree to in its sole discretion, and are properties located in the United States of America:

(i) Senior Mortgage Loans;

(ii) B-Notes;

(iii) Participation Interests;

(iv) Junior Mortgage Loans;

(v) Mezzanine Loans; and

(vi) any other asset or loan types or classifications that are acceptable to Administrative Agent, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Administrative Agent in its sole discretion.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (a) non-performing loans; (b) loans that are Defaulted Assets; (c) any asset, where payment of the Purchase Price with respect thereto would cause the aggregate of all Repurchase Prices to exceed the Maximum Facility Amount; (d) loans for which Administrative Agent is relying on an Appraisal, the applicable Appraisal is not dated within one hundred twenty (120) calendar days of the proposed financing date (or such other time period as approved by Administrative Agent in Administrative Agent’s sole discretion); (e) loans in which the related loan agreement or other documents and/or instruments evidencing such loans contain restrictions on transfer; (f) Assets that, upon becoming a Purchased Asset, would cause the Purchase Price of the applicable Purchased Asset or the aggregate Purchase Price of all Purchased Assets, in either case, to violate the Concentration Limit; (g) ground-up construction loans (provided, that, loans allowing for advances relating to tenant improvements or renovations may be Eligible Assets); and (h) B-Notes, Junior Mortgage Loans, junior Participation Interests or Mezzanine Loans where the entire Senior Mortgage Loan or the entire senior Participation Interest owned by Seller or its Affiliates (other than a Companion Interest related to a Starwood Pari Passu Purchased Asset or STWD-SREDS/SCREDIT Pari Passu Purchased Asset) on the Underlying Mortgaged Property associated with such B-Note, Junior Mortgage Loan, junior Participation Interest or Mezzanine Loan is not a Purchased Asset.

“Eligible Assignee” shall mean any of the following Persons: (a) a bank, financial institution, pension fund, insurance company, trust company, savings and loan association, commercial credit corporation, pension fund advisory firm, mutual fund, governmental entity or plan, or similar Person, an Affiliate of any of the foregoing, and an Affiliate of MSBNA, and (b) any other Person to which Seller has consented; provided, that such consent of Seller shall not be unreasonably withheld, delayed or conditioned, and shall not be required at any time when an Event of Default exists.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Article 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Article 302(c)(11) of ERISA and Article 412(c)(11) of the Code and the lien created under Article 302(f) of ERISA and Article 412(n) of the Code, described in Article 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 12 of this Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient, or required to be withheld or deducted from a payment to any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Buyer or Assignee, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer or Assignee under any Transaction Document pursuant to a law in effect on the date on which (i) such Buyer or Assignee acquires an interest hereunder (other than pursuant to an assignment request by Seller under Article 3(w))

or (ii) Buyer or Assignee changes its lending office, except in each case to the extent that, pursuant to Articles 3(p) and 3(s), amounts with respect to such Taxes were payable either to such Buyer’s or Assignee’s assignor immediately before such Buyer or Assignee acquired an interest hereunder or to such Buyer or Assignee immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Article 3(t) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Extension Fee” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Extension Option” shall have the meaning specified in Article 3(o) of this Agreement.

“Extension Period” shall have the meaning specified in Article 3(o) of this Agreement.

“Facility” shall mean the master repurchase facility in the aggregate amount of up to the Maximum Facility Amount established pursuant to the terms and provisions of this Agreement and the other Transaction Documents.

“Facility Increase Conditions” shall have the meaning specific in Section 3(dd) of this Agreement.

“Facility Increase Fee” shall have the meaning set forth in the Fee Letter.

“Facility Termination Date” shall mean July 25, 2027, as the same may be extended in accordance with Article 3(o) of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with such Sections of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“FATF” shall have the meaning specified in the definition of “Prohibited Investor.”

“FDIA” shall have the meaning specified in Article 21(c) of this Agreement.

“FDICIA” shall have the meaning specified in Article 21(e) of this Agreement.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three (3) federal funds brokers of recognized standing selected by it; provided, that such selected brokers shall be the same brokers as selected for all of Administrative Agent’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available.

“Fee Letter” shall mean that certain Fee Letter, dated as of the Closing Date, as the same may be amended, modified and/or restated from time to time.

“Filings” shall have the meaning specified in Article 6(d) of this Agreement.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“First Extension Option” shall have the meaning specified in Article 3(o)(i) of this Agreement.

“Fitch” shall mean Fitch Ratings, Inc., together with its successors.

“Floor” shall mean zero percent (0%) or such other rate with respect to a Transaction as set forth in the related Confirmation.

“Foreign Assignee” shall mean an Assignee that is not a U.S. Person.

“Foreign Buyer” shall mean a Buyer that is not a U.S. Person.

“Future Advance Pari Passu Participation Interest” shall have the meaning specified in Article 3(cc)(i)(G) of this Agreement.

“Future Funding Advance” shall have the meaning specified in Article 3(z) of this Agreement.

“Future Funding Purchased Asset” shall mean any Purchased Asset that has been approved by Administrative Agent, in its sole discretion, on behalf of Buyers, as a Future Funding Purchased Asset, as set forth in the Confirmation for such Purchased Asset.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean Starwood Credit Real Estate Income Trust, a Maryland statutory trust.

“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections of principal, interest, dividends, receipts or other distributions or collections and (b) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset; provided, that, Qualified Servicing Expenses and Underlying Purchased Asset Reserves shall not be included in the term “Income” unless and until, with respect to Underlying Purchased Asset Reserves for a Purchased Asset, (i) an event of default exists under such Purchased Asset Documents, (ii) the holder of the related Purchased Asset has exercised rights and remedies with respect to such amounts and (iii) such amounts have been applied by the holder of the related Purchased Asset to all or a portion of the outstanding indebtedness under such Purchased Asset Documents.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) calendar days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (k) all obligations of such Person under Financing Leases.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Underlying Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience in the subject property type.

“Independent Director” shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Administrative Agent on behalf of Buyers, in each case that is not an Affiliate of either Seller and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of the applicable Seller and is not, and has never been, and will not while serving as independent director or manager be:

(a) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of either Seller or any Seller’s equityholders or Affiliates (other than as an independent director or manager of an Affiliate of a Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(b) a customer, creditor, supplier or service provider (including provider of professional services) to any Seller or a Seller’s equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to any Seller or any Seller’s equityholders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, customer, creditor, supplier or service provider; or

(d) a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or manager of a single purpose bankruptcy remote entity in the direct chain of ownership of a Seller shall not be disqualified from serving as an independent director or manager of a Seller, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller and Administrative Agent, on behalf of Buyers, from the title insurance underwriter (or any agent thereof) acting as an agent for each Table Funded Purchased Asset and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Administrative Agent and Seller.

“Investment Company Act” shall have the meaning specified in Article 9(b)(xv) of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Junior Mortgage Loans” shall mean performing junior commercial floating rate mortgage loans secured by first liens on commercial, office, retail, industrial, multi-family, hospitality or self-storage properties.

“Knowledge” shall mean, as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (i) Dennis Schuh, Mark Cagley, Cary Carpenter, Marc Fox and Zachary Tanenbaum (or, if following the Closing Date any such individual ceases to be an officer of or in the employ of Seller and/or Guarantor in a capacity comparable to the capacity occupied by such individual on the Closing Date, then Seller shall promptly designate another individual reasonably acceptable to Administrative Agent for purposes of satisfying this definition), or (ii) any asset manager or employee of Manager or Guarantor with a title equivalent or more senior to that of “Managing Director” that is responsible for the origination, acquisition and/or management of any Purchased Asset.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“LTV” shall mean, with respect to any Purchased Asset, the ratio of the aggregate outstanding principal balance of such Purchased Asset (which shall include such Purchased Asset and all debt senior to or pari passu with such Purchased Asset) secured, directly or indirectly, by the related Underlying Mortgaged Property, to the aggregate “as-is” market value of such Underlying Mortgaged Property as determined by Administrative Agent in its sole good faith discretion, or, to the extent available, based upon an Appraisal.

“Majority Buyer Decision” shall have the meaning specified in Article 28(c)(iii) of this Agreement.

“Majority Buyers” shall mean, at any time, (a) if there are no Purchased Assets under this Agreement, a Buyer or Buyers that have agreed to advance fifty-one percent (51%) or more of the Maximum Facility Amount in accordance with the terms and provisions of this Agreement; or (b) if there is any Purchased Asset under this Agreement, a Buyer or Buyers owed at least fifty-one percent (51%) of the then aggregate outstanding Purchase Price of all Purchased Assets, in each case, after subtracting the interest or interests owned by any Defaulting Buyer(s).

“Mandatory Early Repurchase Date” shall have the meaning specified in Article 3(e)(iii) of this Agreement.

“Margin Availability” shall have the meaning specified in Article 3(y) of this Agreement.

“Margin Availability Advance” shall have the meaning specified in Article 3(y) of this Agreement.

“Margin Credit Event” shall mean, with respect to any Purchased Asset, the date upon which material changes (i.e., changes that adversely impact the value of the Purchased Asset other than to a de minimis extent, and in any event, relative to Buyers’ initial underwriting or the most recent determination of Market Value) relative to the performance or condition of (i) the relevant Underlying Mortgaged Property securing such Purchased Asset, (ii) the Mortgagor (or its sponsor(s)) in relation to such Purchased Asset or (iii) the commercial real estate market in the relevant jurisdiction relating to the relevant Underlying Mortgaged Property, taken in the aggregate, exist with respect to such Purchased Asset as determined by Administrative Agent in its sole good faith discretion. Notwithstanding the foregoing, a Margin Credit Event shall not be deemed to exist solely as a result of any disruption in the commercial mortgage backed securities market, capital markets or credit markets, or any other event that results in the increase or decrease of interest rate spreads or other similar benchmarks (including, without limitation, U.S. treasury rates, interest rate swaps, the Benchmark, or the Federal Funds Rate).

“Margin Deficit” shall have the meaning specified in Article 4(a) of this Agreement.

“Margin Deficit Notice” shall have the meaning specified in Article 4(a) of this Agreement.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value of such Purchased Asset on such date, as determined by Administrative Agent in its sole good faith discretion on such date, taking into account customary factors utilized by Administrative Agent in its ordinary course of business, which may include, among other things, an agreed-upon market recognized third-party source (but such factors shall expressly exclude current interest rates and spreads). Administrative Agent’s determination shall be conclusive absent manifest error.

For purposes of Article 4, the current Market Value of any Purchased Asset will not be adjusted by Administrative Agent after the related Purchase Date unless a Margin Credit Event shall occur with respect to the related Purchased Asset. Notwithstanding the foregoing, the Market Value of each Purchased Asset may be determined by Administrative Agent, in its sole discretion, solely for its internal purposes, on each Business Day during the term of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of Seller, Pledgor or Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, (e) the timely payment of any amounts payable under the Transaction Documents, (f) the timely payment of any amounts payable under this Agreement or (g) the market value of all of the Purchased Assets in the aggregate.

“Maximum Advance Rate” shall mean, with respect to any Eligible Asset, the permitted Advance Rate that when multiplied by such Eligible Asset’s LTV, the product is equal to or less than Maximum Asset Exposure Threshold; provided that, unless otherwise permitted by Administrative Agent in its sole discretion, at no time shall the Advance Rate exceed eighty percent (80%).

“Maximum Asset Exposure Threshold” shall mean (a) with respect to Eligible Assets secured (directly or indirectly) by properties other than multifamily properties, sixty percent (60%), and (b) with respect to Eligible Assets secured (directly or indirectly) by multifamily properties, sixty-four percent (64%).

“Maximum Asset Exposure Threshold Breach” shall mean, with respect to any Eligible Asset, if the Advance Rate multiplied by the LTV of such Eligible Asset exceeds the Maximum Asset Exposure Threshold.

“Maximum Facility Amount” shall mean $200,000,000.00, as may be increased in accordance with Section 3(dd) hereof.

“Maximum Future Funding Advance” shall mean, for any Future Funding Purchased Asset, the Maximum Underlying Future Funding multiplied by the Maximum Advance Rate.

“Maximum Portfolio Exposure Threshold” shall mean fifty-seven and one half percent (57.5%).

“Maximum Portfolio Exposure Threshold Breach” shall mean, with respect to the aggregate Purchase Price of all Purchased Assets, if the actual weighted average Advance Rate of all Purchased Assets multiplied by the weighted average LTV for all Purchased Assets exceeds the Maximum Portfolio Exposure Threshold.

“Maximum Underlying Future Funding” shall mean, for any Future Funding Purchased Asset, the maximum amount of future funding available to the underlying mortgagor pursuant to such Purchased Asset’s Purchased Asset Documents.

“Mezzanine Borrower” shall mean, with respect to any Mezzanine Loan, the obligor on the related Mezzanine Note, the pledgor under the related Mezzanine Pledge Agreement, and the owner of the related Capital Stock.

“Mezzanine Loans” shall mean performing loans secured by pledges of all of the equity interests in entities that own, directly or indirectly, commercial, office, retail, industrial, multi-family, hospitality or self-storage properties that serve as collateral for Senior Mortgage Loans.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Mezzanine Pledge Agreement” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the pledge and security agreement creating a valid and enforceable lien on the related Capital Stock.

“Monthly Reporting Package” shall mean the reporting package described on Exhibit III-A.

“Moody’s” shall mean Moody’s Investors Service, Inc., together with its successors.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, charge or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple or term of years in real property and the improvements thereon, securing evidence of indebtedness.

“Mortgage Loan” shall mean any applicable Senior Mortgage Loan or Junior Mortgage Loan.

“Mortgage Note” shall mean (a) with respect to a Mortgage, a note or other evidence of indebtedness of a Mortgagor secured by such Mortgage and (b) with respect to a Participation Interest, a Participation Certificate evidencing such Participation Interest.

“Mortgagor” shall mean the obligor relating to any Senior Mortgage Loan, Junior Mortgage Loan, Mezzanine Loan or Participation Interest.

“MSBNA” shall have the meaning assigned thereto in the Preamble.

“MSMCH” shall have the meaning assigned thereto in the Preamble.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Article 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that Seller proposes to be included as a Purchased Item.

“Non-Consenting Buyer” shall have the meaning specified in Article 28(c)(i) of this Agreement.

“OFAC” shall have the meaning specified in the definition of “Prohibited Investor”.

“Originated Asset” shall mean any Eligible Asset originated by Seller.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document) or sold or assigned an interest in any Transaction Document.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except for (a) any such Taxes or Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents (other than an assignment made pursuant to Article 3(w)) and (b) for the avoidance of doubt, any Excluded Taxes.

“Parent Guaranty and Indemnity” shall mean that certain Parent Guaranty and Indemnity, dated as of the Closing Date, as same may be further amended, restated or otherwise modified from time to time.

“Participant” shall have the meaning specified in Section 17(b) of this Agreement.

“Participant Register” shall have the meaning assigned in Article 17(f).

“Participants” shall have the meaning specified in Article 17(b) of this Agreement.

“Participation Certificate” shall mean the participation certificate (to the extent certificated) which evidences ownership of a Participation Interest.

“Participation Interest” shall mean (i) a senior pari passu participation interest in a performing Senior Mortgage Loan, (including any Starwood Pari Passu Participation Interest or STWD-SREDS/SCREDIT Pari Passu Interest which is a participation interest) or (ii) a junior participation interest in a performing Senior Mortgage Loan.

“Payment” shall have the meaning specified in Section 28(e) of this Agreement.

“Payment Notice” shall have the meaning specified in Section 28(e) of this Agreement.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant in common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Article 302 of ERISA or Article 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning set forth in Article 20(a) of this Agreement.

“Pledge and Security Agreement” shall mean, individually or collectively, as the context may require, the Sub-3 Pledge Agreement and the Sub-3-T Pledge Agreement.

“Pledgor” shall mean, individually or collectively, as the context may require, Sub-3 Pledgor and Sub-3-T Pledgor.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Pre-Purchase Due Diligence” shall have the meaning set forth in Article 3(b)(iv) hereof.

“Pre-Purchase Legal Expenses” shall mean all of the reasonable and necessary out-of-pocket legal fees, costs and expenses incurred by Administrative Agent in connection with the Pre-Purchase Due Diligence associated with Administrative Agent’s decision as to whether or not to enter into a particular Transaction.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the outstanding Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Administrative Agent, on behalf of Buyers, with respect to such Purchased Asset).

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) the Benchmark and (ii) the relevant Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Transaction (i) with respect to the first Pricing Rate Period, the related Purchase Date for such Purchased Asset and (ii) with respect to any subsequent Pricing Rate Period, (x) for any Purchased Asset with Term SOFR as the Benchmark, the Term SOFR Determination Day and (y) for any Purchased Asset that does not have Term SOFR as the Benchmark, then as determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Primary Servicer” shall mean Wells Fargo Bank, N.A., or any other primary servicer approved by, or in the case of a termination of Primary Servicer pursuant to Article 27(c), appointed by Administrative Agent, in each case in Administrative Agent’s reasonable discretion.

“Primary Servicing Agreement” shall mean that certain Servicing Agreement by and between Seller and Primary Servicer, dated as July 25, 2024, and, if any other Primary Servicer is approved by Administrative Agent in its reasonable discretion with respect to the servicing of Purchased Assets secured by properties located in the United States, any servicing agreement with such other Primary Servicer in respect of the Purchased Assets, which agreement is approved by Administrative Agent in its reasonable discretion, as each of same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Principal Payment” shall mean, with respect to any Purchased Asset, any principal payment or prepayment received by the Depository in respect thereof.

“Principal Proceeds” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal received by the Depository or allocated as principal (which may be set forth in the related Servicing Tape or otherwise allocated as such in accordance with the related Purchased Asset Documents) in respect of any such Purchased Asset.

“Pro Rata Share” shall mean, as to each Buyer, the ratio, expressed as a percentage of (a) the outstanding Purchase Price owing to such Buyer as of such date to (b) the aggregate outstanding Purchase Price as of such date.

“Prohibited Investor” shall mean (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (2) any foreign shell bank, and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.

“Prohibited Transferee” shall mean any of the Persons listed on Schedule I attached to this Agreement or the Affiliates of any such Persons.

“Properties” shall mean any properties owned or leased by Seller.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Administrative Agent on behalf of Buyers purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Administrative Agent on the applicable Purchase Date, adjusted after the Purchase Date as set forth below. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount equal to the product obtained by multiplying (i) the outstanding principal balance of such Purchased Asset by (ii) the Advance Rate for such Purchased Asset, as determined by Administrative Agent in its sole discretion. The Purchase Price of any Purchased Asset shall be (a) decreased by (i) any amount of Margin Deficit transferred by Seller to Administrative Agent pursuant to Article 4(a) and applied to the Purchase Price of such Purchased Asset, (ii) the portion of any Principal Proceeds on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price and (iii) any other amounts paid to Administrative Agent by Seller to reduce such Purchase Price and (b) increased by (i) any Future Funding Advance or by any other amounts disbursed by Administrative Agent to Seller or to the related borrower on behalf of Seller with respect to such Purchased Asset and (ii) any Margin Availability Advances made from Administrative Agent to Seller with respect to such Purchased Asset.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by Seller to Administrative Agent on behalf of Buyers in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Administrative Agent, on behalf of Buyers (other than Purchased Assets that have been repurchased by Seller).

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset as specified in Schedule 2 of this Agreement.

“Purchased Asset File” shall mean the Purchased Asset Documents, together with any additional documents and information required to be delivered to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) pursuant to this Agreement; provided that to the extent that Administrative Agent waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Administrative Agent merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File with respect to such Eligible Asset.

“Purchased Items” shall have the meaning specified in Article 6(a) of this Agreement.

“Qualified Servicing Expenses” shall mean any fees and expenses payable to any Primary Servicer, which fees and expenses are netted by such Primary Servicer out of collections pursuant to any Primary Servicing Agreement.

“Quarterly Reporting Package” shall mean the reporting package described on Exhibit III-B.

“Ratable Share”, “ratable” or “ratably” shall mean, with respect to any Buyer, such Buyer’s percentage interest in the aggregate outstanding Purchase Price of the Purchased Assets (including such interests under the Transaction Documents that are participated) as of the date of determination.

“Rating Agency” shall mean any of Fitch, Moody’s, S&P, DBRS, Inc. and Kroll Bond Rating Agency Inc.

“Recipient” shall mean (a) Administrative Agent, or (b) any Buyer or Assignee, as applicable.

“Re-Direction Letter” shall have the meaning specified in Article 5(b) of this Agreement.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Term SOFR, then the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Register” shall have the meaning specified in Article 17(e) of this Agreement.

“Registrar” shall mean Administrative Agent.

“Release Letter” shall mean a letter substantially in the form of Exhibit X hereto (or such other form as may be acceptable to Administrative Agent).

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each calendar month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as mutually agreed to by Seller and Administrative Agent.

“Repurchase Date” shall mean, with respect to a Purchased Asset, the earliest to occur of (i) the date set forth in the applicable Confirmation or if such Transaction is extended, the date to which it is extended provided, that the Repurchase Date shall not be extended beyond the Facility Termination Date; (ii) any Early Repurchase Date or Mandatory Early Repurchase Date for such Transaction; and (iii) the Accelerated Repurchase Date.

“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Administrative Agent to Seller; such price will be determined in each case as the sum of the (i) Purchase Price of such Purchased Asset; (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); (iii) any other amounts due and owing by Seller to Administrative Agent and its Affiliates pursuant to the terms of this Agreement as of such date; and (iv) if such Repurchase Date is not a Remittance Date, any Breakage Costs payable in connection with such repurchase other than with respect to the determination of a Margin Deficit.

“Requested Exceptions Report” shall have the meaning assigned thereto in Article 3(b)(iv)(E).

“Required Advance” shall have the meaning given such term in the definition of “Defaulting Buyer”.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any executive officer of Seller.

“S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., together with its successors.

“Sanctions” shall have the meaning assigned in Article 9(b)(xxix).

“SEC” shall have the meaning specified in Article 22(a) of this Agreement.

“Second Extension Option” shall have the meaning specified in Article 3(o)(ii) of this Agreement.

“Seller” shall mean, individually or collectively as the context may require, jointly and severally, the entities identified as “Seller” in the Recitals hereto and such other sellers as may be approved by Administrative Agent in its sole discretion from time to time.

“Senior Mortgage Loans” shall mean performing senior floating rate mortgage loans or A-Notes secured by first liens on commercial, office, retail, industrial, multi-family, hospitality or self-storage properties.

“Servicing Agreement” shall have the meaning specified in Article 27(b) of this Agreement.

“Servicing Records” shall have the meaning specified in Article 27(b) of this Agreement.

“Servicing Rights” shall mean rights of any Person, to administer, service or sub-service, the Purchased Assets or to possess related Servicing Records.

“Servicing Tape” shall have the meaning specified in Exhibit III-B hereto.

“Significant Modification” shall mean: (a) any forbearance, extension or increase in principal amount with respect to any Purchased Asset; (b) any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset or any extension of the maturity date of such Purchased Asset (except pursuant to the express terms of the Purchased Asset Documents); (c) any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Purchased Asset and for which there is no material lender discretion; (d) any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset or, if lender consent is required, any consent to such a waiver or consent to a transfer of an Underlying Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents; (e) any acceptance of an assumption agreement releasing a Mortgagor from all or a portion of liability under a Purchased Asset other than pursuant to the specific terms of such Purchased Asset and for which there is no material lender discretion; (f) any release of any guarantor for the payment obligations under any Purchased Asset from such guarantor’s payment or material non-monetary obligations under the relevant guarantee (other than as expressly provided for in any of the Purchased Asset Documents) or (g) any modification, consent to a modification or waiver of any term or provision of any Starwood Pari Passu Participation Agreement. For the avoidance of doubt, with respect to any Purchased Asset that is a Junior Mortgage Loan, B-Note, Participation Interest or Mezzanine Loan, any action that constitutes a Significant Modification with respect to the related Senior Mortgage Loan (and in the case of a junior Participation Interests the senior pari passu Participation Interest) shall constitute a Significant Modification with respect to such Purchased Asset.

“SIPA” shall have the meaning specified in Article 22(a) of this Agreement.

“SOFR” shall mean with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SPP Mortgage Loan Maximum Purchase Price” shall mean, with respect to any Starwood Pari Passu Mortgage Loan, the maximum Purchase Price for such Starwood Pari Passu Mortgage Loan at the applicable Maximum Advance Rate for the related Starwood Pari Passu Purchased Asset and assuming that the entire principal balance of such loan (including the principal balance of all Starwood Pari Passu Participation Interests and related Companion Interests in such Starwood Pari Passu Mortgage Loan) were a Purchased Asset hereunder. The “SPP Mortgage Loan Maximum Purchase Price” for any Starwood Pari Passu Mortgage Loan shall be set forth in the Confirmation for the related Starwood Pari Passu Participation Interest.

“SPP Additional Advance” shall have the meaning specified in Article 3(bb) of this Agreement.

“SPP Additional Advance Conditions” shall have the meaning specified in Article 3(bb) of this Agreement.

“SPP Maximum Purchase Price Increase” shall have the meaning specified in Article 3(bb) of this Agreement.

“SPT Facility” shall mean the repurchase facility entered into pursuant to that certain Second Amended and Restated Master Repurchase and Securities Contract Agreement, dated as of March 22, 2019, by and among Starwood Property Mortgage Sub-12, L.L.C., Starwood Property Mortgage Sub-12-A, L.L.C., and SPT CA Fundings 2, LLC, collectively as seller, and Administrative Agent, as administrative agent on behalf of MSBNA and such other financial institutions from time to time party thereto, as same has been or may be further amended, restated or otherwise modified from time to time.

“SREDS Facility” shall mean any repurchase facility entered into among Buyer or its Affiliates, as buyer, and one or more Affiliates of Starwood Real Estate Debt Strategies U.S. Holdings 1, L.P. or Starwood Real Estate Income Holdings, L.P., as seller, as same may be amended, restated or otherwise modified from time to time.

“Standard of Care” shall mean that standard of care that Administrative Agent would use in dealing with a master repurchase facility of the same type and size as the master repurchase facility made pursuant to this Agreement and the other Transaction Documents held for its own account in its performance of its duties under this Agreement and the other Transaction Documents and in accordance with all applicable laws.

“Starwood Pari Passu Conversion” shall mean the amendment and modification of a Purchased Asset to create a Starwood Pari Passu Participation Interest and one or more Companion Interests for the related Starwood Pari Passu Mortgage Loan pursuant to a Starwood Pari Passu Participation Agreement and upon terms acceptable to Administrative Agent in its reasonable discretion.

“Starwood Pari Passu Mortgage Loan” shall mean a performing Senior Mortgage Loan a portion of which is a Starwood Pari Passu Participation Interest.

“Starwood Pari Passu Participation Agreement” shall mean the participation agreement governing the respective rights and obligations of the holders of any Starwood Pari Passu Participation Interest and the Companion Interest(s) related thereto, as same may be amended, modified and/or restated from time to time in accordance with the terms hereof.

“Starwood Pari Passu Participation Interest” shall mean a pari passu participation interest, representing one pari passu portion of the most senior interests in a performing Senior Mortgage Loan, (a) which participation interest entitles the holder of such participation interest to control servicing and other decisions with respect to the related Senior Mortgage Loan pursuant to the related participation agreement, (b) with respect to which the related Companion Interest(s) in such Senior Mortgage Loan (i) are held by Guarantor or a Subsidiary of Guarantor, (ii) do not entitle the holder of such Companion Interests to control servicing and other decisions with respect to such Senior Mortgage Loan and (iii) have not been pledged as security for any secured credit facility (including any repurchase facility) of Guarantor or any Subsidiary of Guarantor and (c) with respect to which any Future Advance Pari Passu Participation Interests shall be transferred to Buyer and remain subject to a Transaction in accordance with the terms and provisions hereof.

“Starwood Pari Passu Purchased Asset” shall mean a Purchased Asset that is a Starwood Pari Passu Participation Interest.

“Starwood Pari Passu Reallocation” shall mean a reallocation of the principal balance of a Starwood Pari Passu Mortgage Loan between the Starwood Pari Passu Participation Interest and the Companion Interests for such Starwood Pari Passu Mortgage Loan, the terms of which reallocation shall be acceptable to Administrative Agent in its sole good faith discretion.

“STWD-SREDS/SCREDIT Co-Lender Agreement” shall mean a co-lender agreement or participation agreement governing the respective rights and obligations of the holders of any STWD-SREDS/SCREDIT Pari Passu Interest and the Companion Interest(s) related thereto, substantially in the form of Exhibit XV (or in the case of a participation agreement, with such revisions as may be necessary to convert such co-lender agreement form to a participation agreement and reasonably acceptable to Buyer), as same may be amended, modified and/or restated from time to time in accordance with the terms hereof.

“STWD-SREDS/SCREDIT Pari Passu Interest” shall mean a pari passu A-Note or Participation Interest, representing one pari passu interest in a performing Senior Mortgage Loan, with respect to which the related Companion Interest(s) in such Senior Mortgage Loan, as of the related Purchase Date, (i) is subject to a transaction under (x) the SPT Facility or (y) any SREDS Facility, (ii) has not been pledged as security for any secured credit facility (including any repurchase facility) of Guarantor or any Subsidiary of Guarantor, other than the SPT Facility or any SREDS Facility, and (iii) is subject to a stwd-sreds/scredit Co-Lender Agreement.

“STWD-SREDS/SCREDIT Pari Passu Purchased Asset” shall mean a Purchased Asset that is a STWD-SREDS/SCREDIT Pari Passu Interest.

“Sub-3 Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the Closing Date, by Sub-3 Pledgor in favor of Administrative Agent, on behalf of Buyers, as the same may be amended, restated, supplemented, replaced, or otherwise modified from time to time, pledging all of Sub-3 Pledgor’s interest in the Capital Stock of Sub-3 Seller to Administrative Agent, on behalf of Buyers.

“Sub-3 Pledgor” shall mean SCREDIT Mortgage Funding, LLC, a Delaware limited liability company.

“Sub-3 Seller” shall have the meaning set forth in the preamble hereto.

“Sub-3-T Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the Closing Date, by Sub-3-T Pledgor in favor of Administrative Agent, on behalf of Buyers, as the same may be amended, restated, supplemented, replaced, or otherwise modified from time to time, pledging all of Sub-3-T Pledgor’s interest in the Capital Stock of Sub-3-T Seller to Administrative Agent, on behalf of Buyers.

“Sub-3-T Pledgor” shall mean SCREDIT Mortgage Funding BC, LLC, a Delaware limited liability company.

“Sub-3-T Seller” shall have the meaning set forth in the preamble hereto.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller and/or Guarantor.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of an Underlying Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Administrative Agent, on behalf of Buyers, and the company issuing the Title Policy for such Underlying Mortgaged Property.

“Table Funded Purchased Asset” shall mean a Purchased Asset which is sold to Administrative Agent, on behalf of Buyers, simultaneously with the origination or acquisition thereof, which origination or acquisition is financed, in whole or in part, with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Administrative Agent, on behalf of Buyers, for disbursement in connection with such origination or acquisition.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean, with respect to any advance of a Purchase Price or Future Advance Purchase for any day, the Term SOFR Reference Rate for a tenor comparable to the applicable Pricing Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Period, as such rate is published by the Term

SOFR Administrator for such day at 6:00 a.m. (New York City time); provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” shall have the meaning set forth in the definition of Term SOFR in this Agreement.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Title Policy” shall mean (a) an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably acceptable to Administrative Agent, on behalf of Buyers, or, (b) if such policy has not yet been issued, (i) a pro forma policy, (ii) a preliminary title policy together with an Insured Closing Letter and Escrow Instructions or (iii) a “marked up” commitment, in each case that is binding on the title insurer.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Parent Guaranty and Indemnity, the Depository Agreement, the Pledge and Security Agreement, the Fee Letter and all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.

“Trust Receipt” shall mean a trust receipt issued by Custodian, or, in the case of a Table Funded Purchased Asset, Bailee, as applicable, confirming the Custodian’s or Bailee’s, as applicable, possession of certain Purchased Asset Files that are held by the Custodial or Bailee, as applicable, on behalf of Administrative Agent, on behalf of Buyers, substantially in the form required under the Custodial Agreement or the Bailee Letter.

“UCC” shall have the meaning specified in Article 6(d) of this Agreement.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.

“Unanimous Buyer Decision” shall have the meaning specified in Article 28(c)(i) of this Agreement.

“Underlying Mortgaged Property” shall mean, in the case of:

(a) a Senior Mortgage Loan, the mortgaged property securing such Senior Mortgage Loan, as applicable;

(b) a Participation Interest, the mortgaged property securing the Senior Mortgage Loan in which such Participation Interest represents a participation, as applicable;

(c) a Junior Mortgage Loan, the mortgaged property securing such Junior Mortgage Loan, as applicable; and

(d) a Mezzanine Loan, the mortgaged property that is owned by the Person the equity of which is pledged as collateral security for such Mezzanine Loan.

“Underlying Purchased Asset Reserves” shall mean, with respect to the Purchased Asset, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by the Servicer of the Purchased Asset unless and until such funds are, pursuant to and in accordance with the terms of the related Purchased Asset Documents, either (i) released or otherwise available to Seller (but not if such funds are used for the purpose for which they are maintained), or (ii) released to the Mortgagor.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all information known by Seller that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)), to a reasonable institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.

“Upfront Fee” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 3(s)(B)(3) of this Agreement.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3.

INITIATION; CONFIRMATION; TERMINATION; FEES

Buyers’ and Administrative Agent’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Administrative Agent shall have received from Seller payment of an amount equal to all out-of-pocket fees and reasonable expenses payable hereunder, and all of the following items, each of which shall be satisfactory in form and substance to Administrative Agent and its counsel:

(a) The following documents, delivered to Administrative Agent and each Buyer (to the extent not previously delivered to Administrative Agent and Buyers, as applicable):

(i) this Agreement, duly executed by each of the parties hereto (including all exhibits hereto);

(ii) the powers of attorney, duly executed by Seller, substantially in the form set forth on Exhibit IV hereto;

(iii) the Depository Agreement, duly executed by each of the parties thereto;

(iv) the Fee Letter;

(v) the Parent Guaranty and Indemnity, duly executed by Guarantor;

(vi) the Pledge and Security Agreement, duly executed by each of the parties thereto, together with the original certificate (if any) evidencing the ownership interest in Seller properly endorsed to Administrative Agent on behalf of Buyers or in blank;

(vii) Intentionally omitted;

(viii) any and all consents and resolutions of Seller and its Affiliates authorizing the execution and delivery of this Agreement and the Transaction Documents;

(ix) UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit IX hereto, each naming Seller or Pledgor as applicable as “Debtor” and Administrative Agent on behalf of Buyers as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of Collateral and Purchased Items in this Agreement, together with any other documents necessary or requested by Administrative Agent to perfect the security interests granted by Seller in favor of Administrative Agent and Buyers under this Agreement or any other Transaction Document;

(x) opinions of outside counsel to Seller reasonably acceptable to Administrative Agent (including, but not limited to, those relating to enforceability, the qualification of this Agreement as a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, corporate matters, applicability of the Investment Company Act of 1940 to Seller or any Affiliate of Seller and security interests under the laws of the applicable states of the United States and from outside counsel to Administrative Agent with respect to similar matters relating to the laws of England and Wales);

(xi) good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of Seller, Pledgor and Guarantor and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith (and Administrative Agent may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary);

(xii) Administrative Agent shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including, without limitation, reasonable third party fees and expenses of counsel to Administrative Agent, incurred by Administrative Agent, in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith; and

(xiii) all such other and further documents as Administrative Agent in its discretion shall reasonably require in connection with the Transaction.

(b) Buyers’ and Administrative Agent’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i) The sum of (A) the unpaid Purchase Price for all prior outstanding Transactions and (B) the requested Purchase Price for the pending Transaction, shall not exceed the Maximum Facility Amount;

(ii) Seller shall give Administrative Agent and Buyers no less than three (3) Business Days’ prior written notice of each Transaction, which notice shall describe the terms of the Transaction and the Purchased Assets;

(iii) On the Purchase Date, Seller shall deliver a signed, written confirmation in the form of Exhibit I attached hereto prior to each Transaction (a “Confirmation”). Each Confirmation shall describe the Purchased Assets, shall identify Administrative Agent and each Buyer and Seller and shall be executed by Administrative Agent, Buyers and Seller, and shall set forth:

(A) the Purchase Date for the Purchased Assets included in the Transaction;

(B) the Purchase Price for the Purchased Assets included in the Transaction;

(C) the Repurchase Date for the Purchased Assets included in the Transaction;

(D) the Maximum Advance Rate and requested Advance Rate for the Purchased Assets included in the Transaction;

(E) the Market Value and LTV of the Purchased Asset;

(F) any additional terms or conditions not inconsistent with this Agreement and mutually agreed upon by Administrative Agent, Buyers and Seller; and

(G) if such Purchased Asset is a Starwood Pari Passu Purchased Asset, the principal balances of each related Companion Interest and the related Starwood Pari Passu Mortgage Loan and the SPP Mortgage Loan Maximum Purchase Price.

(iv) Administrative Agent and each Buyer shall have the right to review, as described in Exhibit VI hereto, the Eligible Assets Seller proposes to sell to Administrative Agent, on behalf of Buyers, in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Administrative Agent or such Buyer determines (“Pre-Purchase Due Diligence”). Administrative Agent shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Administrative Agent, on behalf of Buyers, by Seller. Administrative Agent shall inform Seller of its approval of the deliverables required in accordance with Exhibit VI attached hereto.

Not less than two (2) Business Days prior to the requested Purchase Date for the Transaction, Administrative Agent shall approve an Eligible Asset in accordance with Exhibit VI hereto, which approval shall be revocable in Administrative Agent’s sole discretion prior to Administrative Agent’s execution and delivery of the Confirmation on the Purchase Date. On the Purchase Date for the Transaction, which shall occur upon Administrative Agent’s and Seller’s execution of a Confirmation with respect to an Eligible Asset, the Eligible Assets shall be transferred to Administrative Agent, on behalf of Buyers, against the transfer of the Purchase Price to an account of Seller. The Purchase Price shall be payable by the Buyers pro rata in accordance with their respective percentage interests in the rights and obligations of all Buyers under the Transaction Documents, or as otherwise specified in the related Confirmation. Upon the approval by Administrative Agent of a particular proposed Transaction, Administrative Agent shall deliver to Seller a signed copy of the related Confirmation described in clause (iii) above, on or before the scheduled Purchase Date of the underlying proposed Transaction, which shall serve as evidence that all conditions relating to the Proposed Transactions (as set forth in Article 3(a) or 3(b) or Exhibit VI, or elsewhere, as applicable) have been satisfied or waived by Administrative Agent. Prior to the approval of each proposed Transaction by Administrative Agent, unless otherwise waived by Administrative Agent:

(A) Administrative Agent shall have (i) determined, in its sole discretion, that the asset proposed to be sold to Administrative Agent, on behalf of Buyers, by Seller in such Transaction is an Eligible Asset, (ii) determined conformity to the terms of the Transaction Documents and Administrative Agent’s and each Buyer’s internal credit and underwriting criteria, and (iii) obtained internal credit approval, to be granted or denied in Administrative Agent’s sole and absolute discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Administrative Agent or any Affiliate of Administrative Agent, and with the understanding that Administrative Agent and each Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(B) Administrative Agent and each Buyer shall have fully completed all external legal due diligence;

(C) Administrative Agent shall have determined the Pricing Rate applicable to the Transaction (including the Applicable Spread);

(D) no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred and be continuing which has, or would reasonably be expected to have, a Material Adverse Effect;

(E) Seller shall have delivered to Administrative Agent a list of all exceptions to the representations and warranties relating to the Purchased Asset (the “Requested Exceptions Report”);

(F) Administrative Agent shall have approved in writing all exceptions in the Requested Exceptions Report for the Purchased Asset (which approval shall be evidenced by Administrative Agent’s execution of the Confirmation for such Purchased Asset);

(G) both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each of Exhibit V (with respect to all Purchased Assets) (other than any representations or warranties contained in a Requested Exceptions Report) and Article 9 shall be true, correct and complete on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(H) subject to Administrative Agent’s right to perform one or more due diligence reviews pursuant to Article 26, Administrative Agent shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Administrative Agent, in its sole and absolute discretion, deems appropriate to review and such review shall be satisfactory to Administrative Agent, in its sole good faith discretion, and Administrative Agent has consented in writing to the Eligible Asset becoming a Purchased Asset (which consent shall be evidenced by Administrative Agent’s execution of the Confirmation for such Purchased Asset);

(I) with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not primarily serviced by the Primary Servicer, Seller shall have provided to Administrative Agent a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, fully executed by Seller and the servicer named in the related Servicing Agreement and shall enter into a re-direction letter among Administrative Agent, Seller and such other servicer in form and substance similar to the applicable Re-Direction Letter;

(J) Seller, regardless of whether this Agreement is executed, shall have paid to Administrative Agent, on behalf of Buyers, all reasonable legal fees and expenses of outside counsel and the reasonable out-of-pocket costs and expenses actually incurred by Buyer in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Administrative Agent’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(K) Administrative Agent shall have determined, in its sole discretion, that no Margin Deficit, Maximum Asset Exposure Threshold Breach or Maximum Portfolio Exposure Threshold Breach shall exist, either immediately prior to or after giving effect to the requested Transaction;

(L) Administrative Agent shall have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law including without limitation changes in any required reserves and any other increase in cost to Administrative Agent or any Buyer, as applicable, to Administrative Agent or any Buyer, has not made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent or any Buyer to enter into the Transaction;

(M) the Repurchase Date for such Transaction is not later than the Facility Termination Date;

(N) Seller shall have taken such other action as Administrative Agent shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Administrative Agent, on behalf of Buyers, with respect to the Purchased Assets;

(O) with respect to any Eligible Asset to be purchased hereunder, if such Eligible Asset was acquired by Seller, Seller shall have disclosed to Administrative Agent the acquisition cost of such Eligible Asset (including therein reasonable supporting documentation required by Administrative Agent, if any);

(P) Administrative Agent shall have received all such other and further documents and documentation (excluding legal opinions; except that, at Administrative Agent’s reasonable request, Seller shall deliver a “true sale” opinion with a respect to any Purchased Asset that was not originated by Seller and was acquired by Seller from an Affiliate of Seller that is not a Subsidiary of Guarantor) as Administrative Agent in its reasonable discretion shall reasonably require;

(Q) Administrative Agent shall not have determined, in its sole discretion, that an event or circumstance exists that has caused the occurrence of (A) a general suspension of trading on major stock exchanges, or (B) a disruption in or moratorium on commercial banking activities or securities settlement services;

(R) Administrative Agent shall have received (i) for any Purchased Asset that is not a Table Funded Purchased Asset, from Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Administrative Agent in its reasonable discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date; or (ii) for any Purchased Asset that is a Table Funded Purchased Asset, a Bailee Letter from an Acceptable Attorney identifying the Release Letter, and any other Purchased Asset Documents being held on behalf of Administrative Agent; and

(S) As of the proposed Purchase Date, the Fixed Charge Coverage Ratio (as defined in the Guaranty) shall not be less than 1.40 to 1.00.

(c) Upon the satisfaction of all conditions set forth in Article 3(a), Seller shall sell, transfer, convey and assign to Administrative Agent, on behalf of Buyers, on a servicing released basis all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights against the transfer of the Purchase Price to an account of Seller (which Purchase Price shall be allocated among the Buyers pro rata based on their respective percentage interests in the rights and obligations of all Buyers under the Transaction Documents or as otherwise specified in the related Confirmation). To the extent any additional limited liability company is formed by division of Seller pursuant to a “plan of division” under the Delaware Limited Liability Company Act (and without prejudice to Article 10(b)), Seller shall cause any such additional limited liability company to sell, transfer, convey and assign to Administrative Agent, on behalf of Buyers, on a servicing released basis all of such additional limited liability company’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on the Closing Date. With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction and shall be reset on the Pricing Rate Determination Date for each of the next succeeding Pricing Rate Periods for such

Transaction. Administrative Agent or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period in Administrative Agent’s sole discretion, and notify Seller of such rate for such period each such Pricing Rate Determination Date.

(d) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(e) Early Repurchase and Mandatory Repurchase.

(i) Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(A) Seller notifies Administrative Agent in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than three (3) Business Days prior to such Early Repurchase Date;

(B) on such Early Repurchase Date, Seller pays to Administrative Agent, on behalf of Buyers, an amount equal to the sum of (x) the Repurchase Price for the applicable Purchased Asset, (y) any other amounts due and payable under this Agreement (including, without limitation, Article 3(i) of this Agreement) with respect to such Purchased Asset against transfer to Seller or its agent of the Purchased Assets;

(C) on such Early Repurchase Date, in addition to the amounts set forth in sub clause (B) above, if a Margin Credit Event exists on such Early Repurchase Date and Administrative Agent has delivered a Margin Deficit Notice to Seller pursuant to Article 4(a), Seller shall pay to Administrative Agent, on behalf of Buyers, an amount sufficient to cure such Margin Deficit in accordance with Article 4(a); and

(D) on such Early Repurchase Date, Seller pays any Exit Fee which may be payable in connection with the repurchase of such Purchased Asset pursuant to Section 3 of the Fee Letter, which provision is incorporated herein by reference.

(ii) No repurchase in whole or in part, and no partial reduction of the Purchase Price of any Purchased Asset that is (i) a Senior Mortgage Loan may be made unless the Purchased Asset that is the related Junior Mortgage Loan, Mezzanine Loan or B-Note, if any, is also repurchased in whole or, in the case of a partial repurchase or partial reduction of the Purchase Price of the Senior Mortgage Loan, the related Junior Mortgage Loan, Mezzanine Loan or B-Note, if any, is also partially repurchased or the Purchase Price thereof is also partially reduced, on a pro rata basis, as applicable, or (ii) a senior Participation Interest may be made unless the Purchased Asset that is the related junior Participation Interest, if any, is also repurchased in whole or, in the case of a partial repurchase or partial reduction of the Purchase Price of the senior Participation Interest, the related junior Participation Interest, if any, is also partially repurchased or the Purchase Price thereof is also partially reduced, on a pro rata basis, as applicable. If any repurchase of a Purchased Asset that is (x) a Senior Mortgage Loan is required pursuant to this Section 3(e), Seller shall also repurchase the related Junior Mortgage Loan, Mezzanine Loan, Participation Interest or B-Note, if any, in full and (y) a senior Participation Interest is required pursuant to this Section 3(e), Seller shall also repurchase the related junior Participation Interest, if any, in full.

(iii) In addition to any other rights and remedies of Administrative Agent and Buyers under any Transaction Document, upon the occurrence of a Purchased Asset becoming a Defaulted Asset due to the occurrence of any one or more elements of the definition of “Defaulted Asset” set forth herein, Seller shall, in accordance with the procedures set forth in Article 3(e)(i)(B)-(D), repurchase any such Purchased Asset on the date (the “Mandatory Early Repurchase Date”) that is two (2) Business Days after the earlier of Seller’s receipt of notice from Administrative Agent or Seller’s Knowledge of the occurrence thereof.

(f) On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Assets being repurchased and any Income in respect thereof received by Administrative Agent (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Administrative Agent, on behalf of Buyers. Upon extension of the Facility Termination Date pursuant to Article 3(o) hereunder, the Repurchase Date for any Purchased Asset shall be automatically extended to the new Facility Termination Date as so extended hereunder.

(g) (i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document.

(B) Notwithstanding the foregoing, in the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon Seller absent manifest error) that by reason of circumstances affecting the relevant market or otherwise, (i) adequate and reasonable means do not exist for ascertaining the applicable Benchmark, but a Benchmark Transition Event (as provided in the definition of Benchmark Transition Event as set forth herein) has not yet occurred or (ii) the Benchmark does not fairly and accurately reflect the costs to Buyers of effecting or maintaining the Transactions, then Administrative Agent shall give written notice to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to all outstanding Transactions, until such notice has been withdrawn by Administrative Agent, shall be a per annum rate equal to the sum of (i) the greater of (x) the Federal Funds Rate and (y) the Floor, plus (ii) 0.25%, plus (iii) the Applicable Spread.

(ii) Benchmark Replacement Conforming Changes.

(A) In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent, on behalf of Buyers, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document.

(B) Administrative Agent, on behalf of Buyers, will promptly notify Seller of (A) any occurrence of (i) a Benchmark Transition Event and (ii) the Benchmark Replacement Date with respect thereto, (B) the implementation of any Benchmark Replacement, and (C) the effectiveness of any Benchmark Replacement Conforming Changes.

Any determination, decision or election that may be made by Administrative Agent, on behalf of Buyers, pursuant to Article 3(g)(i) or (ii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the sole discretion of Administrative Agent, on behalf of Buyers, and without consent from Seller or any other party to any other Transaction Document.

(h) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Administrative Agent or any Buyer to enter into or maintain Transactions as contemplated by the Transaction Documents, (a) the commitment of Administrative Agent or any Buyer hereunder to enter into new Transactions or, if such adoption of or change in Requirement of Law makes it unlawful for Administrative Agent or Buyers to continue to maintain Transactions as contemplated by this Agreement, to continue Transactions as such shall forthwith be canceled and (b) the Transactions then outstanding shall be converted automatically to the Benchmark Replacement on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Administrative Agent, on behalf of Buyers, such amounts, if any, as may be required pursuant to Article 3(n) of this Agreement.

(i) Seller shall indemnify Administrative Agent and Buyers and hold Administrative Agent and Buyers harmless from any actual out-of-pocket loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) that Administrative Agent or Buyers may sustain or incur as a consequence of (i) default by Seller in repurchasing any Purchased Asset on the proposed Early Repurchase Date, after Seller has given written notice in accordance with Article 3(e), (ii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iii) a default by Seller in selling Eligible Assets after Seller has notified Administrative Agent and Buyers of a proposed Transaction and Administrative Agent and Buyers have agreed in writing to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Administrative Agent’s and Buyers’ enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any Lien created under any Transaction Documents, and/or (vi) Administrative Agent and Buyers entering into any of the Transaction Documents or owning any Purchased Item. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Administrative Agent to Seller in writing and shall be prima facie evidence of the information set forth therein, absent manifest error. This Article 3(i) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(j) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by any Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over any Buyer made subsequent to the date hereof:

(i) shall subject any Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligation, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any required reserves, other reserves, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of any Buyer that is not otherwise included in the determination of the Benchmark hereunder; or

(iii) shall impose on any Buyer any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount that such Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall within ten (10) days pay such Buyer, upon its demand, any additional amounts necessary to compensate such Buyer for such increased cost or reduced amount receivable; provided, however, that to the extent any such determination by such Buyer and imposition of such increased costs apply to all sellers under similar repurchase facilities with such Buyer, such determination and imposition of such increased costs will not be applied to Seller unless such Buyer is imposing such increased costs on substantially all of its customers similarly situated to Seller under similar repurchase facilities. If any Buyer becomes entitled to payment of such additional amounts under this Article 3(j), it shall within nine (9) months of becoming aware of such event, notify Seller in writing of the event by reason of which it has become so entitled; provided, that Seller shall not be required to compensate such Buyer pursuant to this Article 3(j) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Buyer notifies Seller of the change in any Requirement of Law giving rise to such increased costs or reductions, and of such Buyer’s intention to claim compensation therefor (except that, if the change in any Requirement of Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). Such notification shall include reasonable detail as to Buyer’s calculation of such additional amounts, shall be submitted by such Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(k) If Administrative Agent shall have determined, or is advised by any Buyer, that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by any Buyer or any corporation controlling such Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Administrative Agent or any Buyer, as the case may be, to be material, then from time to time, after submission by Administrative Agent to Seller of a written request therefor, Seller shall pay to Administrative Agent on behalf of any Buyer such additional amount or amounts as will compensate such Buyer for such reduction; provided, however, that to the extent any such determination by such Buyer and imposition of such increased costs apply to all sellers under similar repurchase facilities with such Buyer, such determination and imposition of such increased costs will not be applied to Seller unless such Buyer is imposing such increased costs on substantially all of its customers similarly situated to Seller under similar repurchase facilities. If any Buyer becomes entitled to payment of such additional amounts under this Article 3(k), it shall within nine (9) months of becoming aware of such event, notify Seller in writing of the event by reason of which it has become so entitled; provided, that Seller shall not be required to compensate such Buyer pursuant to this Article 3(k) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Buyer notifies Seller of the change in any Requirement of Law giving rise to such increased costs or reductions, and of such Buyer’s intention to claim compensation therefor (except that, if the change in any Requirement of Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). Such notification shall include reasonable detail as to Buyer’s calculation of such additional amounts, shall be submitted by such Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(l) Notwithstanding any provision herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities pursuant to Basel III, in each case are deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement.

(m) Notwithstanding anything to the contrary contained herein or in any Transaction Document, if Administrative Agent exercises any right to convert the Benchmark for any Transactions hereunder to a Benchmark Replacement under Articles 3(g) or to collect additional amounts from Seller under Articles 3(j) or 3(k) then Seller shall have the right to terminate all of the Transactions (in whole but not in part) by paying to Administrative Agent the Repurchase Prices for each of the Purchased Assets; provided, however, that Seller shall not be obligated to pay any Exit Fee in connection with such payment.

(n) If Seller repurchases Purchased Assets on a day other than the last day of a Pricing Rate Period, Seller shall indemnify Buyers and hold Buyers harmless from any actual out-of-pocket losses, costs and/or expenses which Buyer sustains as a direct consequence thereof (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. Buyers shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Article 3(n) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

(o) (i) Seller shall have the option (the “First Extension Option”) to extend the then current Facility Termination Date from July 25, 2027 to July 25, 2028 (the “First Extension Period”) provided that: (i) Seller delivers notice of its exercise of such First Extension Option no earlier than ninety (90) days and no later than thirty (30) days before July 25, 2027, (ii) no Material Adverse Effect, Default, Event of Default or Margin Deficit shall exist on the date of Seller’s request to extend or on the then current Facility Termination Date, (iii) all representations and warranties in the Transaction Documents shall be true, correct, complete and accurate in all respects as of the then current Facility Termination Date (except as set forth in any Requested Exception Report) and (iv) on or before the then current Facility Termination Date, Seller shall have paid the Extension Fee to Administrative Agent, on behalf of Buyers.

(ii) If the First Extension Option is exercised, Seller may request (the “Second Extension Option”; together with the First Extension Option, the “Extension Options”) that Administrative Agent agree to extend the then current Facility Termination Date from July 25, 2028, to July 25, 2029 (the “Second Extension Period”; together with the First Extension Period, the “Extension Periods”), by delivering such request to Administrative Agent no earlier than ninety (90) days and no later than thirty (30) days before July 25, 2028, which Second Extension Option may be approved or denied in Administrative Agent’s sole discretion, and in any case shall be approved only if (i) no Material Adverse Effect, Default, Event of Default or Margin Deficit shall exist on the date of Seller’s request to extend or on the then current Facility Termination Date, (ii) all representations and warranties in the Transaction Documents shall be true, correct, complete and accurate in all respects as of the then current Facility Termination Date (except as set forth in any Requested Exception Report), and (iii) on or before the then current Facility Termination Date, Seller shall have paid the Extension Fee to Buyers.

(p) Any and all payments by or on account of any obligation of Seller under this Agreement or any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law (including FATCA). If any applicable law (as determined in the good faith discretion of Seller or Administrative Agent, as applicable) requires the deduction or withholding of any Tax from any such payment by Seller or Administrative Agent, then Seller or Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 3(p)) the applicable Buyer or Assignee receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(q) Seller shall timely pay, without duplication, (i) any Other Taxes imposed on such Seller to the relevant Governmental Authority in accordance with applicable law, and (ii) any Other Taxes imposed on Buyers or Assignee upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes.

(r) As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Article 3, Seller shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(s) Seller shall indemnify each Buyer and each Assignee, within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article 3(s) or Article 3(p)) payable or paid by such Buyer or Assignee or required to be withheld or deducted from a payment to such Buyer or Assignee and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Administrative Agent and such Buyer or Assignee shall be conclusive absent manifest error.

(t) Any Buyer or Assignee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Seller and Administrative Agent, at the time or times reasonably requested by Seller or Administrative Agent, such properly completed and executed documentation reasonably requested by Seller or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, such Buyer or Assignee, if reasonably requested by Seller or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller or Administrative Agent as will enable Seller or Administrative Agent to determine whether or not such Buyer or Assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Articles 3(t)(A), (B) and (D) below) shall not be required if in such Buyer’s or Assignee’s reasonable judgment such completion, execution or submission would subject such Buyer or such Assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or such Assignee.

Without limiting the generality of the foregoing:

(A) (1) any Buyer or any Assignee that is a U.S. Person shall deliver to Seller and Administrative Agent on or prior to the date on which such Buyer or such Assignee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W 9 certifying that such Buyer or such Assignee is exempt from U.S. federal backup withholding tax and (2) Administrative Agent, on or before the date first set forth above, and any successor Administrative Agent, on or before the date that such successor Administrative Agent becomes Administrative Agent, and from time to time thereafter upon the reasonable request of Seller, shall deliver to Seller executed originals of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax;

(B) any Foreign Buyer or Foreign Assignee shall, to the extent it is legally entitled to do so, deliver to Seller and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer or Foreign Assignee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Seller or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Buyer or Foreign Assignee claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8-BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Buyer or Foreign Assignee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit VIII-A to the effect that such Foreign Buyer or Foreign Assignee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Buyer or Foreign Assignee is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit VIII-B or Exhibit VIII-C,

IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Assignee or Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Assignee or Foreign Buyer are claiming the portfolio interest exemption, such Foreign Assignee or Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit VIII-D on behalf of each such direct and indirect partner;

(C) any Foreign Buyer or Foreign Assignee shall, to the extent it is legally entitled to do so, deliver to Seller and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer or Foreign Assignee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Seller or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Buyer or Assignee under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer or Assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or Assignee shall deliver to Seller or Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Seller or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller or Administrative Agent as may be necessary for Seller and Administrative Agent to comply with their obligations under FATCA and to determine that such Buyer or Assignee has complied with such Buyer or Assignee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Buyer and Assignee, as well as Administrative Agent, agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller (and Administrative Agent, if applicable) in writing of its legal inability to do so.

(u) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Article 3(p) or Article 3(s) (including by the payment of additional amounts pursuant to Article 3(p) or Article 3(s)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Article 3(p) or Article 3(s) with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 3(u) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 3(u), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 3(u) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(v) Each party’s obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, any Buyer or Assignee, the termination of the Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.

(w) If any Buyer or Assignee requests compensation under this Article 3 or, if Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Assignee or any Governmental Authority for the account of any Buyer or Assignee pursuant to Article 3, or if any Buyer or Assignee defaults in its obligations under this Agreement, then Seller may, at its sole expense and effort, upon notice to Administrative Agent and such Buyer or Assignee, either (A) require such Buyer or Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 17), all its interests, rights (other than its existing rights to payments pursuant to Articles 3(j) or (f)) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may include (1) another Buyer, if a Buyer accepts such assignment or (2) another office, branch or affiliate of the Buyer or Assignee that is requesting compensation under this Article 3) or (B) repurchase such Buyer’s interest in each of the Purchased Assets in accordance with Article 3(e) (and in such event, no Exit Fee shall be payable by Seller); provided that, in either case, (i) such assigning Buyer shall have received payment of an amount equal to the Repurchase Price for all Transactions, Price Differential accreted with respect thereto, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding Repurchase Price principal and accreted Price Differential and fees) or Seller (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Article 3(j) or payments required to be made pursuant to Article 3(f), such assignment will result in a reduction in such compensation or payments. A Buyer or Assignee shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Buyer or Assignee or otherwise, the circumstances entitling Seller to require such assignment and delegation cease to apply.

(x) On any Business Day prior to the Repurchase Date, Seller shall have the right, from time to time, to transfer cash to Administrative Agent, on behalf of Buyers, for the purpose of reducing the outstanding Purchase Price of any such Purchased Asset without terminating the Transaction and without release of any Purchased Items; provided, that (i) any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of all unpaid accrued Price Differential as of the applicable Business Day on the amount of such reduction, (ii) Seller provides Administrative Agent with one (1) Business Day prior notice with respect to any reduction in outstanding Purchase Price occurring on any date that is not a Remittance Date, and (iii) Seller may only transfer cash in respect of a particular Purchased Asset no more than two (2) times per calendar month. In connection with any such reduction of outstanding Purchase Price pursuant to this Article 3(x), Administrative Agent and Seller shall modify the existing Confirmation for the Transaction to set forth the new Advance Rate and outstanding Purchase Price for such Purchased Asset. Any transfer of cash made pursuant to this Article 3(x) shall be in an amount equal to or greater than $1,000,000.

(y) If at any time prior to the Repurchase Date Buyer’s Margin Amount for any Purchased Asset is greater than the Repurchase Price for such Purchased Asset (“Margin Availability”), Seller may, on any Business Day, submit to Administrative Agent a request that Administrative Agent transfer cash to Seller so as to increase the outstanding Purchase Price for such Purchased Asset in the amount (not to exceed the Margin Availability) requested by Seller (a “Margin Availability Advance”). The Margin Availability Advance shall be funded by Administrative Agent, on behalf of Buyers, on the date requested by Seller (which requested funding date shall be one (1) Business Day following the date of Seller’s delivery of a request for a Margin Availability Advance if such request for a Margin Availability Advance is delivered by 3:00 p.m. New York City time on any Business Day). It shall be a condition to Administrative Agent’s obligation to make any Margin Availability Advance that (i) as of the funding of such Margin Availability Advance, no Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such Margin Availability Advance, (ii) the funding of the Margin Availability Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Maximum Facility Amount, and (iii) a Margin Availability Advance shall be available no more than three (3) times per calendar month. In connection with any funding of a Margin Availability Advance pursuant to this Article 3(y), Administrative Agent and Seller shall modify the existing Confirmation for the applicable Transaction to set forth the new Advance Rate and outstanding Purchase Price for such Purchased Asset. Any Margin Availability Advance shall be in an amount equal to or greater than $1,000,000.

(z) Subject to Article 4, at any time prior to the Repurchase Date, in the event a future funding is made or is to be made by Seller pursuant to the Purchased Asset Documents for a Future Funding Purchased Asset, Seller may submit to Administrative Agent a request that Administrative Agent, on behalf of Buyers, transfer cash to Seller in an amount not to exceed the Maximum Advance Rate multiplied by the amount of such future funding (a “Future Funding Advance”), which Future Funding Advance shall increase the outstanding Purchase Price for such Purchased Asset. Provided that (i) as of the funding of such Future Funding Advance, no Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such Future Funding Advance, (ii) the funding of the Future Funding Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Maximum Facility Amount, (iii) the Future Funding Advance would not cause the Purchase Price of the applicable Future Funding Purchased Asset or the aggregate Purchase Price of all Purchased Assets, in either such case, to exceed the Concentration Limit and (iv) Seller shall have demonstrated to Administrative Agent’s reasonable satisfaction that all conditions to the future funding under the Purchased Asset Documents have been satisfied, Administrative Agent, on behalf of Buyers, shall transfer cash to Seller as provided in this Article 3(z) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following the delivery of a request for such Future Funding Advance from Seller and the close of business on the Business Day immediately following the Business Day on which Administrative Agent reasonably determines that the conditions precedent to Administrative Agent’s obligation to make any Future Funding Advance as set forth in this Article 3(z) have been satisfied (or, in Administrative Agent’s sole discretion, waived). In connection with any funding of a Future Funding Advance pursuant to this Article 3(z), Administrative Agent and Seller shall modify the existing Confirmation for the applicable Transaction to set forth the new Advance Rate and outstanding Purchase Price for such Purchased Asset and any other modifications to the terms set forth on the existing Confirmation. Any Future Funding Advance shall be in an amount equal to or greater than $1,000,000. Notwithstanding anything to the contrary herein, Administrative Agent shall not be obligated to make any Future Funding Advance unless Seller has previously or simultaneously with Administrative Agent’s funding of a Future Funding Advance funded or caused to be funded to the underlying borrower (or to an escrow agent or as otherwise directed by the underlying borrower) in respect of such Purchased Asset.

(aa) Seller shall pay to Administrative Agent, on behalf of Buyers, fees in consideration of the arrangement and administration of this Agreement and the Transactions to the extent applicable in each case, which fees shall be payable in amounts and on the dates agreed to between Seller and Administrative Agent in the Fee Letter.

(bb) (i) Seller may effectuate Starwood Pari Passu Reallocations with respect to Starwood Pari Passu Purchased Assets from time to time; provided that in no event shall Seller consummate more than two (2) Starwood Pari Passu Reallocations (it being acknowledged that Starwood Pari Passu Reallocations effectuated with respect to two (2) or more Starwood Pari Passu Purchased Assets on or about the same date shall be considered one transaction for purposes of the foregoing limitation) in any calendar month. If a Starwood Pari Passu Reallocation for any Starwood Pari Passu Purchased Asset results in an increase in the principal balance of such Starwood Pari Passu Purchased Asset, the applicable Seller may request that Administrative Agent (i) increase the maximum Purchase Price for such Starwood Pari Passu Purchased Asset to reflect such principal increase (a “SPP Maximum Purchase Price Increase”) (but in no event shall such Starwood Pari Passu Maximum Purchase Price Increase cause such maximum Purchase Price to exceed the SPP Mortgage Loan Maximum Purchase Price for the related Starwood Pari Passu Mortgage Loan) and (ii) make an additional advance (an “SPP Additional Advance”) in a specified amount up to the Margin Excess for such Starwood Pari Passu Purchased Asset after giving effect to such Starwood Pari Passu Maximum Purchase Price Increase. Administrative Agent’s obligation to make any SPP Additional Advance shall be subject to satisfaction of all of the following conditions (collectively, the “SPP Additional Advance Conditions”):

(A) as of the funding of such SPP Additional Advance, no Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such SPP Additional Advance;

(B) the funding of the SPP Additional Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Maximum Facility Amount;

(C) the SPP Additional Advance would not cause the Purchase Price of the applicable Starwood Pari Passu Purchased Asset or the aggregate Purchase Price of all Purchased Assets, in either such case, to exceed the Concentration Limit;

(D) Seller shall have given Administrative Agent not less than three (3) Business Days’ prior written notice of the applicable Starwood Pari Passu Reallocation which notice shall include the then outstanding principal balance of the related Starwood Pari Passu Mortgage Loan, and the respective principal balances of the applicable Starwood Pari Passu Participation Interest and Companion Interests both before and after giving effect to such Starwood Pari Passu Reallocation, and the terms of same shall be acceptable to Administrative Agent in its sole good faith discretion;

(E) Administrative Agent and Seller shall have modified the existing Confirmation for the applicable Transaction to set forth any revised terms for the applicable Starwood Pari Passu Purchased Asset; and

(F) Seller shall have delivered to Administrative Agent copies of all amendments or modifications of the related Starwood Pari Passu Participation Agreement entered into in connection with the applicable Starwood Pari Passu Reallocation, which amendments and modifications shall be in form and substance acceptable to Administrative Agent in its sole good faith discretion.

(ii) Provided that the SPP Additional Advance Conditions are satisfied, Administrative Agent, on behalf of Buyers, shall transfer cash to Seller as provided in this Article 3(bb) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following the delivery of a request for such SPP Additional Advance from Seller and the close of business on the Business Day immediately following the Business

Day on which Administrative Agent reasonably determines that the conditions precedent to Administrative Agent’s obligation to make any SPP Additional Advance as set forth in this Article 3(bb) have been satisfied (or, in Administrative Agent’s sole discretion, waived). In connection with any funding of an SPP Additional Advance pursuant to this Article 3(bb), Administrative Agent and Seller shall modify the existing Confirmation for the applicable Transaction to set forth (v) the new Advance Rate and outstanding Purchase Price for such Starwood Pari Passu Purchased Asset, (w) the then outstanding principal balance of the related Starwood Pari Passu Mortgage Loan, (x) the adjusted principal balances of the Starwood Pari Passu Purchased Asset and Companion Interests after giving effect to the applicable Starwood Pari Passu Reallocation, (y) the SPP Mortgage Loan Maximum Purchase Price and (z) any other revised terms for such Transaction. Any SPP Additional Advance shall be in an amount equal to or greater than $1,000,000.

(iii) If a Starwood Pari Passu Reallocation for any Starwood Pari Passu Purchased Asset results in a decrease in the principal balance of such Starwood Pari Passu Purchased Asset, prior to or simultaneously with such Starwood Pari Passu Reallocation, Seller shall pay to Administrative Agent, on behalf of Buyers, any amounts necessary to reduce the Purchase Price of the related Starwood Pari Passu Purchased Asset to Buyers’ Margin Amount for such Starwood Pari Passu Purchased Asset, and Administrative Agent and Seller shall modify the existing Confirmation for the applicable Transaction to set forth (v) the new Advance Rate and outstanding Purchase Price for such Starwood Pari Passu Purchased Asset, (w) the then outstanding principal balance of the related Starwood Pari Passu Mortgage Loan, (x) the adjusted principal balances of the Starwood Pari Passu Purchased Asset and Companion Interests after giving effect to the applicable Starwood Pari Passu Reallocation, (y) the SPP Mortgage Loan Maximum Purchase Price and (z) any other revised terms for such Transaction.

(cc) (i) Seller may effectuate Starwood Pari Passu Conversions with respect to Purchased Assets from time to time; provided that in no event shall Seller consummate more than two (2) Starwood Pari Passu Conversions in any calendar month. Any such Starwood Pari Passu Conversion and any SPP Additional Advance requested by Seller in connection therewith shall be subject to satisfaction of all of the following conditions (collectively, the “SPP Pari Passu Conversion Conditions”):

(A) as of the date of such Starwood Pari Passu Conversion and funding of any applicable SPP Additional Advance, no Margin Deficit, Default or Event of Default has occurred and is continuing or would result therefrom;

(B) the funding of any applicable SPP Additional Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Maximum Facility Amount;

(C) the funding of any applicable SPP Additional Advance would not cause the Purchase Price of the applicable Starwood Pari Passu Purchased Asset or the aggregate Purchase Price of all Purchased Assets, in either such case, to exceed the Concentration Limit;

(D) Seller shall have given Administrative Agent not less than three (3) Business Days’ prior written notice of the applicable Starwood Pari Passu Conversion which notice shall include the then outstanding principal balance of the related Starwood Pari Passu Mortgage Loan, and the proposed principal balances of the applicable Starwood Pari Passu Participation Interest and Companion Interests after giving effect to such Starwood Pari Passu Conversion, and the terms of same shall be acceptable to Administrative Agent in its sole good faith discretion;

(E) Administrative Agent and Seller shall have modified the existing Confirmation for the applicable Transaction to set forth any revised terms for the applicable Starwood Pari Passu Purchased Asset;

(F) Seller shall have delivered to Administrative Agent copies of the related Starwood Pari Passu Participation Agreement entered into in connection with the applicable Starwood Pari Passu Conversion, which Starwood Pari Passu Participation Agreement shall be in form reasonably acceptable to Administrative Agent and Seller;

(G) if the related Starwood Pari Passu Mortgage Loan contains one or more participation interests with obligations to make future advances (each, a “Future Advance Pari Passu Participation Interest”), such Future Advance Pari Passu Participation Interests shall be transferred to Buyer in accordance with the terms and provisions hereof; and

(H) the related Mortgage Note shall have been delivered to Administrative Agent or to the Custodian, and if the related Starwood Pari Passu Participation Interest has been certificated, Seller has delivered to Administrative Agent or the Custodian the original Participation Certificate evidencing such Starwood Pari Passu Participation Interest. To the extent additional documents are delivered to Custodian relating to such Starwood Pari Passu Participation Interest, Administrative Agent shall have received an Asset Schedule and Exception Report (as defined in the Custodial Agreement) duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of the Starwood Pari Passu Participation Interest.

(ii) In connection with any Starwood Pari Passu Conversion pursuant to this Article 3(cc), Administrative Agent and Seller shall modify the existing Confirmation for the applicable Transaction to set forth (v) the new Advance Rate and outstanding Purchase Price for such Starwood Pari Passu Purchased Asset, (w) the then outstanding principal balance of the related Starwood Pari Passu Mortgage Loan, (x) the adjusted principal balances of the Starwood Pari Passu Purchased Asset and Companion Interests after giving effect to the applicable Starwood Pari Passu Reallocation, (y) the SPP Mortgage Loan Maximum Purchase Price and (z) any other revised terms for such Transaction. Any related SPP Additional Advance shall be in an amount equal to or greater than $1,000,000.

(iii) If a Starwood Pari Passu Conversion (and any associated reduction in the principal balance of related Starwood Pari Passu Purchased Asset from the principal balance of the Purchased Asset prior to such Starwood Pari Passu Conversion) results in the Repurchase Price of the related Starwood Pari Passu Purchased Asset to be less than Buyers’ Margin Amount for such Starwood Pari Passu Purchased Asset, then, prior to effectuating any such Starwood Pari Passu Conversion, Seller shall pay such amounts necessary to reduce the related Purchase Price to Buyers’ Margin Amount for such Starwood Pari Passu Purchased Asset.

(iv) In no event shall there be more than three (3) Transactions involving Starwood Pari Passu Purchased Assets outstanding under this Agreement at any time.

(v) In the event any Starwood Pari Passu Purchased Asset shall fail to satisfy the parameters of a “Starwood Pari Passu Participation Interest” as set forth in the definition thereof, such Starwood Pari Passu Purchased Asset shall not be an Eligible Asset, and Seller shall repurchase such Starwood Pari Passu Purchased Asset in the manner provided in Article 12(c) hereof.

(vi) If Administrative Agent shall fail to approve any proposed Starwood Pari Passu Conversion or any proposed Starwood Pari Passu Reallocation, Seller shall have the right to repurchase the affected Purchased Asset in accordance with the provisions of Article 3(f) hereof (other than the required notice to Buyer thereunder), without payment of any Exit Fee.

(dd) The Maximum Facility Amount may be increased to up to $250,000,000.00, provided that the Facility Increase Conditions (as defined below) are satisfied. For the purposes of this Section 3(dd), “Facility Increase Conditions” shall mean:

(i) Seller shall have delivered to Administrative Agent a written request at least thirty (30) days prior to any increase being effectuated;

(ii) the increase shall be in one increment of Fifty Million Dollars ($50,000,000);

(iii) no Default, Event of Default or Margin Deficit has occurred and is continuing or would result from such increase in the Maximum Facility Amount;

(iv) all representations and warranties in the Transaction Documents shall be true, correct, complete and accurate in all respects (except as set forth in any Requested Exception Report) as of the date of the request for such increase and as of the effective date of such increase;

(v) Administrative Agent, on behalf of Buyers, Seller and Guarantor shall execute an amendment to this Agreement to reflect the increased Maximum Facility Amount and Seller shall deliver a legal opinion with respect to the corporate authority and enforceability of such amendment; and

(vi) Seller shall have paid to Administrative Agent, on behalf of Buyers, the Facility Increase Fee on or prior to the effective date of such increase.

ARTICLE 4.

MARGIN MAINTENANCE

(a) Administrative Agent, on behalf of Buyers, may determine and re-determine Buyers’ Margin Amount for any Purchased Asset on any Business Day and on as many Business Days as it may elect solely for internal purposes. Upon the occurrence and during the continuance of a Margin Credit Event with respect to any Purchased Asset and if at any time Buyers’ Margin Amount for all Purchased Assets is less than the aggregate Repurchase Price for all Purchased Assets (a “Margin Deficit”), Administrative Agent may by notice to Seller in the form of Exhibit VII (a “Margin Deficit Notice”) require Seller to either: (i) repurchase the Purchased Asset giving rise to such Margin Deficit at its Repurchase Price, (ii) make a payment in reduction of the outstanding Purchase Price for such Purchased Asset, (iii) reallocate the outstanding Purchase Price among all Purchased Assets, or (iv) choose any combination of the foregoing, as Seller may elect, such that, after giving effect to such transfers, repurchases and payments, Buyers’ Margin Amount for all Purchased Assets, shall be equal to or greater than the aggregate Repurchase Price for all Purchased Assets; provided, that, unless an Event of Default has occurred and is continuing, Seller shall not be required to cure a Margin Deficit unless and until the aggregate Margin Deficit equals or exceeds $1,000,000 on the date the Margin Deficit Notice is delivered. Seller shall perform the obligations under this Article 4(a) not later than two (2) Business Days after receipt of the Margin Deficit Notice, provided that the Margin Deficit Notice is received prior to 12:00 p.m. on a Business Day or not later than three (3) Business Days after receipt of the Margin Deficit Notice if the Margin Deficit Notice is received after 12:00 p.m. on a Business Day.

(b) The failure of Administrative Agent, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Administrative Agent to do so at a later date. Seller and Administrative Agent each agree that a failure or delay by Administrative Agent to exercise its rights hereunder shall not limit or waive Administrative Agent’s or any Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(c) In addition to the Appraisals delivered by Seller in accordance with Article 11(aa), Administrative Agent shall have the right to require additional Appraisals, as applicable from time-to-time relating to any or all of the Purchased Assets; provided that (i) Administrative Agent shall not require Appraisals with respect to any Purchased Asset more than once in any twelve (12) month period, and (ii) to the extent Administrative Agent requires Appraisals with respect to any Purchased Asset more than once in any twelve (12) month period, Administrative Agent shall bear the cost of such Appraisal. Administrative Agent shall request such additional Appraisals in writing and Seller shall procure and deliver such requested Appraisals within twenty (20) Business Days of receipt of such request (or such other time period as determined by Administrative Agent in its sole discretion). In the event that any additional Appraisals relating to a Purchased Asset and requested pursuant to this Article 4(c), when considered together with the other criteria used to determine Market Value in accordance with this Agreement, results in a Margin Deficit relating to the applicable Purchased Asset, then the cost of such additional valuation shall be an obligation of Seller. In the event that any additional Appraisals relating to a Purchased Asset and requested pursuant to this Article 4(c), when considered together with the other criteria used to determine Market Value in accordance with this Agreement, does not result in a Margin Deficit relating to the applicable Purchased Asset, then the cost of such additional appraisal or valuation shall be an obligation of Administrative Agent.

ARTICLE 5.

INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) Each Depository Account shall be established at the applicable Depository and shall be subject to the applicable Depository Agreement. Pursuant to the Depository Agreement, Administrative Agent, on behalf of Buyers, shall have sole dominion and control over the Depository Account. Each Depository Account shall, at all times, be subject to the applicable Depository Agreement. All Income in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income shall be deposited directly by the Primary Servicer (or by any other servicer to the extent any Purchased Asset is not serviced by the Primary Servicer) into the Depository Account in accordance with the applicable Re-Direction Letter. Depository shall then apply such Income in accordance with the applicable provisions of Articles 5(c) and (d) of this Agreement.

(b) For all Purchased Assets, Seller shall deliver to each servicer or trustee, as applicable, with respect to such Purchased Asset an irrevocable direction letter in the form of Exhibit XII (each, a “Re-Direction Letter”), instructing the applicable servicer or trustee, as applicable, with respect to such Purchased Asset to pay all Income payable under the related Purchased Asset into the Depository Account. If any such servicer or trustee, as applicable, with respect to the Purchased Asset forwards any Income with respect to a Purchased Asset to Seller or its Affiliate, Seller shall, or shall cause such Affiliate to, deliver an additional Re-Direction Letter to the applicable servicer or trustee, as applicable, with respect to the Purchased Asset and make other best efforts to cause such party to forward such amounts directly to the applicable Depository Account.

(c) So long as no Event of Default or Margin Deficit with respect to any Purchased Asset shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Assets (other than scheduled or unscheduled Principal Payments and net sale proceeds) during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i) first, to Administrative Agent, on behalf of Buyers, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date;

(ii) second, to Administrative Agent, on behalf of Buyers, an amount equal to any other amounts then due and payable to Administrative Agent, Buyers or any of their respective Affiliates under any Transaction Document; and

(iii) third, to Seller, the remainder, if any.

(d) So long as no Event of Default or Margin Deficit shall have occurred and be continuing, any Principal Payments shall be applied by the Depository on the Business Day following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i) first, to Administrative Agent, on behalf of Buyers, until the Purchase Price for such Purchased Asset has been reduced to Buyers’ Margin Amount for such Purchased Asset as of the date of such payment (as determined by Administrative Agent after giving effect to such Principal Payment and application of net sales proceeds, if applicable);

(ii) second, to Administrative Agent, on behalf of Buyers, an amount equal to any other amounts due and owing to Administrative Agent, Buyers or any of their respective Affiliates under any Transaction Document; and

(iii) third, to Seller, any remainder.

(e) If Administrative Agent shall have determined that a Margin Deficit shall have occurred and be continuing, but no Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Payments or any other amounts received, without regard to their source) received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i) first, to Administrative Agent, on behalf of Buyers, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day;

(ii) second, to Administrative Agent, on behalf of Buyers, an amount to reduce the Repurchase Price of the Purchased Asset giving rise to such Margin Deficit until the Repurchase Price for such Purchased Asset has been reduced to Buyers’ Margin Amount as of the date of such payment (as determined by Administrative Agent after giving effect to all Principal Payments and application of net sale proceeds, if any, on such day);

(iii) third, to Administrative Agent, on behalf of Buyers, an amount equal to any other amounts due and owing to Administrative Agent, Buyers or any of their respective Affiliates under any Transaction Document; and

(iv) fourth, to Seller, any remainder.

(f) If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Payments or any other amounts received, without regard to their source) received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i) first, to Administrative Agent, on behalf of Buyers, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day;

(ii) second, to Administrative Agent, on behalf of Buyers, on account of the Repurchase Price of such Purchased Asset until the Repurchase Price has been reduced to zero;

(iii) third, to Administrative Agent, on behalf of Buyers, an amount equal to any other amounts due and owing to Administrative Agent or its Affiliates under any Transaction Document, including, without limitation, (a) the entire Repurchase Price on all Purchased Assets (regardless of acceleration or otherwise of Seller’s obligations), and (b) all out-of-pocket costs of collection incurred by Administrative Agent in connection with enforcement of Administrative Agent’s and Buyers’ rights and remedies under this Agreement and all of the other Transaction Documents; and

(iv) fourth, to Seller, any remainder.

For the avoidance of doubt, the obligations hereunder shall be fully recourse to Seller.

ARTICLE 6.

SECURITY INTEREST

(a) Administrative Agent, Buyers and Seller intend that the Transactions hereunder be sales to Administrative Agent, on behalf of Buyers, of the Purchased Assets and not loans from Buyers to Seller secured by the Purchased Assets (other than for U.S. federal, state and local and foreign income and franchise Tax purposes as more fully described in Article 21(g)). However, in order to preserve Administrative Agent’s and Buyers’ rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations (including obligations for which it is jointly liable) to Administrative Agent and Buyers under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Administrative Agent, on behalf of Buyers, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Administrative Agent, on behalf of Buyers, to secure the payment of the Repurchase Price on all Transactions to which it is a party or in respect of which it is jointly liable and all other amounts owing by it to Buyers hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents, and any other obligation of Seller to Administrative Agent and Buyers under the Transaction Documents (collectively, the “Repurchase Obligations”). Seller agrees to mark its computer records and tapes to evidence the interests granted to Administrative Agent, on behalf of Buyers, hereunder. All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i) the Purchased Assets;

(ii) the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, insurance policies relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(iii) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(iv) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b) Without limiting Article 6(a) hereto, to secure payment of the Repurchase Obligations owing to Buyers, Seller hereby grants to Administrative Agent, on behalf of Buyers, a security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, hereinafter referred to as the “Collateral”:

(i) any and all interests of Seller in, to and under the Depository Account and all monies from time to time on deposit in the Depository Account;

(ii) the Purchased Items;

(iii) all servicing fees and rights relating to the Purchased Assets and all Servicing Records; and

(iv) any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing.

(c) Intentionally omitted.

(d) The security interest of Administrative Agent, on behalf of Buyers, in the Collateral shall terminate only upon termination of Seller’s obligations under this Agreement and the other Transaction Documents including, for the avoidance of doubt, Seller repurchasing each Purchased Asset and obligations for which it is jointly liable. For the avoidance of doubt, the security interest of Administrative Agent, on behalf of Buyers, in the Collateral shall not terminate upon Administrative Agent’s determination of the Market Value of any Purchased Asset to be zero. Upon such termination, Administrative Agent shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release Administrative Agent’s security interest in the Collateral. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York and Delaware Uniform Commercial Code (the “UCC”). Administrative Agent, on behalf of Buyers, shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC. In furtherance of the foregoing, (a) Administrative Agent, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be requested by Administrative Agent to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Administrative Agent hereunder). Seller hereby authorizes Administrative Agent to file UCC financing statements naming Seller as debtor and Administrative Agent as secured party and describing the collateral covered thereby as “all assets of debtor whether now owned or hereafter acquired or arising”.

(e) Seller acknowledges that neither it nor Guarantor has rights to service the Purchased Assets but only has rights as a party to the Primary Servicing Agreement or any other servicing agreement with respect to the Purchased Assets. Without limiting the generality of the foregoing and in the event that Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each of Seller and Guarantor grants, assigns and pledges to Administrative Agent, on behalf of Buyers, a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

ARTICLE 7.

PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Asset shall be transferred to Administrative Agent or its designee (including the Custodian), on behalf of Buyers, against the simultaneous transfer of the Purchase Price in immediately available funds to an account of Seller or, at Seller’s option, an Acceptable Attorney pursuant to an escrow letter or other undertaking approved by Administrative Agent, in its sole discretion, specified in the Confirmation relating to such Transaction (other than for U.S. federal, state and local and foreign income and franchise Tax purposes as more fully described in Article 21(g)).

(b) On or before each Purchase Date, Seller shall deliver or cause to be delivered the Purchased Asset File to the Custodian in accordance with the Custodial Agreement or to one or more Acceptable Attorneys, each pursuant to a Bailee Letter, whereby the named bailee shall hold the originals of the Purchased Asset Files on behalf of Administrative Agent in accordance with the Bailee Letter or Custodial Agreement until such time as bailee delivers the Purchased Asset File to the Custodian and shall cause the applicable Release Letter to be delivered to the Custodian (or Bailee, as applicable). Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to Administrative Agent a copy or original of each document as specified in the Purchased Asset File, pertaining to each of the Purchased Assets relating to each Transaction, together with any other documentation in respect of such Purchased Asset requested by Administrative Agent, in Administrative Agent’s sole but good faith discretion.

(c) From time to time, Seller shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents on behalf of Administrative Agent, on behalf of Buyers, and as Administrative Agent, on behalf of Buyers, shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Administrative Agent, on behalf of Buyers, a true copy thereof. Seller shall deliver such original documents to Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Administrative Agent, on behalf of Buyers, or its designee (including Custodian), Seller shall execute an omnibus Power of Attorney to Administrative Agent, on behalf of Buyers, substantially in the form of Exhibit IV attached hereto, irrevocably appointing Administrative Agent, on behalf of Buyers, its attorney-in-fact with full power to (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note,

Mezzanine Note, limited liability company membership certificate or Participation Certificate (as applicable) and (iii) take such other steps as may be necessary or desirable to enforce Administrative Agent, on behalf of Buyers, rights against any Purchased Assets and the related Purchased Asset Files and the Servicing Records. Administrative Agent, on behalf of Buyers, shall deposit the Purchased Asset Files representing the Purchased Assets, or cause the Purchased Asset Files to be deposited directly, with Custodian to be held by Custodian on behalf of Administrative Agent, on behalf of Buyers. The Purchased Asset Files shall be maintained in accordance with Custodial Agreement. Any Purchased Asset File not delivered to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) is and shall be held in trust by Seller or its designee for the benefit of Administrative Agent, on behalf of Buyers, as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Administrative Agent, on behalf of Buyers, or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Administrative Agent, on behalf of Buyers, for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Administrative Agent, on behalf of Buyers. Seller or its designee (including Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Administrative Agent, on behalf of Buyers,, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller or is pursuant to the order of a court of competent jurisdiction.

(d) Administrative Agent hereby grants to Seller a revocable option to vote, take corporate actions and exercise any rights in connection with the Purchased Assets, so long as no Event of Default has occurred and is continuing. Upon the occurrence and during the continuation of an Event of Default, and subject to the provisions of the Purchased Asset Documents, upon notice from Administrative Agent to Seller, the revocable option discussed above shall automatically terminate and thereafter, for so long as such Event of Default exists, Administrative Agent shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, to the extent Seller controls or is entitled to control selection of any servicer, Administrative Agent may transfer any or all of such servicing to an entity satisfactory to Administrative Agent).

(e) Notwithstanding the rights granted to Seller pursuant to clause (d) above, Seller shall not, and shall not permit any security trustee, Primary Servicer or any other servicer of any Purchased Asset to consent to any Significant Modification relating to the Purchased Assets without the prior written consent of Administrative Agent, which consent shall be in Administrative Agent’s sole discretion.

ARTICLE 8.

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to all Purchased Assets shall pass to Administrative Agent, on behalf of Buyers, on the applicable Purchase Date, and Administrative Agent shall have free and unrestricted use of all Purchased Assets (other than for U.S. federal, state and local and foreign income and franchise Tax purposes as more fully described in Article 21(g)), subject, however, to the terms of this Agreement. Subject to the provisions of Article 17 and Article 21(g), nothing in this Agreement or any other Transaction Document shall preclude Administrative Agent from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets, in each case, with Eligible Assignees, as long as no such action shall cause the tax owner of the Purchased Assets not to be Seller (or the Guarantor, as the case may be), and provided that no such transaction shall relieve Administrative Agent of its obligations to transfer the Purchased Assets to Seller pursuant to Article 3 of this Agreement or of the obligation of Administrative Agent to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof, or of the obligation of Administrative Agent pursuant to Article 17 hereof.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Administrative Agent to segregate any Purchased Assets delivered to Administrative Agent by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller.

(c) Seller (and its Affiliates) shall not give notice of assignment to any underlying borrower or other obligor without the prior written consent of Administrative Agent and the parties agree and acknowledge that for the limited purposes of English law that the assignment contained in this clause is intended to take effect only as an equitable assignment unless Administrative Agent otherwise agrees or directs.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

(a) Each of Buyers, Administrative Agent and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction for the purchase of any Purchased Assets by Buyer from Seller and any Transaction hereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, Buyers, Administrative Agent and Seller shall each be deemed to repeat all the foregoing representations made by it.

(b) In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Administrative Agent and Buyers as of the date of this Agreement and will be deemed to represent and warrant to Administrative Agent and Buyers as of the Purchase Date for the purchase of any Purchased Assets by Administrative Agent, on behalf of Buyers, from Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv) Non Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Seller, (B) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (D) any applicable Requirement of Law to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(v) Litigation; Requirements of Law. As of the date hereof and as of the Purchase Date for any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller after due inquiry, threatened against Seller, Pledgor or Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller after due inquiry, threatened against Seller, Pledgor or Guarantor that is reasonably likely to result in any Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. Neither Seller, Pledgor nor Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(vi) No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than a Buyer or an Affiliate of a Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Administrative Agent, on behalf of Buyers, from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8 102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Administrative Agent on behalf of Buyers and, upon transfer of such Purchased Assets to Administrative Agent, on behalf of Buyers, Administrative Agent shall be the equitable owner of such Purchased Assets free of any adverse claim. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Administrative Agent, on behalf of Buyers, a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and Administrative Agent, on behalf of Buyers, shall have a valid, perfected first priority security interest in the Purchased Assets.

(viii) No Material Adverse Effect; No Defaults. There are no post-Transaction facts or circumstances that have a Material Adverse Effect on any Purchased Asset that Seller has not notified Administrative Agent of in writing. No Event of Default or to Seller’s Knowledge, Default has occurred or exists under or with respect to the Transaction Documents.

(ix) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x) Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A) As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Administrative Agent, on behalf of Buyers, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Administrative Agent, on behalf of Buyers, hereunder.

(B) The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Administrative Agent, on behalf of Buyers (other than for U.S. federal, state and local and foreign income and franchise Tax purposes as more fully described in Article 21(g)), or to create in favor of Administrative Agent, on behalf of Buyers, a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(C) Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, complete and correct, except to the extent disclosed in a Requested Exceptions Report.

(D) Upon the filing of financing statements on Form UCC-1 naming Administrative Agent, as the administrative agent for Buyers, as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdiction and recording office listed on Exhibit IX attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Items.

(E) Upon execution and delivery of the Depository Agreement, Administrative Agent, on behalf of Buyers, shall either be the owner of, or have a valid and fully perfected first priority security interest in, the Depository Account and all amounts at any time on deposit therein.

(xi) Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, or is presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(xii) Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration by Seller with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (B) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (C) the consummation of the transactions contemplated by this Agreement (other than consents, approvals and filings that have been obtained or made as applicable, and the filing of certain financing statements in respect of certain security interests).

(xiii) Organizational Documents. Seller has delivered to Administrative Agent certified copies of its organization documents, together with all amendments thereto, if any.

(xiv) Intentionally Omitted.

(xv) Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xvi) Taxes. Seller has timely filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all Taxes, which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Seller and each Affiliate of Seller have satisfied all of their withholding tax obligations. To Seller’s Knowledge after due inquiry, no tax Liens have been filed against any assets of Seller and no claims are currently being asserted in writing against Seller with respect to Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(xvii) Judgments/Bankruptcy. Except as disclosed in writing to Administrative Agent, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xviii) Solvency. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. As of the Purchase Date, Seller is not insolvent within the meaning of Section 101(32) of the Bankruptcy Code or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (A) will not cause the liabilities of Seller to exceed the assets of Seller, (B) will not result in Seller having unreasonably small capital, and (C) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment on behalf of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xix) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xx) Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under or context in which they were made.

(xxi) Financial Information. All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Administrative Agent is true, complete and correct in all material respects. All financial data concerning Seller has been prepared fairly in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Administrative Agent, there has been no change in the financial position of Seller or, to Seller’s Knowledge, the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have a Material Adverse Effect on Seller.

(xxii) Intentionally Omitted.

(xxiii) Servicing Agreements. Seller has delivered to Administrative Agent copies of all Servicing Agreements pertaining to the Purchased Assets and to the Knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no event of default exists thereunder.

(xxiv) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Administrative Agent or any Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxv) Anti-Money Laundering, Anti-Corruption and Economic Sanctions.

(a) Seller is in compliance, in all material respects, with the (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), and (C) the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 and any other applicable anti-bribery laws and regulations. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) Seller agrees that, from time to time upon the prior written request of Administrative Agent, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Administrative Agent may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001) and to fully effectuate the purposes of this Agreement; provided, however, that nothing in this Article 9(b)(xxv) shall be construed as requiring Administrative Agent to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Administrative Agent and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Administrative Agent and its Affiliates, that neither Seller, nor, any of its Affiliates, is a Prohibited Investor and Seller is not acting on behalf of or on behalf of any Prohibited Investor. Seller agrees to promptly notify Administrative Agent or a person appointed by Administrative Agent to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(xxvi) Intentionally Omitted.

(xxvii) Intentionally Omitted.

(xxviii) Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of any Buyer, of a bank holding company of which any Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which any Buyer is a Subsidiary, of any bank at which any Buyer maintains a correspondent account or of any lender which maintains a correspondent account with any Buyer.

(xxix) Office of Foreign Assets Control. Seller warrants, represents and covenants that neither Seller, any of its Affiliates or the Assets are or will be an entity or Person that is or is owned or controlled by a Person that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control, the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”). Seller covenants and agrees that, with respect to the Transactions under this Agreement, none of Seller or, to Seller’s Knowledge, any of its Affiliates will conduct any business, nor engage in any transaction, Assets or dealings, with any Person who is the subject of Sanctions. Seller further covenants and agrees that it will not, directly or indirectly, use the proceeds of the facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

(xxx) Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as specified on Annex I. Seller’s jurisdiction of organization is

Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral and Purchased Items, is its notice address. Seller may change its address for notices and for the location of its books and records by giving Administrative Agent written notice of such change.

(xxxi) Anti-Money Laundering Laws. Seller either (1) is entirely exempt from or (2) has otherwise fully complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (A) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(xxxii) Ownership. Seller is and shall remain at all times a wholly owned direct or indirect subsidiary of Guarantor.

ARTICLE 10.

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Administrative Agent:

(a) take any action that would directly or indirectly impair or adversely affect title of Administrative Agent to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of (including, without limitation, any effective transfer or other disposition or allocation among newly divided limited liability companies pursuant to a “plan of division” under the Delaware Limited Liability Company Act), or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Administrative Agent or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Administrative Agent, unless and until such Purchased Asset is repurchased by Seller in accordance with this Agreement;

(c) modify in any material respect any Servicing Agreements to which it is a party, without the consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed;

(d) create, incur or permit to exist any Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral or Purchased Items, whether now owned or hereafter acquired, other than the Liens granted by Seller pursuant to Article 6 of this Agreement and the Lien granted by Sponsor under the Pledge and Security Agreement or unless and until such Purchased Asset relating to such Purchased Items or Collateral is repurchased by Seller in accordance with this Agreement;

(e) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets (except in the ordinary course of business) without the consent of Administrative Agent in its sole discretion;

(f) consent or assent to any Significant Modification relating to the Purchased Assets or other agreement or instrument relating to the Purchased Assets;

(g) permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed;

(h) acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Administrative Agent therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder or unless such right or interest exists as of the Purchase Date for such Purchased Asset and is approved by Administrative Agent in writing;

(i) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and

(j) incur any Indebtedness other than pursuant to, and in accordance with, this Agreement and the other Transaction Documents.

ARTICLE 11.

AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a) Seller shall promptly notify Administrative Agent of any material adverse change (i) in the business operations and/or financial condition of Seller, Pledgor or Guarantor; (ii) impacting any Purchased Asset, including, without limitation, any adverse impact on maintaining regulatory compliance (including licensing) with respect to any such Purchased Asset, promptly after Seller has Knowledge thereof; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(b) Seller shall provide Administrative Agent with copies of such documents as Administrative Agent may reasonably request evidencing the truthfulness of the representations set forth in Article 9 to the extent such documents are in Seller’s possession.

(c) Seller shall (i) defend the right, title and interest of Administrative Agent in and to the Collateral and Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than Liens created in favor of Administrative Agent pursuant to the Transaction Documents), (ii) to the extent any additional limited liability company is formed by division of Seller pursuant to a “plan of division” under the Delaware Limited Liability Company Act (and without prejudice to Article 10(b)), Seller shall cause any such additional limited liability company to assign, pledge and grant to Administrative Agent, on behalf of the Buyers, all of its assets, and shall cause any owner of such additional limited liability company to pledge all of the Capital Stock and any rights in connection therewith of such additional limited liability company, to Administrative Agent on behalf of Buyers, in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by each Pledgor of all of each such Pledgor’s right, title and interest in all of the Capital Stock of the applicable Seller and any rights in connection therewith, in each case pursuant to the applicable Pledge and Security Agreement, and (iii) at Administrative Agent’s reasonable request, take all action necessary to ensure that Administrative Agent, on behalf of the Buyers, will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Administrative Agent and the Depository of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the immediately succeeding Business Day after obtaining actual Knowledge of such event.

(e) Intentionally Omitted.

(f) Seller shall promptly deliver to Administrative Agent (i) any notice of the occurrence of an event of default under the Purchased Asset Documents; (ii) any notice of transfer of servicing under the Purchased Asset Documents and (iii) any other information with respect to the Purchased Assets that may be reasonably requested by Administrative Agent from time to time to the extent such information is in Seller’s possession; provided, that, any notices required to be delivered to Administrative Agent pursuant to sub clause (i) shall be delivered to Administrative Agent not later than one (1) Business Day following receipt of same by Seller and any notices or information required to be delivered to Administrative Agent pursuant to sub clauses (ii) and (iii) shall be delivered to Administrative Agent not later than two (2) Business Days following receipt of same by Seller.

(g) Seller will permit Administrative Agent or its designated representative to inspect Seller’s records with respect to the Collateral and the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Administrative Agent or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Administrative Agent and Seller. Administrative Agent shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h) If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Administrative Agent’s agent, hold the same in trust for Administrative Agent and deliver the same forthwith to Administrative Agent (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Administrative Agent, if required, together with all related and necessary duly executed transfer documents to be held by Administrative Agent hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Administrative Agent, hold such money or property in trust for Administrative Agent, segregated from other funds of Seller, as additional collateral security for the Transactions.

(i) At any time from time to time upon the reasonable request of Administrative Agent, at the sole expense of Seller, Seller will (i) promptly and duly execute and deliver such further instruments and documents and take such further actions as Administrative Agent may request for the purposes of obtaining or preserving the full benefits of this Agreement including the perfected, first priority security interest required hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of such Seller (whether or not existing as of the Closing Date, any Purchase Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Administrative Agent may request). If any amount payable under or in connection with any of the Collateral or Purchased Items shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be immediately delivered to Administrative Agent, duly endorsed in a manner satisfactory to Administrative Agent, to be itself held as a Purchased Item and/or Collateral, as applicable, pursuant to this Agreement, and the documents delivered in connection herewith.

(j) Seller shall provide, or cause to be provided, to Administrative Agent and Buyers the following financial and reporting information:

(i) Within fifteen (15) calendar days after each month-end, a monthly reporting package substantially in the form of Exhibit III-A attached hereto (the “Monthly Reporting Package”);

(ii) Within sixty (60) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III-B attached hereto (the “Quarterly Reporting Package”);

(iii) Within ninety (90) calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit III-C attached hereto (the “Annual Reporting Package”); and

(iv) Upon Administrative Agent’s request, copies of Seller’s (if applicable) and Guarantor’s federal income tax returns, if any, delivered within 30 calendar days after the filing thereof.

(k) Seller shall make a representative available to Administrative Agent every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Administrative Agent and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Administrative Agent wishes to discuss with Seller.

(l) Seller shall and shall cause Guarantor and Pledgor to at all times (i) comply with all contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller, Guarantor or Pledgor or any of their respective assets and Seller shall do, and shall cause Guarantor and Pledgor to do, all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), in each case, to the extent that non-compliance would reasonably be likely to cause a Material Adverse Effect.

(m) Seller shall and shall cause Guarantor and Pledgor to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(n) Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, including Tax liabilities, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, other than any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; provided such contest operates to suspend collection of the contested tax and enforcement of a lien.

(o) Seller shall advise Administrative Agent in writing of the opening of any new chief executive office or the closing of any such office of Seller, Guarantor or Pledgor and of any change in Seller’s, Guarantor’s or Pledgor’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(p) Seller will maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account.

(q) Upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, Seller shall allow Administrative Agent to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Assets that either is in Seller’s possession or is available to Seller, (ii) examine, copy (at Administrative Agent’s expense) and make extracts from its books and records, to inspect any of its Properties, and (iii) discuss Seller’s business and affairs with its Responsible Officers.

(r) Intentionally omitted.

(s) Intentionally omitted.

(t) Seller shall:

(i) continue to engage in business of the same general type as now conducted by it or otherwise as approved by Administrative Agent prior to the date hereof and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses (if any) held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets);

(ii) pay and discharge all Taxes imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such Tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(iii) not cause or permit any Change of Control.

(u) Seller shall cause each servicer of a Purchased Asset to provide to Administrative Agent via electronic transmission, promptly upon request by Administrative Agent a Servicing Tape for the most recently ended quarter (or any portion thereof).

(v) Seller has not and will not, except in connection with the obligations contemplated under the Transaction Documents:

(i) engage in any business or activity other than the entering into and performing its obligations under the Transaction Documents, and activities incidental thereto;

(ii) acquire or own any assets other than (A) the Purchased Assets and Purchased Items and (B) such incidental personal property related thereto;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except in the ordinary course of its business) or change its legal structure;

(iv) (A) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable laws of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the provisions of its organizational documents, in each case without the prior written consent of Administrative Agent;

(v) own any subsidiary, or make any investment in, any Person;

(vi) commingle its assets with the assets of any other Person (excluding any consolidation of its financials with those of an Affiliate in accordance with GAAP), or permit any Affiliate or constituent party independent access to its bank accounts;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the debt incurred pursuant to this Agreement and the Transaction Documents and unsecured trade debt incurred in the ordinary course of business not to exceed $200,000 in the aggregate at any time outstanding;

(viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person (other than the other Seller in accordance with the Transaction Documents); except that Seller’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of Seller from such Affiliate and that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) Seller’s assets, liabilities and net worth shall also be listed on Seller’s own separate balance sheet;

(ix) except for capital contributions or capital distributions permitted under the terms and conditions of Seller’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Seller, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person (other than the other Seller in accordance with the Transaction Documents);

(xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person (in each case, other than the other Seller in accordance with the Transaction Documents);

(xii) except in connection with a Purchased Asset or a loan or asset being assessed by Administrative Agent as a potential Purchased Asset, make any loans or advances to any Person, or own any stock or securities of, any Person;

(xiii) fail to (A) file its own tax returns separate from those of any other Person, except to the extent Seller is treated as a “disregarded entity” for tax purposes and is not required to file separate tax returns under applicable Legal Requirements, and (B) pay any taxes required to be paid under applicable law; provided, however, that Seller shall not have any obligation to reimburse its equity holders or their Affiliates for any taxes that such equity holders or their Affiliates may incur as a result of any profits or losses of Seller;

(xiv) fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person (other than for Tax purposes), (B) conduct its business solely in its own name or (C) correct any known misunderstanding regarding its separate identity;

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(xvi) if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of one hundred percent (100%) of all directors or managers of Seller, including, without limitation, each Independent Director, commence any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding with respect to Seller;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses;

(xviii) fail to remain solvent or pay its own liabilities only from its own funds; provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(xix) acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx) have any employees;

(xxi) fail to maintain and use separate stationery, invoices and checks bearing its own name;

(xxii) have any of its obligations guaranteed by an Affiliate, other than Guarantor;

(xxiii) identify itself as a department or division of any other Person; or

(xxiv) except in connection with the Purchased Assets or a loan or asset being assessed by Administrative Agent as a potential Purchased Asset, buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(w) With respect to each Eligible Asset to be purchased hereunder that is an Eligible Asset, Seller shall notify Administrative Agent and Buyers in writing of the creation of any right or interest in such Eligible Asset or related mortgaged property that is senior to or pari passu with the rights and interests that are to be transferred to Administrative Agent on behalf of Buyer under this Agreement and the other Transaction Documents, and whether any such interest will be held or obtained by Seller or an Affiliate of Seller.

(x) Intentionally Omitted.

(y) Seller shall be solely responsible for the fees and expenses of the Custodian and the Acceptable Attorney, Depository and each servicer (including, without limitation, the Primary Servicer) of any or all of the Purchased Assets.

(z) Seller shall promptly, and in any event no less than ten (10) days after service of process on any of the following, provide Administrative Agent and Buyers written notice of any litigation, suit, arbitration, investigation (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or Guarantor or affecting any of their respective assets that (i) questions or challenges the validity and enforceability of any of the Transaction Documents or any action to be taken in connection with the transaction contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than (A) $100,000 with respect to Seller and (B) $25,000,000 with respect to Guarantor, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(aa) Upon request by Administrative Agent, by the date that is forty-five (45) days following each anniversary of the Purchase Date with respect to each Purchased Asset, Seller shall, at its sole cost and expense, procure and deliver an updated Appraisal, relating to each such Purchased Asset dated within ninety (90) days of the date on which it is delivered by Seller to Administrative Agent.

ARTICLE 12.

EVENTS OF DEFAULT; REMEDIES

(a) Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Seller or Guarantor shall fail to repurchase (A) Purchased Assets upon the applicable Repurchase Date or (B) a Defaulted Asset in accordance with Article 3(e)(iii);

(ii) Administrative Agent shall fail to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Administrative Agent on behalf of Buyers) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made);

(iii) Seller or Guarantor shall fail to cure any Margin Deficit in accordance with Article 4 of this Agreement;

(iv) Seller or Guarantor shall fail to make any payment not otherwise addressed under this Article 12(a) owing to Administrative Agent and Buyers that has become due, whether by acceleration or otherwise under the terms of this Agreement or the terms of the Pledge and Security Agreement, or the Guarantee, or the Fee Letter or any other Transaction Document, which failure is not remedied within three (3) Business Days after receipt of notice thereof from Administrative Agent;

(v) Seller shall default in the observance or performance of its obligation in any agreement contained in Article 10 of this Agreement and, such default shall not be cured within five (5) Business Days after notice by Administrative Agent to Seller thereof;

(vi) Intentionally Omitted;

(vii) an Act of Insolvency occurs with respect to Seller or Guarantor;

(viii) Seller or Guarantor shall admit in writing its inability to, or its intention not to, perform any of its obligations hereunder;

(ix) the Depository Agreement, the Pledge and Security Agreement, the Parent Guaranty and Indemnity or any other Transaction Document shall for whatever reason be terminated (except with Administrative Agent’s prior written consent) or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller, Guarantor or any counter-party thereto, as the case may be;

(x) Seller or Guarantor shall be in default under (A) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $100,000, with respect to Seller or $25,000,000, with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $100,000, with respect to Seller or $25,000,000, with respect to Guarantor; or (B) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $100,000, with respect to Seller or $25,000,000, with respect to Guarantor;

(xi) (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event (as so defined) or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xii) either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Administrative Agent to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Seller within five (5) Business Days after notice thereof from Administrative Agent to Seller or after Seller otherwise has Knowledge thereof, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Administrative Agent in any of the Purchased Assets and Seller fails to cure same within two (2) Business Days after notice from Administrative Agent;

(xiii) intentionally omitted;

(xiv) any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor, which suspension or termination has a Material Adverse Effect in the determination of Administrative Agent;

(xv) any representation made by Seller to Administrative Agent shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than a breach of any of the representations and warranties set forth on Exhibit V hereto, which will not, in and of themselves, be Events of Default) and, to the extent that such incorrect or untrue representation is capable of being cured by Seller, such breach is not cured by Seller within the earlier of five (5) Business Days after (a) delivery of notice thereof to Seller by Administrative Agent, or (b) Seller has Knowledge of such breach;

(xvi) a final non-appealable judgment by any court of competent jurisdiction for the payment of money (a) rendered against Seller in an amount greater than $100,000 or (b) rendered against Guarantor in an amount greater than $25,000,000, and remains undischarged or unpaid for a period of thirty (30) calendar days, unless such judgment is effectively stayed by fully bonding over or other means acceptable to Administrative Agent;

(xvii) if Seller shall breach or fail to perform any of the covenants or conditions contained in this Agreement or any Transaction Document, other than those specifically otherwise referred to in this Article 12, such breach or failure to perform shall not be an Event of Default if, to the extent any such covenant is capable of being cured by Seller, such breach or failure to perform is cured by Seller no later than five (5) Business Days after (a) delivery of notice thereof to Seller by Administrative Agent or (b) Seller has Knowledge of such breach or failure to perform; provided, however, if such breach or failure to perform is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period and Seller shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure same, such five (5) Business Day period shall be extended by such amount of time as is reasonably necessary for Seller to cure such breach or failure to perform, such additional period not to exceed thirty (30) days in the aggregate; provided, further, if this Article 12 or any covenant contained in this Agreement provides Seller with a period of time to cure, correct or remedy any breach or failure to perform such covenant, any such extension to cure provided in this sub clause (xvii) shall not modify, amend or increase such period of time provided therein; and

(xviii) the breach by Guarantor of (a) any of the covenants under Section 9 of the Parent Guaranty and Indemnity or (b) any other term, covenant (financial or otherwise) or condition set forth in the Parent Guaranty and Indemnity or of any representation or warranty made in the Parent Guaranty and Indemnity by Guarantor or in any Covenant Compliance Certificate furnished by Guarantor to Administrative Agent pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made; provided, however, that any such default or breach under clause (b) shall not constitute an Event of Default if Guarantor cures such default or breach, as the case may be, within five (5) Business Days after written notice thereof from Administrative Agent;

provided that all references to “Seller” in this Article 12(a) shall be to each Seller entity individually and not to the Sellers collectively.

(b) After the occurrence and during the continuance of an Event of Default, neither Administrative Agent nor any Buyer shall have any obligation to enter into any further Transactions hereunder and, Seller hereby appoints Administrative Agent as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to any Seller, the following rights and remedies shall be available to Administrative Agent:

(i) At the option of Administrative Agent, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller or Guarantor), the Repurchase Date for each Transaction hereunder (regardless of whether the Event of Default arose out of or in connection with a Transaction to which the relevant Seller is a party) shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii) If Administrative Agent exercises or is deemed to have exercised the option referred to in Article 12(b)(i) of this Agreement:

(A) Seller’s obligations hereunder to repurchase all Purchased Assets (including its repurchase obligations in respect of Purchased Assets under Transactions to which it is not a party but for which it is jointly liable) shall become immediately due and payable on and as of the Accelerated Repurchase Date without presentment or demand of any kind, which are hereby expressly waived;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360-day-per-year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Administrative Agent, on behalf of Buyers, by the Depository or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 12(b)(iii) of this Agreement);

(C) Custodian shall, upon the request of Administrative Agent, on behalf of Buyers (with simultaneous copy of such request to Seller), deliver to Administrative Agent, on behalf of Buyers, all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets; and

(D) this Agreement shall automatically terminate, except with respect to those provisions which by their terms survive the termination of this Agreement.

(iii) Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Administrative Agent may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets, and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 12(b)(iii) shall be applied, (v) first, to the actual out-of-pocket costs and expenses incurred by Administrative Agent and Buyers in connection with Seller’s default; (w) second, to the Repurchase Prices of the Purchased Assets; (x) third, to any Breakage Costs; and (y) fourth, to return any excess to Sellers.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets and nothing contained herein shall (A) obligate Administrative Agent to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Administrative Agent.

(v) Each Seller shall be liable to Administrative Agent, Buyers and their respective Affiliates and shall indemnify Administrative Agent, Buyers and their respective Affiliates for the amount (including in connection with the enforcement of this Agreement) of losses, costs and expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Administrative Agent and/or Buyers in connection with or as a consequence of an Event of Default with respect to any Seller.

(vi) Administrative Agent and Buyers shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Administrative Agent and Seller. Without limiting the generality of the foregoing, Buyers shall be entitled to set off the proceeds of the liquidation of the Purchased Assets and against all of Seller’s obligations (including obligations for which it is jointly liable) to Buyers under, or relating to, this Agreement, without prejudice to the right of Buyers and Administrative Agent to recover any deficiency.

(vii) Administrative Agent and Buyers may exercise any or all of the remedies available to Administrative Agent and Buyers immediately upon the occurrence of an Event of Default with respect to any Seller and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Administrative Agent may have.

(viii) Administrative Agent and Buyers may enforce all rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Sellers might otherwise have to require Administrative Agent to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of non-judicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Each Seller recognizes that non-judicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

ARTICLE 13.

SINGLE AGREEMENT

Each of Administrative Agent, Buyers and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other (regardless of whether Seller is party to a particular Transaction). Accordingly, each of Administrative Agent, Buyers and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder (including Transactions to which the other Sellers are party), (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them (including obligations owing to them by Seller that arise from their joint liability) in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 14.

RECORDING OF COMMUNICATIONS

EACH OF ADMINISTRATIVE AGENT, BUYERS AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF ADMINISTRATIVE AGENT, BUYERS AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 15.

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth above, or (e) by e-mail with confirmation of delivery, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 15. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 15, or (z) in the case of e-mail, upon confirmation of delivery. A party receiving a notice that does not comply with the technical requirements for notice under this Article 15 may elect to waive in writing any deficiencies and treat the notice as having been properly given.

ARTICLE 16.

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 17.

NON ASSIGNABILITY

(a) Subject to Article 17(d) below, Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, on behalf of Buyers, and any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent shall be null and void, ab initio.

(b) Any Buyer may at any time, without the consent of Seller or Guarantor, sell participations to any Eligible Assignee that is not a Prohibited Transferee (a “Participant”) in up to seventy-five percent (75%) (in the aggregate, in one or more transactions, including any assignments under Article 17(c)) of such Buyer’s rights and/or obligations under the Transaction Documents; provided, that, so long as no Event of Default has occurred and is continuing and notwithstanding anything to the contrary contained in any Co-Buyer Agreement, except as may be otherwise expressly provided in Article 28 hereof, (i) Administrative Agent’s and such Buyer’s obligations and Seller’s rights and obligations under the Transaction Documents shall remain unchanged, (ii) Administrative Agent and such Buyer shall remain solely responsible to Seller for the performance of their respective obligations, and (iii) Seller shall continue to deal solely and directly with Administrative Agent in connection with Administrative Agent’s rights and obligations under the Transaction Documents.

(c) Any Buyer may at any time, without the consent of Seller or Guarantor but upon notice to Seller, sell and assign to any Eligible Assignee that is not a Prohibited Transferee (an “Assignee”) up to seventy-five percent (75%) (in the aggregate, in one or more transactions, and including any participation under Article 17(b)) of the rights and obligations of such Buyer under the Transaction Documents. From and after the effective date of such assignment, such Assignee shall be a party and, to the extent provided in such assignment agreement, have the rights and obligations of Buyer under the Transaction Documents with respect to the percentage and amount of the Repurchase Price allocated to it; provided, that, so long as no Event of Default has occurred and is continuing and notwithstanding anything to the contrary contained in any Co-Buyer Agreement, except as may be otherwise expressly provided in Article 28 hereof, (i) Administrative Agent’s obligations and Seller’s rights and obligations under the Transaction Documents shall remain unchanged, (ii) Administrative Agent shall remain solely responsible to Seller for the performance of Administrative Agent’s obligations under the Transaction Documents, (iii) Seller shall continue to deal solely and directly with Administrative Agent in connection with Administrative Agent’s rights and obligations under the Transaction Documents, and (iv) Administrative Agent will give written notice thereof at least thirty (30) calendar days prior to the effective date to each party (but Administrative Agent shall not have any liability for any failure to timely provide such notice, provided that Administrative

Agent provides such notice promptly and in any event prior to the next Remittance Date). Any sale or assignment by any such Buyer of its rights or obligations under the Transaction Documents that does not comply with this Article 17(c) shall be treated for purposes of the Transaction Documents as a sale by such Buyer of a participation in such rights and obligations in accordance with Article 17(b). Each such assignment shall be made pursuant to an assignment and acceptance agreement and Administrative Agent shall promptly (1) notify the Registrar of such assignment, (2) deliver a copy of the assignment and acceptance to the Registrar and (3) provide the Registrar with any information reasonably required to maintain the Register.

(d) Intentionally Omitted.

(e) Administrative Agent, acting solely for this purpose as an agent of Seller, shall maintain, at its offices at 1585 Broadway, New York, New York (in hard copy or electronic form), a copy of each assignment and a register for the recordation of the names and addresses of the Assignees, and ownership rights in the Transactions, Purchased Assets or in any other interests under this Agreement of any Assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Seller, Administrative Agent, each Buyer and the Assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the beneficial owner of the interests in the Transactions, Purchased Assets or in any other interests under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by Seller, Administrative Agent and any Assignee, at any reasonable time and from time to time upon reasonable prior notice.

(f) If a Buyer sells a participation, such Buyer shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each Participant and the ownership rights in the Transactions, Purchased Assets or any other interests under this Agreement of each Participant (the “Participant Register”). No Buyer shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such ownership rights in the Transactions, Purchased Assets or any other interests under this Agreement are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Nothing in this Agreement shall prevent or prohibit any Buyer from pledging any of its Purchased Assets hereunder to a Federal Reserve Bank in support of borrowings made by such Buyer from such Federal Reserve Bank; provided, however, no such pledge shall release a Buyer from any of its obligations hereunder or substitute any such pledgee for such Buyer as a party hereto.

ARTICLE 18.

GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

ARTICLE 19.

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 20.

USE OF EMPLOYEE PLAN ASSETS

(a) If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Article 20, any such Transaction shall proceed only if Seller furnishes or has furnished to Administrative Agent its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction, pursuant to this Article 20, Seller shall be deemed (i) to represent to Administrative Agent on behalf of Buyers that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Administrative Agent, and (ii) to agree to provide Administrative Agent with future audited and unaudited statements of its financial condition as they are issued, so long as it is Seller in any outstanding Transaction involving a Plan Party.

ARTICLE 21.

INTENT

(a) The parties intend and recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). The Parties intend (i) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 101 of the Bankruptcy Code, (ii) for the grant of a security interest set forth in Article 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (iii) that Buyer (for so long as each party is either a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Sections 546, 555, 559, 561, 362(b)(6) or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting contract” including (x) the rights, set forth in Article 12 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 12 and in Sections 362(b)(6), 362(b)(7), 362(o) and 546 of the Bankruptcy Code.

(b) It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Article 12 hereof is a contractual right to accelerate or terminate this Agreement or to liquidate Assets as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) Each party hereto further agrees that it shall not challenge the characterization of this Agreement or any Transaction as a “repurchase agreement,” “securities contract,” and/or “master netting agreement,” or each party as a “repo participant” within the meaning of the Bankruptcy Code except in so far as the type of Purchased Assets subject to the Transactions or, in the case of a “repurchase agreement,” the term of the Transactions, would render such definition inapplicable.

(e) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(f) It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.

(g) Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes (a) to treat each Transaction as indebtedness of Seller (or, so long as Seller is classified as a disregarded entity for U.S. federal income tax purposes, its regarded owner) that is secured by the Purchased Assets that does not give rise to or result in treatment of Seller or any Transaction as a taxable mortgage pool (as defined in Section 7701(i) of the Code) and (b) that the Purchased Assets are owned by Seller (or, so long as Seller is classified as a disregarded entity for U.S. federal income tax purposes, its regarded owner) in the absence of a continuing Event of Default by Seller and completion of foreclosure remedies by Buyers. All parties to this Agreement agree to such treatment for all Tax purposes (including, without limitation, on any and all filings with any U.S. federal, state, or local taxing authority) and agree to take no action inconsistent with this treatment, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or by a change in applicable law after the date of this Agreement.

ARTICLE 22.

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 23.

CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) PURSUANT TO, AND IN ACCORDANCE WITH, SECTION 5-1402 OF THE NEW YORK STATE GENERAL OBLIGATIONS LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN MANHATTAN, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS AGREEMENT OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY TRANSACTION UNDER THIS AGREEMENT AND (II) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(b) TO THE EXTENT THAT EITHER PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ANY ACTION BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS AGREEMENT OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY TRANSACTION UNDER THIS AGREEMENT.

(c) THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT EACH MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING AND IRREVOCABLY CONSENT TO THE SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS BY THE MAILING OF COPIES OF SUCH PROCESS TO THEM AT THEIR RESPECTIVE ADDRESS SPECIFIED HEREIN. THE PARTIES HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS ARTICLE 23 SHALL AFFECT THE RIGHT OF BUYER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(d) SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 24.

NO RELIANCE

Each of Administrative Agent, Buyers and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e) it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25.

INDEMNITY

Seller hereby agrees to indemnify each of Administrative Agent, Buyers, and each of their respective Affiliates and each of its and their officers, directors, and employees (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on, incurred and paid by or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to the Transaction Documents including this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of Administrative Agent or any Indemnified Party; provided, further that this Article 25 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. Without limiting the generality of the foregoing, Seller agrees to hold Administrative Agent and Buyers harmless from and indemnify Administrative Agent and Buyers against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act; provided, that Seller shall not be liable for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of Administrative Agent or any Indemnified Party. In any suit, proceeding or action brought by Administrative Agent in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Administrative Agent and Buyers harmless from and against all expense (including reasonable attorneys’ fees of outside counsel), loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Administrative Agent as and when billed by Administrative Agent for all Administrative Agent’s reasonable costs and expenses incurred in connection with Administrative Agent’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 26 and Article 3 (including, without limitation, all Pre-Purchase Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason (provided, that for any Purchased Asset that is not a Table Funded Purchased Asset, Seller shall not be responsible for such fees and expenses of outside counsel in an amount greater than $7,500) and the enforcement or the preservation of the rights of Administrative Agent and Buyers under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its outside counsel). Seller hereby acknowledges that the obligation of Seller hereunder is a recourse obligation of Seller and this Article 25 shall survive the termination of this Agreement and the Transactions contemplated hereby.

ARTICLE 26.

DUE DILIGENCE

Seller acknowledges that each of the Administrative Agent and the Buyers has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Administrative Agent or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Primary Servicer and any other servicer or sub-servicer and/or the Custodian. Seller agrees to reimburse Administrative Agent for any and all reasonable out-of-pocket costs and expenses incurred by Administrative Agent with respect to continuing due diligence on the Purchased Assets, which shall be paid by Seller to Administrative Agent within thirty (30) calendar days after receipt of an invoice therefor. Seller also shall make available to Administrative Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Administrative Agent may enter into Transactions with Seller based solely upon the information provided by Seller to Administrative Agent and the representations, warranties and covenants contained herein, and that Administrative Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Administrative Agent may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Administrative Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing Administrative Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Administrative Agent for any and all reasonable attorneys’ fees, costs and expenses incurred by Administrative Agent in connection with continuing due diligence on Eligible Assets and Purchased Assets.

ARTICLE 27.

SERVICING

(a) Each servicer of any Purchased Asset (other than the Primary Servicer) shall service the Assets on behalf of Administrative Agent and Administrative Agent’s successors and assigns. The appointment of each servicer of any Purchased Asset (other than the Primary Servicer) shall be subject to the prior written consent of Administrative Agent, which consent shall be in Administrative Agent’s reasonable discretion. Seller shall cause each such servicer (including the Primary Servicer) to service the Purchased Assets at Seller’s sole cost and on behalf of Administrative Agent in accordance with Accepted Servicing Practices; provided that, without prior written consent of Administrative Agent in its sole discretion as required by Article 7(e), no servicer (including the Primary Servicer) of any of the Purchased Assets shall consent to any Significant Modification with respect to any Purchased Asset.

(b) Seller agrees that Administrative Agent is the owner of all servicing records, including, but not limited to, any and all servicing agreements (including, without limitation, the Primary Servicing Agreement or any other servicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, valuations, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”), so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Administrative Agent or its designee at Administrative Agent’s request.

(c) Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Seller (as the servicer), Primary Servicer or any other servicer or sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.

(d) Seller shall not employ sub-servicers or any other servicer other than Primary Servicer pursuant to the Primary Servicing Agreement to service the Purchased Assets without the prior written approval of Administrative Agent, in Administrative Agent’s sole discretion. If the Purchased Assets are serviced by such Administrative Agent approved sub-servicer or any other servicer, Seller shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements in the Purchased Assets to Administrative Agent. Seller shall cause all servicers and sub-servicers engaged by Seller to execute a Re-Direction Letter with Administrative Agent acknowledging the security interest of Administrative Agent and agreeing that each servicer and/or sub-servicer shall transfer all Income with respect to the Purchased Assets in accordance with the applicable Servicing Agreement and so long as any Purchased Asset is subject to a Transaction hereunder, following notice from Administrative Agent to Seller and such servicer of an Event of Default under this Agreement, each such servicer (including Primary Servicer) or sub-servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Administrative Agent.

(e) Intentionally Omitted.

(f) For the avoidance of doubt, Seller retains no economic rights to the servicing, other than Seller’s rights under the Primary Servicing Agreement or any other servicing agreement related to the Purchased Assets. As such, Seller expressly acknowledges that the Purchased Assets are sold to Administrative Agent on a “servicing released” basis with such servicing retained by the Servicer.

(g) Seller shall cause each servicer of a Purchased Asset to provide to Administrative Agent via electronic transmission, promptly upon request by Administrative Agent a Servicing Tape for the quarter (or any portion thereof) prior to the date of Administrative Agent’s request.

ARTICLE 28.

ADMINISTRATIVE AGENT

(a) Agent for Buyers.

(i) Each of Seller and each Buyer hereby acknowledges and agrees that Administrative Agent has been appointed the administrative agent for the Transactions, and each Buyer hereby irrevocably authorizes and directs Administrative Agent to act as agent for and in the best interest of the Buyers and to take such actions as the Buyers are obligated or entitled to take under the provisions of this Agreement and the other Transaction Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. This Agreement is not intended to be, and shall not be construed to be, the formation of a partnership or joint venture between Administrative Agent and any Buyer. In performing its functions and duties under the Transaction Documents, Administrative Agent shall act solely as agent of the Buyers and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Seller.

(ii) The agency created pursuant hereto shall in no way impair or affect any of the rights and powers of, or impose any additional duties or obligations upon, any Buyer that becomes Administrative Agent in accordance with the provisions of this Agreement in its individual capacity as a Buyer. With respect to its interest in the Transactions, except as specifically provided in this Agreement, Administrative Agent shall have the same rights and powers hereunder as a Buyer and may exercise the same as though it were not performing the duties and functions delegated to it, as Administrative Agent, hereunder. The term “Buyers” or “Buyer” or any similar term shall, unless the context clearly otherwise indicates, include any Buyer that becomes Administrative Agent in accordance with the provisions of this Agreement in its individual capacity as a Buyer and not as Administrative Agent. Administrative Agent, Buyers and each of their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Seller or any of its Affiliates (in each case not related to the Transactions) as if it were not performing its duties as Administrative Agent or Buyer (as applicable) specified herein, and may accept fees and other consideration from Seller or its Affiliates for services in connection therewith and otherwise without having to account for the same to Administrative Agent or the other Buyers, as applicable.

(iii) In furtherance of the authorizations set forth in this Article 28, each Buyer hereby irrevocably appoints Administrative Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Buyer (i) to enter into Transaction Documents and any amendments or modifications thereof, (ii) to take action with respect to the Transactions and Transaction Documents to create, perfect, maintain, and preserve the Buyers’ Liens therein, and (iii) to execute instruments of release and terminations or to take other action necessary to release Liens upon any Purchased Asset. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent’s power, as attorney, under this Agreement and the Transaction Documents. The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent (or any Person acting on behalf of Administrative Agent pursuant to a valid power of attorney). The power of attorney conferred by this Article 28(a)(iii) to Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Transaction Documents remain in effect.

(iv) Each Buyer acknowledges and agrees that so long as no Event of Default has occurred and is continuing, notwithstanding anything to the contrary contained in any Co-Buyer Agreement, Seller shall be entitled to deal with Administrative Agent as the exclusive representative of the Buyers on all matters relating to the Transactions, this Agreement and each of the other Transaction Documents, and, subject to the terms hereof and the terms of the Co-Buyer Agreement, each Buyer shall be bound by the acts of Administrative Agent with respect to the Transactions.

(b) Replacement of Administrative Agent.

(i) Subject to the other provisions of this Article 28, unless and to the extent prohibited from doing so by any applicable law, MSMCH (or one of its Affiliates, including, without limitation, MSBNA) shall at all times remain Administrative Agent hereunder, provided that in connection with an assignment by MSMCH (and each of its Affiliates that holds an interest as Buyer hereunder) of one hundred percent (100%) of its rights and obligations as Buyer hereunder which assignment shall only be permitted by MSMCH (and its Affiliates) after the occurrence and during the continuance of an Event of Default, MSMCH (and/or its Affiliates) shall have the right to assign its role as Administrative Agent to the Assignee or an Affiliate of such Assignee. Buyers and Seller hereby agree that MSMCH may assign its role as Administrative Agent hereunder to MSBNA or any Affiliate of MSMCH or MSBNA upon notice to Buyers and Seller but without the requirement for obtaining any prior written consent of any Buyers or Seller.

(ii) [Intentionally omitted].

(iii) If Administrative Agent (A) is grossly negligent or commits intentional misconduct with respect to the performance of its duties under this Agreement or any of the other Transaction Documents, (B) is a Defaulting Buyer, or (C) its Affiliates, as applicable, no longer hold any ownership interest in the Facility, the Majority Buyers may remove Administrative Agent from its role as administrative agent for Buyers, without affecting Administrative Agent’s rights or obligations as a Buyer, and appoint a successor Administrative Agent in accordance with Article 28(b)(iv) hereof.

(iv) Upon the removal or resignation of the initial Administrative Agent or any successor Administrative Agent in accordance with the terms hereof, the Majority Buyers shall appoint a successor Administrative Agent; provided, however, (x) if the Administrative Agent is removed pursuant to Article 28(b)(ii) hereof, the Majority Buyers shall appoint any such successor Administrative Agent and (y) if the Administrative Agent is removed pursuant to Article 28(b)(iii) hereof, the Majority Buyers shall appoint any such successor Administrative Agent. If no successor Administrative Agent appointed by the Majority Buyers shall have accepted such appointment within sixty (60) days after delivery of notice of resignation or removal, then the departing Administrative Agent may, after consultation with the other Buyers, appoint a successor Administrative Agent. Only upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent and upon the recordation of a written designation and acceptance, Administrative Agent’s resignation shall become effective and such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents other than its liability, if any, for duties and obligations accrued prior to its retirement or removal. After any retiring or removed Administrative Agent’s resignation or removal hereunder as an administrative agent, the provisions of this Article 28(b) and of Article 17 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an administrative agent hereunder and under the other Transaction Documents. The new Administrative Agent shall promptly deliver to the Buyers a copy of the resignation and acceptance. If no successor Administrative Agent has accepted appointment as Administrative Agent by the effective date of a retiring Administrative Agent’s resignation or removal, the retiring Administrative Agent’s resignation or removal shall nevertheless be effective and the Buyer holding the greatest Ratable Share at such time shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Majority Buyers appoint a successor Administrative Agent as provided for above; provided, however, that if there is more than one Buyer holding an equal Ratable Share at such time and such Ratable Share is greater than each other Buyers’ Ratable Share, then the Majority Buyers shall determine which of such Buyers holding equal Ratable Shares shall become the Administrative Agent at such time. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document (or in any Co-Buyer Agreement), so long as no Event of Default shall have occurred and be continuing, any successor Administrative Agent shall be subject to the prior written approval of Seller, in its sole discretion, not to be unreasonably withheld, conditioned or delayed.

(v) Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent with Seller’s prior written approval, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents.

(c) Actions by Buyers.

(i) Administrative Agent shall have the sole power and authority, for and on behalf of each Buyer to (A) enter into this Agreement and the Transaction Documents and any amendments or modifications hereof or thereof and to grant any waiver, consent or approval hereunder or thereunder and (B) exercise all rights and remedies of Administrative Agent and Buyers under, and take any and all actions with respect to, the Transactions and Transaction Documents, including, without limitation, the right to (w) control decision-making with respect to the Purchased Assets, (x) determine whether to purchase any Eligible Asset in a Transaction hereunder and the terms of such Transaction, (y) determine the Market Value of the Purchased Assets and whether a Margin Credit Event has occurred with respect to any Purchased Asset and (z) amend or modify the terms of any Transaction, or grant any waiver, consent or approval under or with respect to any Transaction, and no Buyer or Participant shall have any consent or approval rights with respect to any matter under the foregoing clauses (A) or (B) or otherwise hereunder or under any other Transaction Document except as may be otherwise expressly provided in this Article 28. In no event shall any of the foregoing relieve Administrative Agent from complying with the terms and provisions of Article 28(d), and Administrative Agent hereby agrees to perform its duties under this Agreement and the other Transaction Documents in accordance with the Standard of Care, provided that nothing herein shall be construed to deem Administrative Agent a trustee or fiduciary for any Buyer. Notwithstanding anything to the contrary set forth herein, Administrative Agent shall not take any of the following actions (solely insofar as such actions affect the Facility; any such decision with respect to any action affecting the Facility being herein referred to as a “Unanimous Buyer Decision”) without the prior consent of all Buyers in accordance with the procedure set forth below:

(A) amending or modifying any of the Transaction Documents with respect to a matter that, if otherwise acted on, would constitute a Unanimous Buyer Decision, or a Majority Buyer Decision or a matter requiring the consent of the Majority Buyers, or amending or modifying the definitions of Unanimous Buyer Decision, Majority Buyer Decision, or Majority Buyers in this Agreement;

(B) other than pursuant to Article 8, making or consenting to any sale (whether voluntary or in lieu of foreclosure), pledge, assignment, release, or subordination of any Purchased Asset or any other Purchased Item;

(C) consenting to any proposed sale, pledge, participation or other transfer of any interest of Seller or Guarantor in the Facility or any Transaction to any Person;

(D) changing the Remittance Date or any other date fixed for the payment of the Repurchase Price for any Purchased Asset or Price Differential under the Transaction Documents;

(E) subordinating the Facility or any Transaction to any other indebtedness;

(F) modifying the order and priority of distribution of Income and Principal Proceeds or any other amounts received in respect of any Purchased Asset set forth in Article 5;

(G) releasing any obligations of Guarantor pursuant to the terms and provisions of the Parent Guaranty and Indemnity (except pursuant to the most favored nation provision set forth in Section 9 of the Parent Guaranty and Indemnity);

(H) rehypothecating any Purchased Assets pursuant to Article 8(a);

(I) amending or modifying the terms and provisions of any Co-Buyer Agreement;

(J) permitting any Currency other than United States Dollars;

(K) approving any additional Seller;

(L) purchasing any Mezzanine Loan if, after giving effect to the related Transaction, the aggregate outstanding Purchase Prices of Purchased Assets consisting of Mezzanine Loans shall be greater than thirty-five percent (35%) of the Maximum Facility Amount;

(M) determining that any Asset is an Eligible Asset (x) solely pursuant to clause (vi) of the definition of Eligible Asset set forth in Article 2 or (y) that does not otherwise satisfy the requirements set forth in the definition of “Eligible Assets” in Article 2 in any material respect;

(N) agreeing to an Advance Rate with respect to any Purchased Asset that would result in (x) a Maximum Asset Exposure Threshold Breach, (y) a Maximum Portfolio Exposure Threshold Breach or (z) an Advance Rate in excess of the Maximum Advance Rate applicable to such Purchased Asset; and

(O) changing or extending the Facility Termination Date.

Solely with respect to a Unanimous Buyer Decision pursuant to Article 28(c)(i)(O), if any Buyer (other than MSBNA or any of its Affiliates) declines to consent to any such amendment, waiver or consent that shall have been requested in a writing by Seller to Administrative Agent (any such Buyer being herein referred to as a “Non-Consenting Buyer”), and such amendment, waiver or consent is not approved (e.g., the Administrative Agent and all other Buyers have consented to such amendment, waiver or consent and such consent is insufficient in accordance with this Agreement to approve such amendment, waiver or consent), then, provided no Event of Default then exists, Seller, upon five (5) Business Days’ written notice to Administrative Agent and such Non-Consenting Buyer (the “Consent Request Date”) may, at its sole expense and effort require such Non-Consenting Buyer to assign and delegate all of its interests, rights and obligations under this Agreement and the Transaction Documents to an Eligible Assignee or such other assignee identified by Seller that is reasonably acceptable to Administrative Agent that shall assume such obligations; provided that (i) as of such Consent Request Date and as of the date that such Non-Consenting Buyer is replaced in accordance with the terms and conditions hereof, no Event of Default shall have occurred and be continuing, (ii) such assignee Buyer agrees to assume all of the obligations of such Non-Consenting Buyer and such Non-Consenting Buyer shall have received from the assignee Buyer or Seller payment of an amount equal to the outstanding Purchase Price of the Purchased Assets attributable to such Non-Consenting Buyer’s interest in the Transactions hereunder as of the date such Non-Consenting Buyer is replaced, together with accrued and unpaid interest thereon, and any other amounts accrued and payable to the Non-Consenting Buyer as of the date of such transfer, (iii) such assignment does not conflict with applicable law and (iv) such assignee Buyer consents to the proposed amendment, waiver or consent on account of which Seller shall have exercised its rights pursuant to this paragraph. Such assignee Buyer shall thereafter be a “Buyer” for all purposes hereunder.

(ii) Intentionally omitted.

(iii) Notwithstanding anything to the contrary set forth herein, Administrative Agent shall not take any of the following actions (solely insofar as such actions affect the Facility; any such decision with respect to any action affecting the Facility being herein referred to as a “Majority Buyer Decision”) without the prior consent of the Majority Buyers in accordance with the procedure set forth below:

(A) converting the Benchmark for any Transaction to a Benchmark Replacement;

(B) modifying the terms and provisions of Article 11(j);

(C) waiving compliance with, or consenting to any modification or amendment to, the financial covenants set forth in the Transaction Documents;

(D) rescinding any notice of acceleration or reinstating the Facility;

(E) waiving, or accepting or denying any cure of, any Event of Default or any Default;

(F) upon the occurrence of an Event of Default (A) declaring the Repurchase Obligations to be immediately due and payable, (B) exercising any rights and remedies available to Administrative Agent and Buyers under any Transaction Documents, including, without limitation, (1) the exercise of any power of attorney granted to Administrative Agent in accordance with the terms and conditions of the Transaction Documents, (2) bringing any action to foreclose the Lien created pursuant to any Transaction Document, (3) conducting a foreclosure sale pursuant to a power of sale, (4) accepting an assignment in lieu of foreclosure, (5) appointing a receiver for the collection of any amounts due and payable to Administrative Agent or any Buyer under the Transaction Documents, (6) filing or approving any plan in any bankruptcy or reorganization proceeding involving Seller, Pledgor or Guarantor or any of their respective Affiliates, (7) exercising any rights of foreclosure (or acceptance of an assignment-in-lieu thereof) in respect of the Pledge and Security Agreement and exercising any other rights and remedies available under the UCC and applicable law, or (8) suing on the Parent Guaranty and Indemnity;

(G) consenting to any proposed Significant Modification with respect to a Purchased Asset;

(H) reducing the Applicable Spread or Repurchase Price of, or extending the Remittance Date associated with, any Purchased Asset, provided that in the event any Buyer does not have an interest in the affected Transaction and has advanced no portion of the Purchase Price thereof, such Buyer’s consent shall not be required for purposes of this clause (H);

(I) determining the occurrence and existence of any Event of Default or any Default; and

(J) amending or modifying the terms and provisions of the Fee Letter.

(iv) Notwithstanding anything to the contrary set forth herein, Administrative Agent shall not take any of the following actions (solely insofar as such actions affect the Facility; any such decision with respect to any action affecting the Facility being herein referred to as an “Affected Buyer Decision”) without the prior consent of the Affected Buyers in accordance with the procedure set forth below:

(A) increasing the applicable Buyer’s Ratable Share other than in accordance with any applicable Co-Buyer Agreement; and

(B) increasing the Maximum Facility Amount.

(d) Administrative Agent Standard of Care. Administrative Agent shall administer and service its obligations under this Agreement and the other Transaction Documents, and shall make such decisions and take such actions as it shall in its reasonable judgment deem necessary, desirable or appropriate in connection therewith, in each case consistent with the Standard of Care.

(e) Return of Certain Payments.

(i) Each Buyer (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Buyer that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Buyer (any of the foregoing, a “Erroneous Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Erroneous Payment Recipient (whether or not known to such Erroneous Payment Recipient) (whether as a payment, prepayment or repayment of any Repurchase Price, Price Differential, Principal Payment, Income, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Erroneous Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Erroneous Payment Recipient under this Article 28(e) shall be conclusive, absent manifest error.

(ii) Without limitation of clause (i) above, each Erroneous Payment Recipient further acknowledges and agrees that if such Erroneous Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Erroneous Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Erroneous Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(iii) Any Payment required to be returned by an Erroneous Payment Recipient under this Article 28(e) shall be made in immediately available funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Erroneous Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the federal funds rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Erroneous Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(iv) Seller, Guarantor and Pledgor hereby agrees that (x) in the event any Payment (or portion thereof) is not recovered from any Buyer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Buyer with respect to such amount and (y) the receipt by any Erroneous Payment Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Repurchase Obligations owed to such Buyer by Seller, Guarantor or Pledgor.

(f) Defaulting Buyers. If and to the extent that any Buyer becomes a Defaulting Buyer, then:

(i) To the extent a Buyer has become a Defaulting Buyer due to its failure to fund a Required Advance or a Buyer Payment, then the other Buyers, or any of them, shall have the right, but not the obligation, to advance all or any part of its Pro Rata Share of any such Deficiency that should have been made by the Defaulting Buyer, and the Defaulting Buyer agrees to repay upon demand to each of the Buyers who has advanced a portion of the Deficiency the amount advanced on behalf of the Defaulting Buyer, together with interest thereon at the federal funds rate. To the extent that the Defaulting Buyer thereafter funds such Deficiency with interest thereon, if applicable, such Buyer shall no longer be a Defaulting Buyer;

(ii) If more than one Buyer elects to advance a portion of a Deficiency, such Buyers’ advances shall be made based on the relative Pro Rata Shares of the Facility of each such advancing Buyer or as otherwise agreed to by such Buyers. In the event the Defaulting Buyer fails to advance or repay the Deficiency, the interest of such Defaulting Buyer in the Facility to the extent of the Deficiency, shall be subordinate to the interests of the other Buyers, and all payments otherwise payable to the Defaulting Buyer in accordance with or pursuant to this Agreement shall be distributed by the Agent to the non-Defaulting Buyers, pro rata, to advance or repay the Deficiency, as applicable, until such time such Defaulting Buyer advances or repays all Deficiencies attributable to each such non-Defaulting Buyer. The provisions of this clause (ii) shall apply and be effective regardless of whether an Event of Default occurs and is continuing, and notwithstanding (x) any contrary provision of this Agreement or the other Transaction Documents, or (y) any instruction of the Seller as to its desired application of payments;

(iii) The rights and remedies against a Defaulting Buyer under this Article 28(f) are in addition to any other rights and remedies, at law, in equity or otherwise that Administrative Agent or any Buyer may have against such Defaulting Buyer with respect to any Deficiency or otherwise.

(iv) The failure of any Buyer to pay any Deficiency shall not relieve any other Buyer of its obligation, if any, hereunder or pursuant to any Transaction Document to make its Pro Rata Share of a Required Advance or Buyer Payment, in each case available on the applicable funding date, but no Buyer shall be responsible for the failure of any Defaulting Buyer to make its Pro Rata Share of the Required Advance or Buyer Payment on the applicable funding date; provided, however, that each Buyer shall be obligated to fund its Pro Rata Share of the balance of the then current Required Advance or Buyer Payment (i.e., excluding the Deficiency), as the case may be, in the manner required hereunder or pursuant to any Transaction Document.

(v) Notwithstanding anything to the contrary contained herein, for as long as a Buyer is a Defaulting Buyer, such Buyer shall have no right to consent to, approve or vote on any action or decision with respect to the Facility hereunder requiring the consent, approval or vote of any Buyer, and for purposes of determining how many or which Buyers constitute the Majority Buyers, for purposes of consenting to, approving or voting with respect to any decision or any action (or waiver or forbearance from taking an action) by Administrative Agent, the portion of the outstanding principal amount of the Facility allocated to any Defaulting Buyer shall be disregarded for such determination. If a Defaulting Buyer cures the applicable default such that it is no longer a Defaulting Buyer, its consent, approval or voting rights hereunder shall be reinstated as and from the date of its cure of such default.

(vi) If any Buyer is a Defaulting Buyer, then, provided no Event of Default then exists, Seller, upon ten (10) Business Days’ written notice to Administrative Agent and such Defaulting Buyer may, at its sole expense and effort, either (x) require such Defaulting Buyer to assign and delegate all of its interests, rights and obligations under this Agreement and the Transaction Documents to an Eligible Assignee that is reasonably acceptable to Administrative Agent (as directed by the Majority Buyers in their reasonable discretion) that shall assume such obligations or (y) repurchase such Buyer’s interest in each of the Purchased Assets in accordance with Article 3(e) (and in such event no Exit Fee shall be payable by Seller); provided that (A) as of the date that such Defaulting Buyer is replaced in accordance with the terms and conditions hereof, no Event of Default shall have occurred and be continuing, (B) such assignee Buyer agrees to assume all of the obligations of such Defaulting Buyer and such Defaulting Buyer shall have received from the assignee Buyer or Seller payment of an amount equal to the outstanding Purchase Price of the Purchased Assets attributable to such Defaulting Buyer’s interest in the Transactions hereunder as of the date such Defaulting Buyer is replaced, together with accrued and unpaid Price Differential thereon, and any other amounts accrued and payable to the Defaulting Buyer as of the date of such transfer, (C) such assignment does not conflict with applicable law and (D) such assignee Buyer consents to the proposed amendment, waiver or consent on account of which Seller shall have exercised its rights pursuant to this clause (vi).

ARTICLE 29.

MISCELLANEOUS

(a) All rights, remedies and powers of Administrative Agent and Buyers hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Administrative Agent and Buyers whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Administrative Agent and Buyers shall have all rights and remedies of a secured party under the UCC.

(b) This Agreement and any other Transaction Document may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This Agreement and any other Transaction Document may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement and any Transaction Document (a) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (b) accepts the Electronic Signature of each other party to this Agreement or such Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (i) the signing party’s manual signature on a signature page, converted by the signing party (or its agent) to facsimile or digital form (such as a .pdf file) and received from the customary email address or customary facsimile number of the signing party (or its counsel or representative), or other mutually agreed-upon authenticated source; or (ii) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, or any other state law.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Without limiting the rights and remedies of Administrative Agent and Buyers under the Transaction Documents, Seller shall pay on demand Administrative Agent’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution, consummation and administration of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Administrative Agent and any Buyer on demand all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Administrative Agent and such Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or Purchased Items and for the custody, care or preservation of the Collateral or Purchased Items (including insurance costs) and defending or asserting rights and claims of Administrative Agent on behalf of Buyers in respect thereof, by litigation or otherwise, in each case, after the occurrence and during the continuance of an Event of Default. In addition, Seller agrees to pay Administrative Agent on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Depository Account and, upon the occurrence and during the continuance of an Event of Default, registering the Collateral and Purchased Items in the name of Administrative Agent on behalf of Buyers or its nominee. All such expenses shall be recourse obligations of Seller to Administrative Agent on behalf of Buyers under this Agreement.

(e) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller, Guarantor and the Subsidiaries of Guarantor that directly or indirectly own Seller hereby grant to Administrative Agent and each Buyer and their respective Affiliates, a right of offset, to secure repayment of all amounts owing to Administrative Agent or such Buyer or its Affiliates by Seller, any entity that directly or indirectly owns Seller, or Guarantor under the Transaction Documents, upon any and all monies, securities, collateral or other property of Seller, any entity that directly or indirectly owns Seller, or Guarantor and the proceeds therefrom, now or hereafter held or received by Administrative Agent on behalf of Buyers or its Affiliates or any entity under the control of Administrative Agent or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Administrative Agent, wherever located), on behalf of Seller, any entity that directly or indirectly owns Seller, or Guarantor, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) of Seller, any entity that directly or indirectly owns Seller, or Guarantor at any time existing. Administrative Agent and Buyers and their respective Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, any entity that directly or indirectly owns Seller, or Guarantor, any such notice being expressly waived, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to, against any amounts owing to

Administrative Agent or such Buyer or their respective Affiliates by Seller, any entity that directly or indirectly owns Seller, or Guarantor under the Transaction Documents, irrespective of whether Administrative Agent, such Buyer or their respective Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller, any entity that directly or indirectly owns Seller, or Guarantor shall be deemed directly indebted to Administrative Agent, Buyers and their respective Affiliates in the full amount of all amounts owing to Administrative Agent, Buyers and their Affiliates by Seller, any entity that directly or indirectly owns Seller, or Guarantor under the Transaction Documents, and Administrative Agent, Buyers and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT, BUYERS OR THEIR RESPECTIVE AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO ADMINISTRATIVE AGENT, BUYERS OR THEIR RESPECTIVE AFFILIATES BY SELLER, ANY ENTITY THAT DIRECTLY OR INDIRECTLY OWNS SELLER, OR GUARANTOR UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ANY ENTITY THAT DIRECTLY OR INDIRECTLY OWNS SELLER, OR GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER, ANY ENTITY THAT DIRECTLY OR INDIRECTLY OWNS SELLER, OR GUARANTOR.

(f) Seller and Guarantor agree that neither shall assert any claims against Administrative Agent for special, indirect, consequential or punitive damages for the actual use or purported use of proceeds hereunder.

(g) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(i) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(j) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(k) Wherever pursuant to this Agreement, Administrative Agent exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Administrative Agent in its sole discretion, Administrative Agent shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole discretion and such decision by Administrative Agent shall be final and conclusive (except to the extent this Agreement expressly provides that Administrative Agent’s consent shall not be unreasonably withheld).

ARTICLE 30.

CONFIDENTIALITY

All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either Seller or Buyer to any Person except (a) to the Affiliates of Buyer or Seller, as applicable, or its or their respective directors, officers, employees, agents, advisors, attorneys and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to Seller’s, Pledgor’s and Guarantor’s direct or indirect investors, (c) to the extent requested by any regulatory authority or required by Requirements of Law (including SEC rules, regulations and guidelines), (d) to the extent required by GAAP to be included in the financial statements of either Buyer or Seller or their respective Affiliates, (e) to the extent required to exercise any rights or remedies under or with respect to the Transaction Documents, Purchased Assets, Purchased Asset Documents or Underlying Mortgaged Properties, (f) to the extent required to consummate and administer a Transaction, (g) to the extent required in connection with any litigation between the Buyer and Seller in connection with any Transaction Document, (h) to any actual or prospective Participant, assignee, pledgee or transferee which agrees to comply with this Article 31; and (i) if such information (i) was known to Buyer or any of its representatives prior to its disclosure to Buyer or such representative by Seller or a representative of Seller, provided that such information is not known by Buyer or such representative to be subject to another confidentiality agreement with, or other obligation of secrecy to, Seller or another party, (ii) is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement by Buyer or its representatives, (iii) is or becomes available to Buyer or any of its representatives from a source other than Seller or its advisors who is not known by Buyer or such representative to be bound by a confidentiality agreement with, or other obligation of secrecy to, Seller or another party with respect to such information or (iv) information that is independently developed, discovered or arrived at by Buyer or any of its representatives; provided, that no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent a summary would suffice, and any such disclosure shall redact all pricing and other economic terms set forth therein to the extent such disclosure can reasonably be satisfied by a redacted copy of such Transaction Documents.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

ADMINISTRATIVE AGENT: MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company

By:	/s/ William P. Bowman
	Name:	William P. Bowman
	Title:	Authorized Signatory

BUYER:

MORGAN STANLEY BANK, N.A., a national banking association

By:	/s/ William P. Bowman
	Name:	William P. Bowman
	Title:	Authorized Signatory

SELLER:

SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company

By:	/s/ Michael Rappaport
	Name:	Michael Rappaport
	Title:	Managing Director

SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company

By:	/s/ Michael Rappaport
	Name:	Michael Rappaport
	Title:	Managing Director

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

ANNEX II	List of Buyers

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Form of Power of Attorney (New York Law)

EXHIBIT V	Representations and Warranties Regarding Each Purchased Asset

EXHIBIT VI	Advance Procedures

EXHIBIT VII	Form of Margin Deficit Notice

EXHIBIT VIII	Tax Compliance Certificates

EXHIBIT IX	UCC Filing Jurisdictions

EXHIBIT X	Form of Release Letter

EXHIBIT XI	Covenant Compliance Certificate

EXHIBIT XII	Form of Re-Direction Letter

EXHIBIT XIII	Form of Bailee Letter

EXHIBIT XIV	Form of Starwood Pari Passu Participation Agreement

ANNEX I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Administrative Agent:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

1585 Broadway, 24th Floor

New York, New York 10036

Attention:  Mr. Anthony Preisano

Telephone:  (212) 761-5688

Telecopy:  (718) 233-3307

Email:    Anthony.Preisano@morganstanley.com

and to:

Morgan Stanley Mortgage Capital Holdings LLC

One Utah Center, 201 South Main Street

Salt Lake City, Utah 84111

and to:

Morgan Stanley Mortgage Capital Holdings LLC

1 New York Plaza, 41st Floor

New York, New York 10004

Attention: Tom O’Donnell

Telephone: (212) 276-0616

Fax: (646) 290-3126

Email: wltapes@morganstanley.com

With copies to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention: Lisa A. Chaney, Esq.

Telephone: (212) 318-6773

Fax: (212) 230-7793

Email: lisachaney@paulhastings.com

Buyer:

MORGAN STANLEY BANK, N.A.

1585 Broadway, 24th Floor

New York, New York 10036

Attention:  Mr. Anthony Preisano

Telephone:  (212) 761-5688

Telecopy:  (718) 233-3307

Email:    Anthony.Preisano@morganstanley.com

Morgan Stanley Bank, N.A.

One Utah Center, 201 South Main Street

Salt Lake City, Utah 84111

Morgan Stanley Bank, N.A.

1 New York Plaza, 41st Floor

New York, New York 10004

Attention: Tom O’Donnell

Telephone: (212) 276-0616

Fax: (646) 290-3126

Email: wltapes@morganstanley.com

With copies to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention:  Lisa A. Chaney, Esq.

Telephone: (212) 318-6773

Facsimile: (212) 230-7793

Seller:

SCREDIT Mortgage Funding Sub-3, LLC

SCREDIT Mortgage Funding Sub-3-T, LLC

c/o Starwood Credit Real Estate Income Trust

2340 Collins Avenue

Miami Beach, Florida 33139

Attention: SCREDIT Counsel

Email: SCREDITWarehouseNotices@starwood.com

With a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Robert L. Boyd, Esq.

Email: rboyd@sidley.com

ANNEX II

LIST OF BUYERS

Morgan Stanley Bank, N.A.

EXHIBIT I

CONFIRMATION STATEMENT

MORGAN STANLEY BANK, N.A.

Ladies and Gentlemen:

Seller is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, as administrative agent on behalf of Buyers (as defined below), shall purchase from us the Purchased Assets identified on the attached Schedule 1 pursuant to the Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (as amended, modified and/or restated from time to time, the “Master Repurchase and Securities Contract Agreement”), by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for MORGAN STANLEY BANK, N.A., a national banking association (“Morgan Stanley”), as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), and SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”, together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”) on the following terms. Capitalized terms used herein without definition have the meanings given in the Master Repurchase and Securities Contract Agreement.

Purchase Date:	__________, 20__

Purchased Assets:	[____Name]: As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Assets:	[$ ]

Repurchase Date:

Purchase Price:	[$ ]

Pricing Rate:	Term SOFR + [__]%

Future Funding Purchased Asset: Maximum Underlying Future Funding: Maximum Future Funding Advance:	[Yes/No]

Maximum Advance Rate:

Requested Wire Amount:

Requested Fund Date:

Type of Funding:	[Table/Non-table]

Starwood Pari Passu Participation Interest: Companion Interest Aggregate Principal Balance:	[Yes/No]

STWD-SREDS/SCREDIT Pari Passu Interest:	[Yes/No]

Starwood Pari Passu Mortgage Loan Principal Balance:	$[____]

SPP Mortgage Loan Maximum Purchase Price:	$[____]

[Buyer 1] Purchase Amount:	$[____]

[Buyer 2] Purchase Amount:	$[____]

Wiring Instructions:	See Schedule 2

Name and address for communications:	Administrative Agent:

Morgan Stanley Mortgage Capital Holdings LLC

1585 Broadway, 25th Floor

New York, New York 10036

Attention:  Mr. Anthony Preisano

Telephone:  (212) 761-5688

Telecopy:  (718) 233-3307

Email:    Anthony.Preisano@morganstanley.com

With copies to:

Morgan Stanley Bank, N.A.

One Utah Center, 201 South Main Street

Salt Lake City, Utah 84111

and:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention:  Lisa A. Chaney, Esq.

Telephone:  (212) 318-6773

Telecopy:  (212) 230-7793

	Seller:	SCREDIT MORTGAGE FUNDING SUB-3, LLC/ SCREDIT MORTGAGE FUNDING SUB-3-T, LLC

c/o Starwood Credit Real Estate Income Trust 2340 Collins Avenue Miami Beach, Florida 33139 Attention: SCREDIT Counsel Email: SCREDITWarehouseNotices@starwood.com

With copies to:	Sidley Austin, LLP 787 Seventh Ave. New York, NY 10019 Telephone: (212) 839-7352 Facsimile: (212) 839-5599 Attention: Robert L. Boyd, Esq. Email: rboyd@sidley.com

[REMAINDER OF PAGE LEFT BLANK]

SELLERS:

SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company

By:
Name:
Title:

SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as Administrative Agent on behalf of the Buyers

By:
Name:
Title:

Schedule 1 to Confirmation Statement

Purchased Asset:

Principal Amount:

Except as set forth below, each representation and warranty set forth on Exhibit V-[A/B/C/D] to the Master Repurchase and Securities Contract Agreement made with respect to the Purchased Asset, is true and correct in all material respects as of the date hereof.

Exceptions to representations and warranties:

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Title	Email	Specimen Signature

Dennis Schuh	Chief Executive Officer and President	dschuh@starwood.com	/s/ Dennis Schuh

James Allen	Managing Director	jallen@starwood.com	/s/ James Allen

Nick Antonopoulos	Managing Director	nantonopoulos@starwood.com	/s/ Nick Antonopoulos

Mark Cagley	Managing Director	mcagley@starwood.com	/s/ Mark Cagley

Cary Carpenter	Managing Director	ccarpenter@starwood.com	/s/ Cary Carpenter

Chris Lowthert	Managing Director	clowthert@starwood.com	/s/ Chris Lowthert

Farid Maluf	Managing Director	fmaluf@starwood.com	/s/ Farid Maluf

Michael Rappaport	Managing Director	mrappaport@starwood.com	/s/ Michael Rappaport

Marc Fox	Chief Financial Officer	mfox@starwood.com	/s/ Marc Fox

Zach Tanenbaum	Chief Operating Officer	ztanenbaum@starwood.com	/s/ Zach Tanenbaum

Rachel Zane	Secretary	rzane@starwood.com	/s/ Rachel Zane

Joseph Rizzo	Senior Vice President	jorizzo@starwood.com	/s/ Joseph Rizzo

Aaron Allardyce	Senior Vice President	aallardyce@starwood.com	/s/ Aaron Allardyce

Joseph Rothenberg	Senior Vice President	jrothenberg@starwood.com	/s/ Joseph Rothenberg

EXHIBIT III-A

MONTHLY REPORTING PACKAGE

The Monthly Reporting Package shall include the following:

•

A listing of all Purchased Assets reflecting (i) the payment status of each Purchased Asset and any material adverse changes in the financial or other condition of each Purchased Asset, including, without limitation any new or ongoing litigation; and (ii) any representation and/or warranty breaches under the Purchased Asset Documents, in each case under clauses (i) and (ii), to the extent that Seller has Knowledge thereof.

•	A listing of any existing Default to the extent Seller has Knowledge thereof.

•

A remittance report containing servicing information, including without limitation, the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, and the date due, on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by any servicer (such remittance report, a “Servicing Tape”), or to the extent any servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape.

EXHIBIT III-B

QUARTERLY REPORTING PACKAGE

The Quarterly Reporting Package shall include the following:

•	Any and all financial statements, rent rolls or other material information received from the borrowers related to each Purchased Asset.

•

Consolidated unaudited financial statements of Guarantor prepared in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the 1934 Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements, in either case accompanied by a certificate substantially in the form attached hereto as Exhibit XI to this Agreement (the “Covenant Compliance Certificate”), from a Responsible Officer, including a statement of operations and a statement of changes in cash flows for such quarter.

EXHIBIT III-C

ANNUAL REPORTING PACKAGE

The Annual Reporting Package shall include the following:

•

Guarantor’s consolidated audited financial statements, prepared by a nationally recognized independent certified public accounting firm and prepared in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the 1934 Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate.

EXHIBIT IV

FORM OF POWER OF ATTORNEY (New York Law)

Know All Men by These Presents, that SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”; together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”), does hereby appoint MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, “Administrative Agent”), its attorney in fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of any endorsements of documents or instruments relating to the Purchased Assets, including without limitation, any transfer documents related thereto and any written notices to underlying obligors to effectuate a legal transfer of the Purchased Assets, (ii) the recordation of any instruments relating to such Purchased Assets, (iii) the preparation and filing, in form and substance satisfactory to Administrative Agent, of such financing statements, continuation statements, and other uniform commercial code forms, as Administrative Agent may from time to time, reasonably consider necessary to create, perfect, and preserve the security interest of Administrative Agent on behalf of Buyers in the Purchased Assets, and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Administrative Agent on behalf of Buyers pursuant to the Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Master Repurchase and Securities Contract Agreement”), by and among Administrative Agent for MORGAN STANLEY BANK, N.A., a national banking association (“Morgan Stanley”), as a Buyer, and such other financial institutions from time to time party thereto (collectively, the “Buyers” and individually, each a “Buyer”), and Seller, and to take such other steps as may be necessary or desirable to enforce the rights of Administrative Agent on behalf of Buyers against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent; provided that neither Administrative Agent nor any Buyer shall exercise any of its rights under this Power of Attorney unless and until an Event of Default has occurred and is continuing.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as of this [ ] day of [_______].

[SIGNATURES ON THE FOLLOWING PAGE]

SELLER:

SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company

By:
Name:
Title:

SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT V-A

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A

SENIOR MORTGAGE LOAN SECURED BY PROPERTY IN THE UNITED STATES (OTHER THAN A PARTICIPATION INTEREST)

With respect to each Purchased Asset and the related Underlying Mortgaged Property or Underlying Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Administrative Agent, on behalf of Buyers, as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Administrative Agent, on behalf of Buyers, prior to the issuance of a Confirmation with respect thereto.

1.

Whole Loan; Ownership of Purchased Assets. Except with respect to each Participation Interest, each Purchased Asset is a whole loan and not a participation interest in a Mortgage Loan. Each Participation Interest is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan evidenced by a senior note. Immediately prior to the sale, transfer and assignment to Administrative Agent, on behalf of Buyers, no Mortgage Note, Mortgage or Participation Certificate was subject to any assignment (other than assignments to Seller), participation (other than with respect to Participation Interests) or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to Participation Interests), any other ownership interests and other interests on, in or to such Purchased Asset other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Administrative Agent, on behalf of Buyers, constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.

2.

Purchased Asset Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Purchased Asset Documents may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.

3.

Mortgage Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

4.

Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Administrative Agent, on behalf of Buyers, against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

5.

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File (a) the material terms of such Mortgage, Mortgage Note, guaranty, participation agreement, if applicable, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Underlying Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use, value or operation of such Underlying Mortgaged Property; and (c) neither borrower nor guarantor has been released from its obligations under the Purchased Asset Documents. With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.

6.

Lien; Valid Assignment. Subject to the Insolvency Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Purchased Asset Schedule, leasehold) interest in the Underlying Mortgaged Property in the principal amount of such Purchased Asset or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Underlying Mortgaged Property (subject to Permitted Encumbrances) is free and clear of any mechanics’ liens, materialmen’s liens and other encumbrances, and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (10) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

7.

Permitted Liens; Title Insurance. Each Underlying Mortgaged Property securing a Purchased Asset is covered by the most recently issued American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Underlying Mortgaged Property which the Purchased Asset Documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Purchased Asset is cross-collateralized with any other Purchased Asset, the lien of the Mortgage for another Purchased Asset contained in the same group of cross collateralized Mortgage Loans, provides that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Underlying Mortgaged Property to generate net cash flow sufficient to service the related Purchased Asset or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Underlying Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgage Property consists of two or more adjoining parcels, such parcels are contiguous.

8.

Junior Liens. It being understood that B notes secured by the same Mortgage as a Purchased Asset are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Underlying Mortgaged Property. Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

9.

Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Purchased Asset Documents, a receiver will be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

10.

Financing Statements. The Mortgage or related security agreement for each Purchased Asset establishes a valid security interest in, and a UCC 1 financing statement has been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording) (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) necessary to operate any Underlying Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC 1 financing statement, if any, filed with respect to personal property constituting a part of the related Underlying Mortgaged Property and each UCC 2 or UCC 3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.

11.

Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Underlying Mortgaged Property within four months of origination of the Purchased Asset and within twelve months of the Purchase Date.

An engineering report was prepared in connection with the origination of each Purchased Asset no more than twelve months prior to the Purchase Date, which states that all building systems for the improvements of each related Underlying Mortgaged Property are in good working order, and further indicates that each related Underlying Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Underlying Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Underlying Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. Seller has no knowledge of any material issues with the physical condition of the Underlying Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Underlying Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

12.

Taxes and Assessments. As of the date of origination and as of the Purchase Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Underlying Mortgaged Property securing a Purchased Asset that is or could become a lien on the related Underlying Mortgaged Property that became due and owing prior to the date hereof with respect to each related Underlying Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes and assessments shall not be considered due and payable until the earlier of (a) date on which interest and/or penalties would be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

13.

Condemnation. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending or threatened for the total or partial condemnation of such Underlying Mortgaged Property that would have a material adverse effect on the value, use or operation of the Underlying Mortgaged Property.

14.

Actions Concerning Purchased Asset. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Underlying Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Underlying Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Underlying Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (g) the current ability of the Underlying Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset, or (h) the current principal use of the Underlying Mortgaged Property.

15.

Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are held in an escrow account (including capital improvements and environmental remediation reserves) in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Purchased Asset Documents are being conveyed by Seller to Administrative Agent, on behalf of Buyers, or its servicer and identified as such with appropriate detail. Any and all requirements under the Purchased Asset Documents as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the related Purchased Asset Documents.

16.

No Holdbacks. The principal amount of the Purchased Asset stated on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Underlying Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund.

17.

Insurance. Each related Underlying Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Purchased Asset with a principal balance below $35 million) and “A:VIII” (for a Purchased Asset with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Purchased Asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment included in the Underlying Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Underlying Mortgaged Property.

Each related Underlying Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (i) covers a period of not less than 12 months (or with respect to each Purchased Asset with a principal balance of $35 million or more, 18 months); (ii) for a Purchased Asset with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Underlying Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Underlying Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to the least of (i) the outstanding principal balance of the related Purchased Asset, (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on such Underlying Mortgaged Property, and (iii) 100% of the probable maximum loss for such Underlying Mortgaged Property in the event of a windstorm, as determined by an architectural or engineering consultant.

The Underlying Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Underlying Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Underlying Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Service in an amount not less than 150% of the SEL.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Underlying Mortgaged Property, with respect to all property losses in excess of 5% of the principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the date hereof have been paid, and such insurance policies name the lender under the Purchased Asset Documents and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Administrative Agent, on behalf of Buyers. Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related expenses, including reasonable attorneys’ fees. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

18.

Access; Utilities; Separate Tax Lots. Each Underlying Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Underlying Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Underlying Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Underlying Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Underlying Mortgaged Property is a part until the separate tax lots are created.

19.

No Encroachments. Based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset, all material improvements that were included for the purpose of determining the appraised value of the related Underlying Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Underlying Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Underlying Mortgaged Property, after taking into account any applicable provisions of the Title Policy. No improvements on adjoining parcels encroach onto the related Underlying Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Underlying Mortgaged Property, after taking into account any applicable provisions of the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Underlying Mortgaged Property after taking into account any applicable provisions of the Title Policy.

20.

No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

21.	[Reserved].

22.

Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23.

Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by the Administrative Agent, on behalf of Buyers.

24.

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Underlying Mortgaged Property or related security for such Purchased Asset, and except in connection with a trustee’s sale after a default by the related Mortgagor, no fees are payable to such trustee except for de minimis fees paid.

25.

Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Underlying Mortgaged Property securing a Purchased Asset are in material compliance with applicable laws, zoning ordinances, rules, covenants, restrictions, building codes and land laws (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Underlying Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation, net operating income or value of such Underlying Mortgaged Property. In the event of casualty or destruction, (a) the Underlying Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Underlying Mortgaged Property in amounts customarily required by prudent commercial mortgage lenders that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, or (c) the inability to restore the Underlying Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use, operation or value of such Underlying Mortgaged Property.

26.

Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals and applicable governmental authorizations necessary for the operation of the Underlying Mortgaged Property in full force and effect, and to Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals and applicable governmental authorizations are in effect. The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Underlying Mortgaged Property is located and for the Mortgagor and the Underlying Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

27.

Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Underlying Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Underlying Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) misappropriation of rents, security deposits (or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to an event of default under the Purchased Asset Documents), insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional or willful misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the Underlying Mortgaged Property.

28.

Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Underlying Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Underlying Mortgaged Property, (b) upon payment in full of such Purchased Asset, (c) upon a Defeasance defined in (33) below, (d) releases of out-parcels that are unimproved or other portions of the Underlying Mortgaged Property which will not have a material adverse effect on the underwritten value of the Underlying Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Underlying Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).

29.

Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Underlying Mortgaged Properties on a combined basis and (ii) for each Purchased Asset with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

30.

Acts of Terrorism Exclusion. With respect to each Purchased Asset with a principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Asset, and, to Seller’s knowledge, do not, as of the Purchased Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

31.

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld for Purchased Assets with a principal balance less than $35 million) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Underlying Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Underlying Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein, or (vii) as set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt as set forth in any Exception Report or (b) the related Underlying Mortgaged Property is encumbered with a subordinate lien or security interest against the related Underlying Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests (iii) any Purchased Asset that is cross-collateralized and cross-defaulted with another Purchased Asset, as set forth on any Exception Report or (iv) Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

32.

Single-Purpose Entity. Each Purchased Asset requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a principal balance as of the Purchase Date in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Asset with a principal balance as of the Purchase Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Asset has a principal balance as of the Purchase Date equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Underlying Mortgaged Properties securing the Purchased Asset and prohibit it from engaging in any business unrelated to such Underlying Mortgaged Property or Underlying Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Underlying Mortgaged Property or Underlying Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Purchased Asset that is cross-collateralized and cross-defaulted with a related Purchased Asset), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33.

Defeasance. With respect to any fixed-rate Purchased Asset, if any, that pursuant to the Purchased Asset Documents, can be defeased (a “Defeasance”), (i) the Purchased Asset Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Asset Documents; (ii) the Purchased Asset cannot be defeased within two years after the closing date of a securitization of such Purchased Asset; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Purchased Asset Documents when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Purchased Asset is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Purchased Asset Documents permit partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi)

if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Purchased Asset secured by defeasance collateral is required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

34.	Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on Term SOFR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

35.

Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Purchased Asset where the Purchased Asset is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Underlying Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

a.

The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Underlying Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. No material change in the terms of the ground lease had occurred since the origination of the Purchased Asset, except by any written instruments which are included in the related Purchased Asset File;

b.

The lessor under such ground lease has agreed in a writing included in the related Purchased Asset File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

c.

The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

d.

The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

e.

The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable (including pursuant to foreclosure) to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

f.

Seller has not received any written notice of default under or notice of termination of such ground lease. To Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Purchase Date;

g.

The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

h.

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

i.	The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

j.

Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Underlying Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;

k.

Under the terms of the ground lease and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and

l.

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

36.

Servicing. The servicing and collection of each Purchased Asset complied with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with customary commercial mortgage servicing practices.

37.

Origination and Underwriting. The origination of each Purchased Asset complied with all applicable laws and regulations. At the time of the origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily mortgage loans intended for securitization.

38.

Rent Rolls; Operating Histories. Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Underlying Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Underlying Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

39.

No Material Default; Payment Record. No Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and, no Purchased Asset is in default in making required payments as of the Purchase Date. To Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Purchased Asset or the value, use or operation of the related Underlying Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset Documents or accelerate any indebtedness under the Purchased Asset Documents.

40.

Bankruptcy. As of the date of origination and to Seller’s knowledge as of the Purchase Date, neither the Underlying Mortgaged Property, nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

41.

Organization of Mortgagor. Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 10% or greater direct ownership share (i.e., the “Major Sponsors”). Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records by a search provider reasonably approved by Administrative Agent to elicit information about each Controlling Owner, each Major Sponsor that is an international entity, each Major Sponsor that is a U.S. entity that holds a 20% or greater direct ownership share, and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years. ((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. No Purchased Asset has a Mortgagor that is an affiliate of another Mortgagor.

42.

Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Underlying Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Underlying Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Underlying Mortgaged Property or in a material adverse effect on the value, use or operations of the Underlying Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Assets, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Purchased Asset within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Underlying Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws, the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Underlying Mortgaged Property was otherwise listed by such governmental authority as “closed”); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and Seller has reasonably estimated that the responsible party has financial resources adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. The ESA will be part of the Purchased Asset File; and to Seller’s knowledge, except as set forth in the ESA, there is no (1) known circumstance or condition that rendered the Underlying Mortgaged Property in material noncompliance with applicable Environmental Laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Purchased Asset that is the subject of a pollution legal liability policy issued by a carrier having a claims-paying or financial strength rating as specified in paragraph 17 above, naming Seller and its successors and/or assigns as an additional named insured or Seller and its successors and/or its assigns are named as an additional insured and there is a “mortgagee” endorsement by which the mortgagee automatically becomes the named insured in the event of a foreclosure (the “Environmental Insurance Policy”). For each such Purchased Asset, the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared with respect to asbestos-containing materials (“ACM”) and, if the related Underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Underlying Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (B) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, any material and adverse environmental condition or circumstance affecting the Underlying Mortgaged Property (other than the existence of LBP, ACM or RG) was disclosed to the insurer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the insurer, or (c) an engineering or other report provided to the insurer, and (v) the premium of any Environmental Insurance Policy has been pre-paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

The related Mortgage or other Purchased Asset Documents contain covenants on the part of the related Mortgagor requiring its compliance with any and all present and future federal, state and local environmental laws and regulations in connection with the related Underlying Mortgaged Property. In the related Mortgage or other Purchased Asset Documents, the related Mortgagor (or an affiliate thereof) has agreed to indemnify, defend and hold Seller and its successors and assigns harmless from and against any and all losses, liabilities, damages, penalties, fines, expenses and claims of whatever kind or nature (including attorneys’ fees and costs) imposed upon or incurred by or asserted against any such party arising from the breach of the environmental representations, warranties or covenants given by the related Mortgagor in connection with such Purchased Asset.

43.

Lease Estoppels. With respect to each Purchased Asset secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset, and to Seller’s knowledge, (x) the related lease is in full force and effect and (y) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-

through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the Underlying Mortgaged Property or set of cross-collateralized properties that secure a Purchased Asset that is represented on the Certified Rent Roll. To Seller’s knowledge, (x) each lease represented on the Certified Rent Roll is in full force and effect and (y) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Underlying Mortgaged Property or set of cross-collateralized properties either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

44.

Appraisal. The Purchased Asset File contains an appraisal of the related Underlying Mortgaged Property with an appraisal date within 6 months of the Purchased Asset origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator of the Purchased Asset or Seller, or a correspondent or agent of the originator of the Purchased Asset or Seller, and (ii) to the best of Seller’s knowledge, had no interest, direct or indirect, in the Underlying Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Purchased Asset. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

45.

Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by this Agreement to be contained therein.

46.	Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan.

47.

Advance of Funds by Seller. No advance of funds has been made by Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of Seller, indirectly for, or on account of, payments due on the Purchased Asset. Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the date hereof.

48.

Compliance with Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Asset.

49.

ARD Loans. (a) Each Purchased Asset identified on the Purchased Asset Schedule as an ARD Loan starts to amortize no later than the first payment date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Purchased Asset. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Purchased Asset Documents or a unilateral option (as defined in Section 1001 of the Treasury Regulations) in the Purchased Asset Documents exercisable during the term of the Purchased Asset, (i) the Purchased Asset’s interest rate will step up to an interest rate per annum as specified in the related Purchased Asset Documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the Excess Cash Flow (as defined below) (which is net of certain costs associated with owning, managing and operating the related Underlying Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all Excess Cash Flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Underlying Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Purchased Asset’s interest rate on such Purchased Asset’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Underlying Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(b) Each Purchased Asset identified on the Purchased Asset Schedule as an ARD Loan with a hard lockbox requires that tenants at the related Underlying Mortgaged Property shall (and each Purchased Asset identified on the Purchased Asset Schedule as an ARD Loan with a springing lockbox requires that tenants at the related Underlying Mortgaged Property shall, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date) make rent payments into a lockbox controlled by the holder of the Purchased Asset and as to which the holder of the Purchased Asset has a first priority perfected security interest; provided, however, with respect to each ARD Loan which is secured by a multi-family property with a hard lockbox (or with respect to each ARD Loan which is secured by a multifamily property with a springing lockbox, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date), tenants either pay rents to a lockbox controlled by the holder of the Purchased Asset or deposit rents with the property manager who will then deposit the rents into a lockbox controlled by the holder of the Purchased Asset.

50.

OFAC. (i) No Purchased Asset is (a) subject to nullification pursuant to Executive Order 13224 or the regulations promulgated by OFAC (the “OFAC Regulations”) or (b) in violation of Executive Order 13224 or the OFAC Regulations, and (ii) no Mortgagor is (a) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (b) listed as a “blocked person” for purposes of the OFAC Regulations.

51.

Senior Participations. With respect to each Purchased Asset that is a Participation Interest: (i) either (a) the Participation Interest is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Participation Interest is treated as interest on an obligation secured by a mortgage on real property or on an interest in real property for purposes of Section 856(c) of the Code, or (b) the Participation Interest qualifies as a security that would not otherwise cause any parent real estate investment trust (“REIT”) to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to Administrative Agent, on behalf of Buyers, of such Participation Interest); (ii) to the actual knowledge of Seller, as of the Purchase Date, the related participating Person was not a debtor in any outstanding proceeding pursuant to the federal bankruptcy code; and (iii) Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

Defined Terms

Unless otherwise defined herein, capitalized terms used herein and defined in Article 2 of this Agreement shall have the respective meanings given them in Article 2, and the following terms shall have the following meanings for purposes of this Exhibit V:

“Anticipated Repayment Date” shall mean, with respect to any Purchased Asset that is indicated on the Purchased Asset Schedule as having a Revised Rate, the date upon which such Purchased Asset commences accruing interest at such Revised Rate.

“ARD Loan” shall mean any Purchased Asset that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Purchased Asset will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Underlying Mortgaged Property to the repayment of the outstanding principal balance on such Purchased Asset.

“Excess Cash Flow” shall mean the cash flow from the Underlying Mortgaged Property securing an ARD Loan after payments of interest (at the Mortgage Interest Rate) and principal (based on the amortization schedule), and (a) required payments for the tax and insurance fund and ground lease escrows fund, (b) required payments for the monthly debt service escrows, if any, (c) payments to any other required escrow funds and (d) payment of operating expenses pursuant to the terms of an annual budget approved by the servicer and discretionary (lender approved) capital expenditures.

“Excess Interest” shall mean any accrued and deferred interest on an ARD Loan in accordance with the following terms. Commencing on the respective Anticipated Repayment Date each ARD Loan (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the Purchased Asset) generally will bear interest at a fixed rate (the “Revised Rate”) per annum equal to the Mortgage Interest Rate plus a percentage specified in the related Mortgage Loan Documents. Until the principal balance of each such Purchased Asset has been reduced to zero (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the Mortgage Loan), such Purchased Asset will only be required to pay interest at the Mortgage Interest Rate and the interest accrued at the excess of the related Revised Rate over the related Mortgage Interest Rate will be deferred (such accrued and deferred interest and interest thereon, if any, is “Excess Interest”).

“Mortgage Interest Rate” shall mean the fixed rate, or the formula applicable to determine the floating rate, of interest per annum that each Purchased Asset bears as of the Purchase Date.

“Revised Rate” shall mean, with respect to those Purchased Assets on the Purchased Asset Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Purchased Asset, as calculated and as set forth in the related Purchased Asset.

EXHIBIT V-B

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A

JUNIOR MORTGAGE LOAN SECURED BY PROPERTY IN THE UNITED STATES (OTHER THAN A PARTICIPATION INTEREST)

1.

To Seller’s Knowledge, all information contained in the related Due Diligence Package (or as otherwise provided to Administrative Agent) in respect of each Junior Mortgage Loan is true, complete and accurate in all material respects.

2.

The Purchased Asset is presently outstanding, the proceeds thereof have been fully disbursed pursuant to the terms of the Purchased Asset Documents and, except for amounts held in escrow by Seller, there is no requirement for any future advances thereunder.

3.

Seller has full right, power and authority to sell and assign the Purchased Asset, and such Purchased Asset or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or in part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

4.

Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related Mortgage and/or Mortgage Note, no consent or approval by any Person is required in connection with Seller’s sale and/or Administrative Agent’s acquisition of such Purchased Asset, for Administrative Agent’s exercise of any rights or remedies in respect of such Purchased Asset (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Administrative Agent) or for Administrative Agent’s sale, pledge or other disposition of such Purchased Asset. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

5.

Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.

6.

The Purchased Asset Documents have been duly and properly executed by the originator of the Purchased Asset, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Purchased Asset is not usurious.

7.

The terms of the related Purchased Asset Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument that is included in the related Purchased Asset File).

8.

Each related Assignment of Mortgage and the related assignment of the Assignment of Leases and Rents executed by Seller in blank, (assuming the insertion of an assignee’s name), upon recording of same in the applicable jurisdiction, will constitute the legal, valid and binding first priority assignment of such Mortgage and the related assignment of leases and rents from Seller to such named assignee (except as such enforcement may be limited by the Standard Qualifications). The allonge or endorsement of the related Mortgage Note executed in blank by Seller (assuming the insertion of an assignee’s name) constitutes the legal, valid, binding and enforceable (except as such enforcement may be limited by the Standard Qualifications) assignment of such Mortgage Note, and together with such Assignment of Mortgage and the related assignment of assignment of leases and rents and any additional assignments delivered by Seller, upon recording of such Assignment of Mortgage and the related assignment of Assignment of Leases and Rents, will legally and validly convey all right, title and interest in such Purchased Asset and the Purchased Asset Documents to such named assignee (except as such enforcement may be limited by the Standard Qualifications).

9.

The servicing and collection practices used by Seller for the Purchased Asset have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable Purchased Assets.

10.	No Mortgagor is a debtor in any state or federal bankruptcy or insolvency proceeding.

11.

There is no default with respect to the payment of principal and/or interest that has existed for more than twenty (20) days. To Seller’s Knowledge, (a) there is no other material default under any of the related Purchased Asset Documents, after giving effect to any applicable notice and/or grace period; no such material default or breach has been waived in writing by Seller or on its behalf or, by Seller’s predecessors in interest with respect to the Purchased Asset; and (b) no event has occurred that, with the passing of time or giving of notice would constitute a material default under the related Purchased Asset Documents which in the case of (a) or (b) would materially and adversely affect the value of the Purchased Asset or the value, use or operation of the related Underlying Mortgaged Property. No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage. Seller has not waived in writing any material claims against the related Mortgagor under any non-recourse exceptions contained in the related Junior Mortgage Note.

12.

The Purchased Asset has not been satisfied, canceled, subordinated (except to the senior mortgage loan from which the Purchased Asset is derived), released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document, except as specifically set forth by a document in the related Purchased Asset File.

EXHIBIT V-C

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A

B-NOTE OR PARTICIPATION INTEREST

IN A SENIOR MORTGAGE LOAN OR JUNIOR MORTGAGE LOAN

1.

The representations and warranties set forth in this Exhibit V regarding the Senior Mortgage Loan or Junior Mortgage Loan relating to a Purchased Asset shall be deemed incorporated herein in respect of such senior mortgage loan.

2.

To Seller’s Knowledge, all information contained in the related Due Diligence Package (or as otherwise provided to Administrative Agent) in respect of each B-Note or Participation Interest, as applicable, is true, complete and accurate in all material respects.

3.

Seller has full right, power and authority to sell and assign the Purchased Asset, and such Purchased Asset or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or in part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

4.

Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related Mortgage and/or Mortgage Note, no consent or approval by any Person is required in connection with Seller’s sale and/or Administrative Agent’s acquisition of such Purchased Asset, for Administrative Agent’s exercise of any rights or remedies in respect of such Purchased Asset (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Administrative Agent) or for Administrative Agent’s sale, pledge or other disposition of such Purchased Asset. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

5.

Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.

6.

The Purchased Asset Documents have been duly and properly executed by the originator of the Purchased Asset, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Purchased Asset is not usurious.

7.

The terms of the related Purchased Asset Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument that is included in the related Purchased Asset File).

8.

With respect to the related Senior Mortgage Loan and, if applicable, Junior Mortgage Loan, each related Assignment of Mortgage and the related assignment of the Assignment of Leases and Rents executed by Seller in blank, (assuming the insertion of an assignee’s name), upon recording of same in the applicable jurisdiction, will constitute the legal, valid and binding first priority assignment of such Mortgage and the related assignment of leases and rents from Seller to such named assignee (except as such enforcement may be limited by the Standard Qualifications). The allonge or endorsement of the related Mortgage Note executed in blank by Seller (assuming the insertion of an assignee’s name) constitutes the legal, valid, binding and enforceable (except as such enforcement may be limited by the Standard Qualifications) assignment of such Mortgage Note, and together with such Assignment of Mortgage and the related assignment of assignment of leases and rents and any additional assignments delivered by Seller, upon recording of such Assignment of Mortgage and the related assignment of Assignment of Leases and Rents, will legally and validly convey all right, title and interest in such Purchased Asset and the Purchased Asset Documents to such named assignee (except as such enforcement may be limited by the Standard Qualifications).

9.

The servicing and collection practices used by Seller for the Purchased Asset have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable Purchased Assets.

10.

To Seller’s Knowledge, no issuer of the Purchased Asset, no co-participant and no Mortgagor related to any related Senior Mortgage Loan or, if applicable, Junior Mortgage Loan, is a debtor in any state or federal bankruptcy or insolvency proceeding.

11.

There is no default with respect to the payment of principal and/or interest that has existed for more than twenty (20) days. To Seller’s Knowledge, (a) there is no other material default under any of the related Purchased Asset Documents, after giving effect to any applicable notice and/or grace period; no such material default or breach has been waived in writing by Seller or on its behalf or, by Seller’s predecessors in interest with respect to the Purchased Asset; and (b) no event has occurred that, with the passing of time or giving of notice would constitute a material default under the related Purchased Asset Documents which in the case of (a) or (b) would materially and adversely affect the value of the Purchased Asset or the value, use or operation of the related Underlying Mortgaged Property. No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage. Seller has not waived in writing any material claims against the related Mortgagor under any non-recourse exceptions contained in the related Senior Mortgage Note and, if applicable, Junior Mortgage Note.

12.

No Purchased Asset has been satisfied, canceled, subordinated (except to the senior mortgage loan from which the Purchased Asset is derived), released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document, except as specifically set forth by a document in the related Purchased Asset File.

EXHIBIT V-D

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS

A MEZZANINE LOAN SECURED BY PROPERTY IN THE UNITED STATES

With respect to each Purchased Asset that is a Mezzanine Loan and the related Underlying Mortgaged Property or Underlying Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Administrative Agent, on behalf of Buyers, as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Administrative Agent, on behalf of Buyers, prior to the issuance of a Confirmation with respect thereto.

1.

The representations and warranties set forth in Exhibit V regarding Mortgage Loans shall be deemed incorporated herein in respect of each underlying Mortgage Loan and the related Underlying Mortgaged Property and Mortgagor related to the Purchased Asset; provided that if such representation is duplicative of any specific representation regarding the underlying Mortgage Loan, Underlying Mortgaged Property or the Mortgagor, the representation hereunder shall control.

2.

The Mezzanine Loan is a performing mezzanine loan secured by a pledge of all of the Capital Stock of a Mortgagor on the performing underlying Mortgage Loan that owns income producing commercial real estate.

3.

Whole Loan; Ownership of Purchased Assets. Immediately prior to the sale, transfer and assignment to Administrative Agent, on behalf of Buyers, no Mezzanine Note was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests and other interests on, in or to such Purchased Asset other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Administrative Agent, on behalf of Buyers, constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset, but subject to any related intercreditor agreement provided to Administrative Agent, on behalf of Buyers, prior to the Purchase Date.

4.

Purchased Asset Document Status. Each related Mezzanine Note, Mezzanine Pledge Agreement, guaranty and other agreement executed by or on behalf of the related Mezzanine Borrower, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mezzanine Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by the Insolvency Qualifications, but (subject to the limitations set forth in clause (i) of the Insolvency Qualifications) such limitations or unenforceability will not render such loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby. Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mezzanine Borrower with respect to any of the related Mezzanine Note, Mezzanine Pledge Agreement or other

Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, that would deny the mortgagee the principal benefits intended to be provided by the Mezzanine Note, Mezzanine Pledge Agreement or other Purchased Asset Documents.

5.

Purchased Asset Document Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Capital Stock of the principal benefits of the security intended to be provided thereby, including realization by foreclosure subject to the limitations set forth in the Insolvency Qualifications.

6.

Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset for which the underlying Mortgage Loan is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Administrative Agent, on behalf of Buyers, against such franchisor, either directly or as an assignee of the originator.

7.

Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File (a) the material terms of such Mezzanine Note, Mezzanine Pledge Agreement, guaranty, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Capital Stock or any portion thereof has been released from the lien of the related Mezzanine Pledge Agreement in any manner which materially interferes with the security intended to be provided by such Mezzanine Pledge Agreement; and (c) neither borrower nor guarantor has been released from its obligations under the Purchased Asset Documents. With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.

8.

Lien. Any security agreement, Mezzanine Pledge Agreement or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (10) below.

9.

Permitted Liens; Title Insurance. Seller’s security interest in the collateral for the Mezzanine Loan is covered by the most recently issued mezzanine title insurance policy or a comparable form of mezzanine loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Mezzanine Title Policy”) in the original principal amount of such Purchased Asset after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mezzanine Loan, the first priority lien on the collateral for the Mezzanine Loan, which lien is subject only to the liens created by the Purchased Asset Documents. Such Mezzanine Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Mezzanine Title Policy.

10.

Financing Statements. The Mezzanine Pledge Agreement for each Purchased Asset that is a Mezzanine Loan establishes a valid security interest in, and a UCC 1 financing statement has been filed (or, if not filed, has been submitted in proper form for filing) in all places necessary to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by Mezzanine Borrower. Each UCC 1 financing statement, if any, filed with respect to personal property owned by such Mezzanine Borrower and each UCC 2 or UCC 3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.

11.

Actions Concerning Purchased Asset. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mezzanine Borrower, guarantor, or Mortgagor, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) Mezzanine Borrower’s ownership of the Capital Stock in Mortgagor, (b) the validity or enforceability of the Purchased Asset Documents, (c) such Mezzanine Borrower’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current ability of the Underlying Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset.

12.

Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are held in an escrow account in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Purchased Asset Documents are being conveyed by Seller to Administrative Agent, on behalf of Buyers, or its servicer and identified as such with appropriate detail. Any and all requirements under the Purchased Asset Documents as to disbursements of any funds escrowed, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the related Purchased Asset Documents.

13.

No Holdbacks. The principal amount of the Purchased Asset stated on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Underlying Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund.

14.

Insurance. The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the Underlying Mortgaged Property, with respect to all property losses in excess of 5% of the principal amount of the underlying Mortgage Loan, the mortgage lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of the underlying Mortgage Loan together with any accrued interest thereon, with any excess applied to the existing outstanding principal balance of the Mezzanine Loan.

All premiums on all insurance policies referred to in this section required to be paid as of the date hereof have been paid, and such insurance policies name the lender under the Purchased Asset Documents and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Administrative Agent, on behalf of Buyers. Each related Purchased Asset obligates the underlying Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related expenses, including reasonable attorneys’ fees. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

15.

No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

16.

Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

17.

Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mezzanine Note, each holder of the Mezzanine Note was authorized to transact and do business in the jurisdiction in which each Underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by the Administrative Agent, on behalf of Buyers

18.

Compliance With Laws. The Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan. The terms of the Purchased Asset Documents require Mezzanine Borrower and the underlying Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

19.

Licenses and Permits. The Purchased Asset Documents require that the Mezzanine Borrower shall cause each underlying Mortgagor to keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals and applicable governmental authorizations necessary for the operation of the Underlying Mortgaged Property in full force and effect, and to Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals and applicable governmental authorizations are in effect. The Purchased Asset Documents require the related underlying Mortgagor to be qualified to do business in the jurisdiction in which the related Underlying Mortgaged Property is located and for the Mezzanine Borrower, the underlying Mortgagor and the Underlying Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

20.

Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset (a) becomes full recourse to the Mezzanine Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Mezzanine Borrower (but may be affiliated with the Mezzanine Borrower) that has assets other than equity in the underlying

Mortgagor that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mezzanine Borrower; (ii) Mezzanine Borrower or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mezzanine Borrower or (iii) transfers of equity interests in the underlying Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mezzanine Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Mezzanine Borrower (but may be affiliated with the Mezzanine Borrower) that has assets other than equity in the underlying Mortgagor that are not de minimis), for losses and damages sustained in the case of (i) misappropriation of rents, security deposits (or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to an event of default under the Purchased Asset Documents), insurance proceeds, or condemnation awards; (ii) the Mezzanine Borrower’s fraud or intentional or willful misrepresentation; (iii) willful misconduct by the Mezzanine Borrower or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the Underlying Mortgaged Property.

21.

Collateral Release. The terms of the related Mezzanine Pledge Agreement or related Purchased Asset Documents do not provide for release of any material portion of the collateral securing the Mezzanine Loan from the lien of the Mezzanine Pledge Agreement except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the collateral securing the Mezzanine Loan, or (b) upon payment in full of such Purchased Asset.

22.

Financial Reporting and Rent Rolls. The Purchased Asset Documents require the Mezzanine Borrower to provide the mezzanine lender with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Purchased Asset with more than one underlying Mortgagor or more than one Mezzanine Borrower are in the form of an annual combined balance sheet, as applicable of the Mezzanine Borrower entities and the underlying Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Underlying Mortgaged Properties on a combined basis and (ii) for each Purchased Asset with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the mezzanine lender.

23.

Acts of Terrorism Exclusion. With respect to each Purchased Asset with a principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Asset, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mezzanine lender from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the underlying Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the underlying Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the underlying Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

24.

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the mezzanine lender (which consent, in some cases, may not be unreasonably withheld for Purchased Assets with a principal balance less than $35 million) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the mezzanine lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the collateral for the Mezzanine Loan, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Underlying Mortgaged Property, or any controlling equity interest in the related underlying Mortgagor or Mezzanine Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than a controlling interest in the Mezzanine Borrower or the underlying Mortgagor, (iv) transfers to another holder of direct or indirect equity in the underlying Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of common stock in publicly traded companies or (vi) as set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt as set forth in any Exception Report, (b) the related Underlying Mortgaged Property is encumbered with a subordinate lien or security interest against the related Underlying Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Purchased Asset that is cross-collateralized and cross-defaulted with another Purchased Asset, as set forth on any Exception Report or (iv) Permitted Encumbrances, or (c) the collateral for the Mezzanine Loan is encumbered with a subordinate lien or security interest against such collateral, other than any liens granted pursuant to the Purchased Asset Documents. The Purchased Asset Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mezzanine Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mezzanine lender relative to such transfer or encumbrance.

25.

Single-Purpose Entity. Each Purchased Asset requires the Mezzanine Borrower to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mezzanine Borrower with respect to each Purchased Asset with a principal balance as of the Purchase Date in excess of $5 million provide that the Mezzanine Borrower is a Single-Purpose Entity, and each Purchased Asset with a principal balance as of the Purchase Date of $20 million or more has a counsel’s opinion regarding non-

consolidation of the Mezzanine Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Asset has a principal balance as of the Purchase Date equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning the Capital Stock of the underlying Mortgagor securing the Purchased Asset and prohibit it from engaging in any business unrelated to owning such Capital Stock, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in the underlying Mortgagor, or any indebtedness other than as permitted by the related Mezzanine Pledge Agreement or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mezzanine Borrower for a Purchased Asset that is cross-collateralized and cross-defaulted with a related Purchased Asset), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

26.	Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on Term SOFR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

27.

Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Purchased Asset where the underlying Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related underlying Mortgage does not also encumber the related lessor’s fee interest in such Underlying Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

a.

The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Underlying Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. No material change in the terms of the ground lease had occurred since the origination of the Purchased Asset, except by any written instruments which are included in the related Purchased Asset File;

b.

The lessor under such ground lease has agreed in a writing included in the related Purchased Asset File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the mezzanine lender and that any such action without such consent is not binding on the mezzanine lender, its successors or assigns;

c.

The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

d.

The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the underlying Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

e.

The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable (including pursuant to foreclosure) to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

f.

Seller has not received any written notice of default under or notice of termination of such ground lease. To Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Purchase Date;

g.

The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

h.

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

i.	The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

j.

Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related underlying Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Underlying Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the underlying Mortgage Loan, together with any accrued interest, with excess, if any, applied to the Mezzanine Loan;

k.

Under the terms of the ground lease and the related underlying Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Underlying Mortgaged Property to the extent not applied to restoration, will be applied first, pro rata, to the payment of the outstanding principal balance of the underlying Mortgage Loan and the Purchased Asset, together with any accrued interest; and

l.

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to mezzanine lender (or, in the alternative, mortgage lender has agreed to send such notice to mezzanine lender pursuant to the related intercreditor agreement) and (iv) it would accept cure from mezzanine lender on behalf of the ground lessee (or, in the alternative, mortgage lender has agreed to tender such cure on behalf of mezzanine lender pursuant to the related intercreditor agreement).

28.

Servicing. The servicing and collection of each Purchased Asset complied with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with customary industry standards for servicing of similar commercial loans.

29.

Origination and Underwriting. The origination of each Purchased Asset complied with all applicable laws and regulations. At the time of the origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily mortgage loans intended for securitization.

30.

Rent Rolls; Operating Histories. Seller has obtained Certified Rent Roll other than with respect to hospitality properties certified by the related Mezzanine Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. Seller has obtained Certified Operating Histories with respect to each Underlying Mortgaged Property certified by the related Mezzanine Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Underlying Mortgaged Property was owned, operated or constructed by the underlying Mortgagor or an affiliate for less than three years then for such shorter period of time.

31.

No Material Default; Payment Record. No Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and, no Purchased Asset is in default in making required payments as of the Purchase Date. To Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Purchased Asset, the value of the collateral for the Mezzanine Loan, or the value, use or operation of the related Underlying Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset Documents or accelerate any indebtedness under the Purchased Asset Documents.

32.

Bankruptcy. As of the date of origination of the related Purchased Asset and to Seller’s knowledge as of the Purchase Date, no Mezzanine Borrower, guarantor or issuer is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

33.

Organization of Mezzanine Borrower. Seller has obtained an organizational chart or other description of each Mezzanine Borrower which identifies all beneficial controlling owners of the Mezzanine Borrower (i.e., managing members, general partners or similar controlling person for such Mezzanine Borrower) (the “Mezzanine Borrower Controlling Owner”) and all owners that hold a 10% or greater direct ownership share (i.e., the “Mezzanine Borrower Major Sponsors”). Seller (1) required questionnaires to be completed by each Mezzanine Borrower Controlling Owner and guarantor or performed other processes designed to elicit information from each Mezzanine Borrower Controlling Owner and guarantor regarding such Mezzanine Borrower Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records by a search provider reasonably approved by Administrative Agent to elicit information about each Mezzanine Borrower Controlling Owner each Mezzanine Borrower Major Sponsor that is an international entity, each Mezzanine Borrower Major Sponsor that is a U.S. entity that holds a 20% or greater direct ownership share, and guarantor regarding such Mezzanine Borrower Controlling Owner’s, Mezzanine Borrower Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years. ((1) and (2) collectively, the “Mezzanine Sponsor Diligence”). Based solely on the Mezzanine Sponsor Diligence, to the knowledge of Seller, no Mezzanine Borrower Major Sponsor or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state or federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

34.

Environmental Conditions. In the case of each Purchased Asset that is the subject to an Environmental Insurance Policy, such Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (i) (a) a property condition or engineering report was prepared with respect to ACM and, if the related Underlying Mortgaged Property is a multifamily property, with respect to RG and LBP, and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Underlying Mortgaged Property, the related underlying Mortgagor (A) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (B) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (ii) on the effective date of the Environmental Insurance Policy, any material and adverse environmental condition or circumstance affecting the Underlying Mortgaged Property (other than the existence of LBP, ACM or RG) was disclosed to the insurer in one or more of the following: (a) the application for insurance, (b) an underlying Mortgagor questionnaire that was provided to the insurer, or (c) an engineering or other report provided to the insurer, and (iii) the premium of any Environmental Insurance Policy has been pre-paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

35.

Lease Estoppels. With respect to each Purchased Asset for which the underlying Mortgage Loan is secured by retail, office or industrial properties, Seller requested the related underlying Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll. With respect to each Purchased Asset for which the underlying Mortgage Loan is predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset, and to Seller’s knowledge, (x) the related lease is in full force and effect and (y) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Purchased Asset for which the underlying Mortgage Loan is predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the Underlying Mortgaged Property or set of cross-collateralized properties that secure a Purchased Asset that is represented on the Certified Rent Roll. To Seller’s knowledge, (x) each lease represented on the Certified Rent Roll is in full force and effect and (y) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Underlying Mortgaged Property or set of cross-collateralized properties either by the lessee thereunder or by the related underlying Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

36.

Appraisal. The Purchased Asset File contains an appraisal of the related Underlying Mortgaged Property with an appraisal date within 6 months of the Purchased Asset origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute and that (i) was engaged directly by the originator of the Purchased Asset or Seller, or a correspondent or agent of the originator of the Purchased Asset or Seller, and (ii) to the best of Seller’s knowledge, had no interest, direct or indirect, in the Underlying Mortgaged Property or the underlying Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Purchased Asset. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

37.

Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by this Agreement to be contained therein.

38.	Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other loan, other than the related Mortgage Loan.

39.

Advance of Funds by Seller. No advance of funds has been made by Seller to the related Mezzanine Borrower, and no funds have been received from any person other than the related Mezzanine Borrower or an affiliate, directly, or, to the knowledge of Seller, indirectly for, or on account of, payments due on the Purchased Asset. Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mezzanine Borrower under a Purchased Asset, other than contributions made on or prior to the date hereof.

40.

Compliance with Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Asset.

41.

OFAC. (a) No Purchased Asset is (i) subject to nullification pursuant to Executive Order 13224 or the OFAC Regulations or (ii) in violation of Executive Order 13224 or the OFAC Regulations, and (b) no Mezzanine Borrower is (i) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (ii) listed as a “blocked person” for purposes of the OFAC Regulations.

42.

No consent or approval by any Person is required in connection with Seller’s sale and/or Administrative Agent’s acquisition of such Mezzanine Loan, for Administrative Agent’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Administrative Agent’s, sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

43.

The related Purchased Asset Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) Mezzanine Borrower voluntarily transfers or encumbers all or any portion of any related Capital Stock, or (ii) any direct or indirect interest in Mezzanine Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related loan documents.

44.

Pursuant to the terms of the related Purchased Asset Documents: (a) no material terms of any related underlying Mortgage Loan may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the Underlying Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no material action may be taken by the Mortgagor with respect to the Underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; and (c) the holder of the Mezzanine Loan’s consent is required prior to the Mortgagor incurring any additional indebtedness.

45.

Article 8 Opt-In. The limited liability company membership certificate of the issuer of the Capital Stock securing the Purchased Asset constitutes a “security” within the meaning of Article 8 of the UCC, and no amendment of the issuer’s operating agreement that amends the opt-in may be effected without the consent of the holder of the Mezzanine Loan.

EXHIBIT VI

ADVANCE PROCEDURES

(a) Submission of Due Diligence Package. Seller shall deliver to Administrative Agent a due diligence package for Administrative Agent’s review and approval, which shall contain the following items (the “Due Diligence Package”):

1.	Delivery of Purchased Asset Documents. With respect to a New Asset that is a Pre-Existing Asset, each of the Purchased Asset Documents.

2.

Transaction-Specific Due Diligence Materials. With respect to any New Asset, a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Asset:

A. With respect to each Eligible Asset:

(i) a current rent roll and roll over schedule, if applicable;

(ii) a cash flow pro forma, plus historical operating statements, if available;

(iii) flood certification (or the equivalent in the applicable jurisdiction);

(iv) if available, maps and photos;

(v) copies of valuation, environmental, engineering and any other third party reports; provided, that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Administrative Agent, Seller shall deliver such items to Administrative Agent promptly upon Seller’s receipt of such items;

(vi) a description of the underlying real estate directly or indirectly securing or supporting such Purchased Asset and the ownership structure of the borrower and the sponsor;

(vii) indicative debt service coverage ratios;

(viii) indicative loan-to-value ratios;

(ix) a term sheet outlining the transaction generally;

(x) a description of the Mortgagor, including experience with other projects (real estate owned), its ownership structure and financial statements;

(xi) a description of Seller’s relationship with the Mortgagor, if any;

(xii) copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Administrative Agent, Seller shall deliver such items to Administrative Agent promptly upon Seller’s receipt of such items;

(xiii) any exceptions to the representations and warranties set forth in Exhibit V to this Agreement.

3.

Environmental and Engineering. A “Phase 1” (and, if applicable, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Administrative Agent, by an engineer or environmental consultant reasonably approved by Administrative Agent.

4.

Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

5.	Appraisal. An Appraisal acceptable to Administrative Agent. Such Appraisal shall be dated less than one hundred twenty (120) days prior to the proposed financing date.

6.

Opinions of Counsel. Opinion letters to Seller and its successors and assigns from counsel to the underlying obligor, on the underlying loan transaction, as to enforceability of the loan documents governing such transaction and such other matters as Administrative Agent shall reasonably require (including, without limitation, opinions as to due formation, authority, choice of law and perfection of security interests).

7.

Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor relating to any Eligible Asset at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been reasonably requested by Administrative Agent.

8.	Other Documents. Any other documents as Administrative Agent or its counsel shall reasonably deem necessary.

(b) Submission of Legal Documents. With respect to a New Asset that is an Originated Asset, as soon as practicable during the Pre-Purchase Due Diligence period, Seller shall deliver, or cause to be delivered, to counsel for Administrative Agent the following items, where applicable:

1.	Copies of all draft Purchased Asset Documents in substantially final form, blacklined against the approved form Purchased Asset Documents.

2.

Certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Purchased Asset, if applicable, of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents, in each case satisfactory to Administrative Agent.

3.	All surveys of the underlying real estate securing such Purchased Asset that are in Seller’s possession.

4.

Satisfactory reports of UCC, tax lien, judgment and litigation searches and other searches customarily required in the relevant jurisdiction with respect to the Eligible Asset, underlying real estate securing such Eligible Asset and Mortgagor.

5.

Certificates of occupancy issued by the appropriate Governmental Authority and letters or zoning reports certifying that the property is in compliance with all applicable zoning laws, issued by the appropriate Governmental Authority.

(c) Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clauses (a) and (b) above, Administrative Agent shall, no less than ten (10) Business Days prior to the proposed Purchase Date (1) notify Seller in writing (which may take the form of electronic mail format) that Administrative Agent has not approved the proposed Eligible Asset as a Purchased Asset or (2) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Eligible Asset as a Purchased Asset.

(d) Assignment Documents. Seller shall have executed and delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent and its counsel, all applicable assignment documents executed in blank with respect to the proposed Eligible Asset. Each of the assignment documents shall include blacklined copies of each document, showing all changes made to the forms of assignment documents that have been approved in advance by Administrative Agent.

EXHIBIT VII

FORM OF MARGIN DEFICIT NOTICE

[DATE]

VIA ELECTRONIC TRANSMISSION

SCREDIT MORTGAGE FUNDING SUB-3, LLC

SCREDIT MORTGAGE FUNDING SUB-3-T, LLC

c/o Starwood Credit Real Estate Income Trust

2340 Collins Avenue

Miami Beach, Florida 33139

Attention: SCREDIT Counsel

Email: SCREDITWarehouseNotices@starwood.com

Re:

Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase and Securities Contract Agreement) by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent for MORGAN STANLEY BANK, N.A., a national banking association, as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”; together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”).

Pursuant to Article 4(a) of the Master Repurchase and Securities Contract Agreement, Buyer hereby notifies Seller of the existence of a Margin Deficit as of the date hereof as follows:

Repurchase Price for all Purchased Assets, as set forth on Schedule __, attached hereto:	$	__________
Aggregate Buyers’ Margin Amount for all Purchased Assets, as set forth on Schedule __, attached hereto:	$	__________
MARGIN DEFICIT:	$	__________
TOTAL WIRE DUE:	$	__________

SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED ARTICLE 4(a) THEREOF.

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company

By:
Name:
Title:

EXHIBIT VIII-A

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Assignees That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(s) of the Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (the “Master Repurchase and Securities Contract Agreement”), by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent for MORGAN STANLEY BANK, N.A., a national banking association, as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”; together with Sub-3 Seller and Sub-3-T Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date: ________ __, 201[ ]

EXHIBIT VIII-B

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(s) of the Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (the “Master Repurchase and Securities Contract Agreement”), by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent for MORGAN STANLEY BANK, N.A., a national banking association, as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”; together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or the applicable Assignee with a correct, complete, and accurate executed IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee in writing, and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 201[ ]

EXHIBIT VIII-C

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(s) of the Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (the “Master Repurchase and Securities Agreement”), by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent for MORGAN STANLEY BANK, N.A., a national banking association, as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”; together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or the applicable Assignee with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 201[ ]

EXHIBIT VIII-D

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Assignees That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(s) of the Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (the “Master Repurchase and Securities Contract Agreement”), by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent for MORGAN STANLEY BANK, N.A., a national banking association, as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller; together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect to such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date: ________ __, 201[ ]

EXHIBIT IX

UCC FILING JURISDICTIONS

Delaware

EXHIBIT X

FORM OF RELEASE LETTER

[Date]

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

1585 Broadway, 2nd Floor

New York, New York 10036

Attention: Mr. Anthony Preisano

Re:

Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024, by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for MORGAN STANLEY BANK, N.A., a national banking association, as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company, and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase and Securities Contract Agreement).

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release all right, interest or claim of any kind other than any rights under the Master Repurchase and Securities Contract Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Administrative Agent, on behalf of Buyers, of the amount of the Purchase Price contemplated under the Master Repurchase and Securities Contract Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase and Securities Contract Agreement.

Very truly yours,

SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company

By:
Name:
Title:

SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

EXHIBIT XI

FORM OF COVENANT COMPLIANCE CERTIFICATE

[ ] [ ], 20[ ]

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

1585 Broadway, 2nd Floor

New York, New York 10036

Attention: Mr. Anthony Preisano

This Covenant Compliance Certificate is furnished pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”), by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent for MORGAN STANLEY BANK, N.A., a national banking association, as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”; together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”). Unless otherwise defined herein, capitalized terms used in this Covenant Compliance Certificate have the respective meanings ascribed thereto in the Master Repurchase and Securities Contract Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am a duly elected Responsible Officer.

2.

All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

3.

I have reviewed the terms of the Master Repurchase and Securities Contract Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

4.

As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(j) of the Master Repurchase and Securities Contract Agreement, Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in the Master Repurchase and Securities Contract Agreement and the related documents to be observed, performed or satisfied by it.

5.

The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default at the end of the accounting period covered by the attached financial statements or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

6.

To my Knowledge, as of the date hereof, each of the representations and warranties made by Seller in the Master Repurchase and Securities Contract Agreement are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except as to the extent of any exceptions approved by Administrative Agent in writing.

7.

Attached as Exhibit 1 hereto are the financial statements required to be delivered pursuant to Article 11 of the Master Repurchase and Securities Contract Agreement (or, if none are required to be delivered as of the date of this Covenant Compliance Certificate, the financial statements most recently delivered pursuant to Article 11 of the Master Repurchase and Securities Contract Agreement), which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of Guarantor as of the date or with respect to the period therein specified, in accordance with the requirements set forth in Article 11.

8.

Attached as Exhibit 2 hereto are the calculations demonstrating compliance with the financial covenants set forth in the Parent Guaranty and Indemnity, as of the date of the applicable financial statements.

9.

To my Knowledge, as of the date hereof, all representations and warranties made on the applicable Purchase Date with respect to each Purchased Asset and as set forth on Exhibit V of the Master Repurchase and Securities Agreement remain true, complete and correct in all material respects.

Described below are the exceptions, if any, to paragraphs 5 and 6, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Guarantor or Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered this [ ] day of [ ], 20[ ].

SELLER:

SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company

By:
Name:
Title:

SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company

By:
Name:
Title:

STARWOOD CREDIT REAL ESTATE INCOME TRUST, a Maryland statutory trust

By:
Name:
Title:

EXHIBIT XII

FORM OF RE-DIRECTION LETTER

[SELLER LETTERHEAD]

AS OF [    ] [ ], 20[ ]

[____________________]

[____________________]

[____________________]

[____________________]

[____________________]

Re:

Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”), by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for MORGAN STANLEY BANK, N.A., a national banking association, as a Buyer, and such other financial institutions from time to time party hereto (collectively, the “Buyers” and individually, each a “Buyer”), SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”; together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”); (capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Master Repurchase and Securities Contract Agreement)

Ladies and Gentlemen:

Pursuant to that certain Servicing Agreement, dated as of [    ], 20[_] (the “Servicing Agreement”), [     ] (the “Servicer”) is servicing certain loans that may be sold by Seller to Administrative Agent, on behalf of Buyers, pursuant to the Master Repurchase and Securities Contract Agreement (collectively, the “Purchased Assets”) on a servicing-released basis, and Seller has granted a security interest to Administrative Agent, on behalf of Buyers, in the Purchased Assets.

In accordance with Seller’s requirements under the Master Repurchase and Securities Contract Agreement, Seller hereby notifies and instructs Servicer, and Servicer hereby agrees that Servicer shall, on each [Remittance Date (as defined in the Servicing Agreement)], deposit all collections of Income in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income (minus any amounts due to Servicer as set forth in the Servicing Agreement), to the following account:

Bank Name: [***]

ABA #: [***]

Account Name: [***]

Account Number: [***] (the “Controlled Account”).

Servicer acknowledges that the Controlled Account is held for the benefit of Administrative Agent, on behalf of Buyers, pursuant to the Blocked Account Control Agreement, dated as of July 25, 2024, by and among Administrative Agent, Sub-3 Seller and JPMorgan Chase Bank, N.A., in its capacity as Depository. Upon receipt of a notice of Event of Default from Administrative Agent, Servicer shall follow the instructions of Administrative Agent, consistent with the servicing obligations of Servicer under the Servicing Agreement, with respect to the Purchased Asset, and shall deliver to Administrative Agent any information with respect to the Purchased Asset reasonably requested by Administrative Agent.

Servicer hereby agrees that upon the occurrence and during the continuance of an Event of Default, Administrative Agent may terminate Servicer as the servicer with respect to any or all of the Purchased Assets under any servicing agreement which exists between Servicer and Seller in respect of (but only to the extent it relates to) the Purchased Assets in accordance with the termination process set forth in such servicing agreement (but such termination shall not affect the servicing of any other assets by Servicer under such servicing agreement and such servicing agreement shall remain in full force and effect with respect to such other assets) and in any event transfer servicing thereof to Administrative Agent’s designee, at no cost or expense to Administrative Agent, it being agreed that Seller will pay any and all fees required to effectuate the transfer of servicing to the designee of Administrative Agent. To the extent Administrative Agent does not elect to terminate Servicer after an Event of Default, Servicer shall continue to service the Purchased Assets and the Buyers shall assume and perform (or delegate the performance to Administrative Agent) all of the duties and obligations of Seller set forth in the Servicing Agreement.

Notwithstanding any contrary information or direction which may be delivered to Servicer by Seller, Servicer may conclusively rely on any information, direction or notice, without any independent investigation or inquiry, of an Event of Default delivered by Administrative Agent, and Seller shall indemnify and hold Servicer harmless for any and all claims asserted against Servicer for any actions taken in good faith by Servicer in connection with the delivery of such information, direction or notice of an Event of Default.

Servicer agrees to deliver directly to Administrative Agent, on behalf of Buyers, at the email address: [      ] (or such other email addresses as may hereafter be provided to Servicer by Administrative Agent, on behalf of Buyers), the monthly remittance report and shall provide access to such other information with respect to the Purchased Assets that Servicer is required to deliver to Seller under the Servicing Agreement, on the same date such information is required to be delivered to Seller.

No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of Administrative Agent, Seller and Servicer. Administrative Agent is an intended third party beneficiary of this letter.

This servicer re-direction letter may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a PDF e-mail transmission) of an executed counterpart of a signature page to this letter shall be effective as delivery of an original executed counterpart of this letter.

This servicer re-direction letter shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to Administrative Agent promptly upon receipt. Any notices to Administrative Agent should be delivered to the following address:

Morgan Stanley Mortgage Capital Holdings LLC

1585 Broadway, 25th Floor

New York, New York

Attention: Mr. Anthony Preisano

Email: Anthony.Preisano@morganstanley.com

Telephone: 212-761-5688

Facsimile: 718-233-3307

and to:

Morgan Stanley Mortgage Capital Holdings LLC

One Utah Center, 201 South Main Street

Salt Lake City, Utah 84111

and to:

Morgan Stanley Mortgage Capital Holdings LLC

1 New York Plaza, 41st Floor

New York, New York 10004

Attention: Tom O’Donnell

Telephone: (212) 276-0616

Fax: (646) 290-3126

Email: wltapes@morganstanley.com

Very truly yours,

SCREDIT MORTGAGE FUNDING SUB-3, LLC, a Delaware limited liability company

By:
Name:
Title:

SCREDIT MORTGAGE FUNDING SUB-3-T, LLC, a Delaware limited liability company

By:
Name:
Title:

Agreed and accepted this [ ] day of [ ], 20[ ]

[ ]

By:
Name:
Title:

EXHIBIT XIII

FORM OF BAILEE LETTER

_______________ __, 20__

Ladies and Gentlemen:

Reference is made to that certain Master Repurchase and Securities Contract Agreement, dated as of July 25, 2024 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase and Securities Contract Agreement) by and among Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for Morgan Stanley Bank, N.A., a national banking association, as a Buyer, and such other financial institutions from time to time party hereto, SCREDIT Mortgage Funding Sub-3, LLC, a Delaware limited liability company (“Sub-3 Seller”), and SCREDIT Mortgage Funding Sub-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller”; together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Administrative Agent and Sidley Austin LLP (the “Bailee”) hereby agree as follows:

(a) Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder, the Custodial Delivery Certificate attached hereto as Attachment 1.

(b) On or prior to the date indicated on the Custodial Delivery Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the original documents set forth on Exhibit B to Attachment 1 attached thereto (collectively, the “Purchased Asset File”) for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed in Exhibit A to Attachment 1 attached thereto.

(c) The Bailee shall deliver to Administrative Agent and Wells Fargo Bank, N.A. (the “Custodian”) on or prior to the Funding Date by electronic mail (a) in the name of Buyer, certification in the form of Attachment 2 attached hereto (the “Bailee’s Certification”) which Bailee’s Certification shall state that the Bailee has received the documents comprising the Purchased Asset File as set forth in the Custodial Delivery Certificate.

(d) On the applicable Funding Date, in the event that Administrative Agent, on behalf of Buyers, fails to purchase from Seller the Purchased Assets identified in the related Custodial Delivery Certificate, Administrative Agent shall deliver by electronic mail to the Bailee to the attention of [       ] at [         ], an authorization (the “Electronic Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller.

Upon receipt of such Electronic Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

(e) Following the Funding Date and the funding of the Purchase Price, the Bailee shall forward the Purchased Asset Files to the Custodian at [        ], by reputable overnight courier for receipt by the Custodian no later than the fifth (5th) Business Day following the applicable Funding Date.

(f) From and after the applicable Funding Date until the time of receipt of the Electronic Authorization or delivery pursuant to paragraph (e), as applicable, the Bailee (a) shall maintain continuous custody (and will forward in accordance with clause (e) above) and control of the related Purchased Asset Files as bailee for Administrative Agent and (b) is holding the related Purchased Assets as sole and exclusive bailee for Administrative Agent unless and until otherwise instructed in writing by Administrative Agent.

(g) Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Letter or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by gross negligence or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Letter.

(h) Intentionally omitted.

(i) Seller agrees to indemnify and hold Administrative Agent, on behalf of Buyers, and its respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure (as defined in the Custodial Agreement) or the Bailee’s negligence, lack of good faith or willful misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Letter.

(j) Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as counsel to Seller in connection with a proposed transaction and Sidley Austin LLP, has represented Seller in connection with negotiation, execution and delivery of the Repurchase Agreement.

(k) The agreement set forth in this Bailee Letter may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

(l) This Bailee Letter may not be assigned by Seller or the Bailee without the prior written consent of Administrative Agent.

(m) For the purpose of facilitating the execution of this Bailee Letter as herein provided and for other purposes, this Bailee Letter may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.

(n) This Bailee Letter shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(o) Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

Very truly yours,

[SCREDIT MORTGAGE FUNDING SUB-3, LLC]/[SCREDIT MORTGAGE FUNDING SUB-3-T, LLC], Seller

By:
Name:
Title:

ACCEPTED AND AGREED:

[ ], as Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,
Administrative Agent

By:
Name:
Title:

Attachment 1

CUSTODIAL DELIVERY CERTIFICATE

[See attached.]

Attachment 2

FORM OF BAILEE’S CERTIFICATION

[_______], 2014

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

[*]

[*]

[*]

Re:

Bailee Letter, dated as of [________], 2014 (the “Bailee Letter”) among SCREDIT Mortgage Funding Sub-3, LLC, SCREDIT Mortgage Funding Sub-3-T, LLC, Morgan Stanley Mortgage Capital Holdings LLC and [    ] (the “Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Paragraph (c) of the above-referenced Bailee Letter, the undersigned, as the Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule (Exhibit A to Attachment 1), a copy of which is attached hereto, it has reviewed the Purchased Asset File (Exhibit B to Attachment 1) and has determined that all documents listed in the Purchased Asset File are in its possession.

The Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Administrative Agent pursuant to the terms of the Bailee Letter.

All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Bailee Letter.

[ ], BAILEE

By:
Name:
Title:

cc:	Wells Fargo Bank, N.A., as custodian

EXHIBIT XIV

RESERVED

EXHIBIT XV

FORM OF STWD-SREDS/SCREDIT CO-LENDER AGREEMENT

(See Attached)

SCREDIT—FORM CO-LENDER AGREEMENT

CO-LENDER AGREEMENT

Dated as of [   ], 202[_]

by and between

[STARWOOD PROPERTY MORTGAGE SUB-__-A, L.L.C.]

(Initial Note A-1 Holder),

[and]

[SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC]

(Initial Note A-2 Holder)

[and]

[[____________]

(Initial Note A-3 Holder)]

and

[STARWOOD PROPERTY MORTGAGE SUB-__-A, L.L.C. /

[SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC]],

as Administrator

$[_______]       Mortgage Loan[/$[    ] Mezzanine Loan]

Co-Lender Agreement

THIS CO-LENDER AGREEMENT (this “Agreement”) dated as of [    ], 202[_], by and among [STARWOOD PROPERTY MORTGAGE SUB-__-A, L.L.C.], a Delaware limited liability company (the “Initial Note A-1 Holder”), [and] [SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC], a Delaware limited liability company (the “Initial Note A-2 Holder”) [and] [      ] (the “Initial Note A-3 Holder”] and together with the Initial Note A-1 Holder [and the Initial Note A-2 Holder] collectively, the “Initial Note Holders” and each a “Initial Note Holder”) and [STARWOOD PROPERTY MORTGAGE SUB-__-A, L.L.C. / [SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC]], a Delaware limited liability company (or any successor or replacement thereto in accordance with the terms hereof, the “Administrator”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain Loan Agreement, dated as of the Closing Date (as the same may be amended, replaced, restated, supplemented or otherwise modified from time to time, the “Mortgage Loan Agreement”), by and between [     ], a [Delaware limited liability company] (“Mortgage Borrower”) and [STARWOOD LENDER], a Delaware limited liability company (the “Initial Lender”), Initial Lender made a loan to Borrower in the [original/maximum] principal amount of [up to] [$_________] (the “Mortgage Loan”), which Mortgage Loan is evidenced by (i) that certain Promissory Note A-1 in the [original/maximum] principal amount of [up to] [$ ] made by Borrower in favor of Initial Lender (as same may from time to time be amended, modified and/or restated, “Mortgage Note A-1”), [and] (ii) Promissory Note A-2 in the [original/maximum] principal amount of [up to] [$ ] made by Borrower in favor of Initial Lender (as same may from time to time be amended, modified and/or restated, “Mortgage Note A-2”) [and (iii) Promissory Note A-3 in the [original/maximum] principal amount of [up to] [$_________] made by Borrower in favor of Initial Lender (as same may from time to time be amended, modified and/or restated, “Mortgage Note A-3”;] and together with Mortgage Note A-1 [and Mortgage Note A-2], collectively, the “Mortgage Notes”, and individually, a “Mortgage Note”), each dated as of the Closing Date, and secured by, among other things, that certain first priority [Mortgage/Deed of Trust, and Security Agreement], dated as of the Closing Date, executed and delivered by Borrower in favor of the Initial Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mortgage”), which Mortgage encumbers the real property and all improvements thereon and appurtenances thereto described in such Mortgage, as more particularly described on Exhibit A-1 (individually and collectively, as the context may require, the “Mortgaged Property”) (the Mortgage, together with all of the other documents and agreements evidencing and/or securing the Mortgage Loan, including, without limitation, the documents and agreements set forth on Exhibit A-2 hereto, as each of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time, subject to the limitations and agreements contained in this Agreement, collectively the “Mortgage Loan Documents”);

WHEREAS, the Initial Lender has assigned its right, title and interest in Note A-1[,][and] Note A-2 [and Note A-3] to the Initial Note A-1 Holder[,][and] the Initial Note A-2 Holder [and the Initial Note A-3 Holder], respectively;

Co-Lender Agreement

[WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain Mezzanine Loan Agreement, dated as of the Closing Date (as the same may be amended, replaced, restated, supplemented or otherwise modified from time to time, the “Mezzanine Loan Agreement”), by and between [    ], a [Delaware limited liability company] (“Mezzanine Borrower”) and [STARWOOD LENDER], a Delaware limited liability company (in such capacity, the “Initial Mezzanine Lender”), Initial Mezzanine Lender made a loan to Mezzanine Borrower in the [original/maximum] principal amount of [up to] [$    ] (the “Mezzanine Loan”), which Mezzanine Loan is evidenced by (i) that certain Promissory Note A-1 in the [original/maximum] principal amount of [up to] [$    ] made by Mezzanine Borrower in favor of Initial Mezzanine Lender (as same may from time to time be amended, modified and/or restated, “Mezzanine Note A-1”), [and] (ii) Promissory Note A-2 in the [original/maximum] principal amount of [up to] [$    ] made by Mezzanine Borrower in favor of Initial Mezzanine Lender (as same may from time to time be amended, modified and/or restated, “Mezzanine Note A-2”) [and (iii) Promissory Note A-3 in the [original/maximum] principal amount of [up to] [$ ] made by Mezzanine Borrower in favor of Initial Mezzanine Lender (as same may from time to time be amended, modified and/or restated, “Mezzanine Note A-3”;] and together with Mezzanine Note A-1 [and Mezzanine Note A-2], collectively, the “Mezzanine Notes”, and individually, a “Mezzanine Note”), each dated as of the Closing Date, and secured by, among other things, that certain first priority [Pledge and Security Agreement], dated as of the Closing Date, executed and delivered by Mezzanine Borrower in favor of Initial Mezzanine Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mezzanine Pledge Agreement”), which Mezzanine Pledge Agreement pledges and grants to Initial Mezzanine Lender a lien and security in and to 100% of Mezzanine Borrower’s equity interests in Borrower (the Mezzanine Pledge Agreement, together with all of the other documents and agreements evidencing and/or securing the Mezzanine Loan, including, without limitation, the documents and agreements set forth on Exhibit A-3 hereto, as each of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time, subject to the limitations and agreements contained in this Agreement, collectively the “Mezzanine Loan Documents”);] and

WHEREAS, the parties hereto desire to enter into this Agreement to memorialize the terms under which the Loan and the Notes are to be held, serviced and administered.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1. Definitions; Conflicts. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement or the Servicing Agreement, as applicable. To the extent of any inconsistency between terms defined in this Agreement and the Servicing Agreement, the Servicing Agreement shall control. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

-2-	Co-Lender Agreement

“Accepted Servicing Practices” shall mean (i) if a Servicer has been appointed and is then acting in such capacity hereunder, the meaning assigned to such term or any analogous term in the Servicing Agreement or (ii) if no Servicer has then been appointed hereunder, then the obligation of Administrator to service and administer the Loan solely in the best interests and for the benefit of the Holders (as a collective whole) using the same degree of care, skill, prudence and diligence which Administrator normally exercises in connection with real estate loans of substantially the same size and type as the Loan that Administrator holds and administers for its own account (x) exercising reasonable business judgment and acting in accordance with applicable law, the terms of this Agreement and the Loan Documents, and (y) without regard to (1) any relationship or ownership interest that Administrator or any Affiliate thereof may have with Borrower or any Affiliate thereof or any relationship or ownership interest that the Administrator or any Affiliate thereof may have with a Holder or any Affiliate thereof, (2) any ownership interest in any Note, (3) the right of the Administrator or any Affiliate thereof to receive compensation for its services or reimbursement of costs hereunder or with respect to any particular transaction, (4) the management or servicing of mortgage loan portfolios for other third parties, (5) any obligation of the Administrator to make any advances and (6) any indemnity obligation or right on the part of the Administrator or any Affiliate thereof with respect to the Loan.

[“Additional Advance” shall have the meaning set forth in the Loan Agreement.]

[“Additional Servicing Compensation” shall mean any additional servicing compensation that any Servicer is entitled to retain under the Servicing Agreement.]

“Administrator” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Advance Rate” shall mean a per annum rate equal to the Prime Rate, compounded monthly as of each Remittance Date.

“Advances” shall mean the Note Holder Advances.

“Affiliate” shall mean with respect to any specified Person, (a) any other Person controlling or controlled by or under common control with such specified Person (each a “Common Control Party”), (b) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (c) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Co-Lender Agreement, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Balloon Payment” shall mean, with respect to the Loan, the payment of principal due on its stated maturity date.

-3-	Co-Lender Agreement

“Bankruptcy Event” shall mean, with respect to any Person, such Person is the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it; provided that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Person, it shall be a Bankruptcy Event only upon the same not being discharged, stayed or dismissed within ninety (90) days.

“Borrower” shall mean the Mortgage Borrower [or the Mezzanine Borrower, as applicable].

“Borrower Party” shall mean each of Borrower and the guarantor under the Loan Documents.

“Borrower Related Holder” shall mean, at any time, a Holder that owns, or has an Affiliate that owns, all or any portion of, or any direct or indirect interest in Borrower.

“Borrower Related Party” and “Borrower Related Parties” shall have the meaning assigned such term in Section 17.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement or if no Servicing Agreement is then in place, the Loan Agreement.

“Buy-Sell Closing Date” shall have the meaning given such term in Section 36(d) hereof.

“Buy-Sell Notice” shall have the meaning given such term in Section 36(a) hereof.

“Buy-Sell Price” shall mean, with respect to the interest of any Holder, the Percentage Interest of the Designated Value, subject to adjustment for any Protective Advances, Reimbursable Advances, Funded Default Amount or other amounts either owed to such Holder or owed by such Holder, in each case with interest thereon at the applicable rate set forth herein for such amounts.

“Buy-Sell Withdrawal Notice” shall have the meaning given such term in Section 36(b) hereof.

“Buying Note Holder” shall have the meaning given such term in Section 36(d) hereof.

“CLO” shall have the meaning assigned to such term in the definition of “Qualified Transferee”.

“CLO Asset Manager” shall mean, with respect to any Securitization Vehicle that is a CLO, the entity that is responsible for managing or administering the underlying assets of such Securitization Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the Holder in question).

-4-	Co-Lender Agreement

“Closing Date” shall mean [  ], 202[_].

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account(s)” shall mean one or more accounts, maintained pursuant to the terms of the Servicing Agreement.

“Common Control Party” shall have the meaning given to such term in the definition of “Affiliate.”

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controls”, “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Costs” shall mean all actual out-of-pocket costs, fees, expenses, Advances, interest, payments, losses, liabilities, judgments and/or causes of action reasonably suffered or incurred or reasonably paid by a Holder (or Administrator), pursuant to or in connection with the enforcement and administration of the Loan, the Loan Documents (not including any Servicing Fees, Special Servicing Fees [or Additional Servicing Compensation]), the Mortgaged Property, this Agreement or otherwise in connection with the enforcement and administration of the Loan, including, without limitation, any additional costs and interest thereon incurred by any Holder (or Administrator) pursuant to Section 7(c) hereof, reasonable attorneys’ fees and actual disbursements, taxes, assessments, insurance premiums and other protective advances as more particularly provided in the Loan Documents, except for those resulting from the negligence or willful misconduct of such Holder (or Administrator or any Servicer); provided, however, that none of (i) the day-to-day customary and usual, ordinary costs of servicing and administration of the Loan, shall be included or deemed to be “Costs.”

“Defaulting Holder” shall mean any Holder that (i) is the subject of a Bankruptcy Event, (ii) is a Delinquent Advance Holder, or (iii) has failed to fund to Administrator its Percentage Interest of any Required Protective Advance or to reimburse Administrator for any payments owing by such Holder to Administrator hereunder, provided that Administrator shall have provided each Holder with ten (10) Business Days prior written notice of the date such Required Protective Advance is required to be funded or paid and reasonable supporting documentation and information regarding such Required Protective Advance.

“Deficiency” shall mean the aggregate amount of Required Protective Advances that a Defaulting Holder was required but failed to pay pursuant to the terms hereof and the Loan Agreement.

-5-	Co-Lender Agreement

“Delinquent Advance Amount” shall have the meaning set forth in Section 35(c).

“Delinquent Advance Holder” shall have the meaning set forth in Section 35(c).

“Designated Value” shall have the meaning given such term in Section 36(a) hereof.

“Electing Non-Delinquent Advance Holder” shall have the meaning set forth in Section 35.

“Election Period” shall have the meaning given such term in Section 36(b) hereof.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of Four Hundred Million Dollars ($400,000,000) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of at least Two Hundred Million Dollars ($200,000,000) and (ii) is regularly engaged in the business of making or owning (or, in the case of a fund advisor or manager, advising or managing with respect to a fund that is regularly engaged in the business of making or owning) interests in commercial real estate loans (including mezzanine loans with respect to commercial real estate), originating preferred equity investments or owning or operating commercial properties.

“Erroneous Payment” shall have the meaning set forth in Section 38(a).

“Event of Default” shall mean an “Event of Default” as defined in the Loan Agreement.

“Final Election Date” shall have the meaning given such term in Section 36(b) hereof.

“Extension Fee” shall mean any [“Extension Fee”]1 or any other “extension fee” payable by the Borrower pursuant to the Loan Agreement in connection with the exercise of any extension option thereunder.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” shall mean, individually, the holder of any of Note A-1[,][or] Note A-2, [or Note A-3], as applicable in context.

“Holders” shall mean, collectively, the Note A-1 Holder[, and] the Note A-2 Holder[, and the Note A-3 Holder].

[1]	Refer to the defined term in the Mortgage Loan Agreement.

-6-	Co-Lender Agreement

“Included Note Holder” shall have the meaning given such term in Section 36(b) hereof.

“Initiating Note Holder” shall have the meaning given such term in Section 36(a) hereof.

[“Initial Lender” shall have the meaning assigned such term in the recitals.]

“Initial Note Holder” shall have the meaning assigned such term in the recitals.

“Initial Note A-1 Holder” shall have the meaning assigned to such term in the recitals.

“Initial Note A-1 Principal Balance” shall have the meaning assigned to such term in the Loan Schedule.

“Initial Note A-2 Holder” shall have the meaning assigned such term in the recitals.

“Initial Note A-2 Principal Balance” shall have the meaning assigned to such term in the Loan Schedule.

[“Initial Note A-3 Holder” shall have the meaning assigned to such term in the recitals.]

“Initial Note A-3 Principal Balance” shall have the meaning assigned to such term in the Loan Schedule.]

[“Intercreditor Agreement” shall mean the intercreditor agreement to be entered into after the date hereof between Administrator and Mezzanine Lender, which intercreditor agreement shall, among other things, set forth the relative priorities of the Mortgage Loan Documents and Mezzanine Loan Documents and certain other agreements relating to the Mortgage Loan and the Mezzanine Loan.]

“Liquidation Proceeds” shall mean the amount (other than insurance proceeds or amounts required to be paid to the Borrower or other Persons pursuant to the Loan Documents or applicable law) received in connection with the liquidation of the Mortgaged Property or REO Property through a trustee’s sale, foreclosure sale or otherwise or the sale or other liquidation of the Loan, including a final discounted payoff of the Loan.

“LLC Agreement” shall have the meaning set forth in Section 18(c).

“Loan” shall mean the Mortgage Loan [or the Mezzanine Loan, as applicable].

“Loan Agreement” shall mean the Mortgage Loan Agreement [and/or the Mezzanine Loan Agreement, as applicable].

-7-	Co-Lender Agreement

“Loan Documents” shall mean the Mortgage Loan Documents [and/or the Mezzanine Loan Documents, as applicable].

“Loan Interest Rate” shall mean the Mortgage Interest Rate [and/or the Mezzanine Interest Rate, as applicable].

“Loan Principal Balance” shall mean the Mortgage Loan Principal Balance [and/or the Mezzanine Loan Principal Balance, as applicable].

“Loan Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth certain information regarding the Loan and the principal terms for the purchase by the Holders.

“Major Decision” shall have the meaning set forth in Section 19(c).

“Maturity Date” shall have the meaning assigned to such term as set forth in the Loan Schedule.

“Material Disagreement” shall have the meaning given such term in Section 36(a) hereof.

[“Mezzanine Borrower” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Collateral” shall mean all of Mezzanine Borrower’s ownership interests in Mortgage Borrower.]

[“Mezzanine Default Rate” shall have the meaning assigned to such term in the Loan Schedule.]

[“Mezzanine Interest Rate” shall have the meaning assigned to such term in the Loan Schedule.]

[“Mezzanine Lender” and “Mezzanine Lenders” shall have the meaning assigned to such terms in the recitals.]

[“Mezzanine Loan” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Loan Agreement” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Loan Documents” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Loan Principal Balance” shall mean, at any date of determination, the outstanding principal balance of the Mezzanine Loan.]

-8-	Co-Lender Agreement

[“Mezzanine Loan Related Lender” shall mean, at any time, a Holder that owns, or has an Affiliate that owns, all or any portion of, or any direct or indirect debt or equity interest in, the Mezzanine Loan or any Mezzanine Lender, unless, at such time, each Holder hereunder or its Affiliate owns portions of the Mezzanine Loan.]2

[“Mezzanine Note(s)” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Note A-1” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Note A-2” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Pledge Agreement” shall have the meaning assigned to such term in the recitals.]

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Borrower” shall have the meaning assigned such term in the recitals.

“Mortgage Default Rate” shall have the meaning assigned to such term in the Loan Schedule.

“Mortgage Interest Rate” shall have the meaning assigned to such term in the Loan Schedule.

“Mortgage Loan” shall have the meaning assigned such term in the recitals.

“Mortgage Loan Agreement” shall have the meaning assigned such term in the recitals.

“Mortgage Loan Documents” shall have the meaning assigned such term in the recitals.

“Mortgage Loan Principal Balance” shall mean, at any date of determination, the outstanding principal balance of the Mortgage Loan.

“Mortgage Note(s)” shall have the meaning assigned such term in the recitals.

“Mortgage Note A-1” shall have the meaning assigned such term in the recitals.

“Mortgage Note A-2” shall have the meaning assigned such term in the recitals.

[2]	Term/concept will not apply if Mortgage and Mezz are stapled.

-9-	Co-Lender Agreement

[“Mortgage Note A-3” shall have the meaning assigned such term in the recitals.]

“Mortgaged Property” shall have the meaning assigned such term in the recitals.

“Net Default Interest” shall mean the excess of interest accrued on the Mortgage Loan at the Mortgage Default Rate over interest accrued on the Mortgage Loan at the Mortgage Interest Rate [or the excess of interest accrued on the Mezzanine Loan at the Mezzanine Default Rate over interest accrued on the Mezzanine Loan at the Mezzanine Interest Rate].

“Non-Delinquent Advance Holder” shall have the meaning set forth in Section 35(c).

“Non-Exempt Person” shall mean any Person other than a Person who either (1) is a U.S. Person or (2) has delivered to (or has on file with) the Administrator (or the Servicer on its behalf) for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed, by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Administrator to make such payments free of any obligation or liability for withholding.

“Note(s)” shall mean Note A-1[,] [and/or] Note A-2 [and/or Note A-3].

“Note A-1” shall mean Mortgage Note A-1 [or Mezzanine Note A-1, as applicable],

“Note A-1 Holder” shall mean the Initial Note A-1 Holder or any subsequent holder of Note A-1.

“Note A-1 Holder Advance” shall mean any property advance by the Note A-1 Holder under this Agreement with respect to the Loan or the Mortgaged Property, including, without limitation, any Protective Advance, or any advance to cover any Servicing Fees not paid to Servicer by any Holder.

“Note A-1 Percentage Interest” shall mean, as of any date, the ratio of the Note A1 Principal Balance to the Loan Principal Balance.

“Note A-1 Principal Balance” shall mean, at any time of determination, the Initial Note A-1 Principal Balance as set forth in the Loan Schedule, as previously reduced by payments of principal thereon received by the Note A-1 Holder and any reductions in such amount pursuant to Section 5 [or increased by any portion of any Additional Advance funded by the Note A-1 Holder pursuant to Section 35 hereof].3

“Note A-2” shall mean Mortgage Note A-2 [or Mezzanine Note A-2, as applicable],

[3]	Update to add increases in balance for future advances, if applicable.

-10-	Co-Lender Agreement

“Note A-2 Holder” shall mean the Initial Note A-2 Holder or any subsequent holder of Note A-2.

“Note A-2 Holder Advance” shall mean any property advance by the Note A-2 Holder under this Agreement with respect to the Loan or the Mortgaged Property, including, without limitation, any Protective Advance, or any advance to cover any Servicing Fees not paid to Servicer by any Holder.

“Note A-2 Percentage Interest” shall mean, as of any date, the ratio of the Note A-2 Principal Balance to the Loan Principal Balance.

“Note A-2 Principal Balance” shall mean, at any time of determination, the Initial Note A-2 Principal Balance as set forth in the Loan Schedule, as previously reduced by payments of principal thereon received by the Note A-2 Holder and any reductions in such amount pursuant to Section 5 [or increased by any portion of any Additional Advance funded by the Note A-2 Holder pursuant to Section 35 hereof].4

[“Note A-3” shall mean Mortgage Note A-3 [or Mezzanine Note A-3, as applicable]].

“Note A-3 Holder” shall mean the Initial Note A-3 Holder or any subsequent holder of Note A-3.

“Note A-3 Holder Advance” shall mean any property advance by the Note A-3 Holder under this Agreement with respect to Note A-3, the Loan or the Mortgaged Property, including, without limitation, any Protective Advance, or any advance to cover any Servicing Fees not paid to Servicer by any Holder.

“Note A-3 Percentage Interest” shall mean, as of any date, the ratio of the Note A3 Principal Balance to the Loan Principal Balance.

“Note A-3 Principal Balance” shall mean, at any time of determination, the Initial Note A-3 Principal Balance as set forth in the Loan Schedule, as previously reduced by payments of principal thereon received by the Note A-3 Holder and any reductions in such amount pursuant to Section 5 [or increased by any portion of any Additional Advance funded by the Note A-3 Holder pursuant to Section 35 hereof].5

“Note Holder Advance” shall mean individually or collectively, as the context may require, any Note A-1 Holder Advance [,and/or] Note A-2 Holder Advance[, and/or Note A-3 Holder Advance], as the case may be.

“Note Holder Principal Balance” shall mean individually or collectively, as the context may require, the Note A-1 Principal Balance[, and/or] the Note A-2 Principal Balance, [and/or the Note A-3 Principal Balance,] as the case may be.

[4]	Update to add increases in balance for future advances, if applicable
[5]	Update to add increases in balance for future advances, if applicable.

-11-	Co-Lender Agreement

“Note Pledge” shall have the meaning set forth in Section 16(b).

“Note Split” shall have the meaning set forth in Section 34.

“Payment Date” shall mean the “Payment Date” as set forth in the Loan Agreement.

“Penalty Charges” shall mean any amounts actually collected on the Loan from the Borrower that represent late payment charges, other than a Prepayment Premium or default interest.

“Percentage Interest” shall mean individually or collectively, as the context may require, the Note A-1 Percentage Interest[, and/or] the Note A-2 Percentage Interest[, and/or] the Note A-3 Percentage Interest], as the case may be.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchasing Election” shall have the meaning given such term in Section 36(b) hereof.

“Pledge” shall have the meaning set forth in Section 16(b).

“Pledging Holder” shall have the meaning set forth in Section 16(b).

[“Pre-Approved Servicer” shall mean each of Wells Fargo Bank, National Association,      and      and any respective Affiliate of each of the foregoing.]6

“Prepayment” shall mean any payment of principal made by the Borrower with respect to the Loan which is received in advance of its scheduled Maturity Date, whether made by reason of a casualty or condemnation, due to the acceleration of the maturity of the Notes or otherwise.

“Prepayment Premium” shall mean any prepayment premium, yield maintenance premium/spread maintenance premium or similar fee required to be paid in connection with a Prepayment of the Loan, including, without limitation, any exit fees.

“Prime Rate” shall mean the “Prime Rate” in effect from time to time (as published in the “Money Rates” section of The Wall Street Journal or, if such section or publication no longer is available, such other publication as determined by the Administrator in its reasonable discretion).

[6]	Include all Servicers to be pre-approved by repo lenders.

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“Principal Balance” shall mean with respect to any Note, at any date of determination, the then outstanding principal balance of such Note.

“Prohibited Person” shall have the meaning set forth in the Loan Agreement.

“Protective Advance” shall have the meaning set forth in Section 40.

“Qualified Servicer” shall mean (a) each Pre-Approved Servicer, and (b) any other mortgage finance institution, insurance company, bank or mortgage servicing institution that is: (i) organized and doing business under the laws of the United States or any state of the United States or the District of Columbia; (ii) authorized to transact business in each jurisdiction of the United States, if and to the extent required by applicable law to enable such institution to perform its obligations hereunder and, in the event that such institution is acting as a sub-servicer, under the applicable sub-servicing agreement; and (iii) which shall appear on the applicable list of “approved servicers” or “approved special servicers,” as applicable, of pools of commercial Loans rated by Fitch, Moody’s or S&P.

“Qualified Transferee” shall mean: (a) any Starwood Person [,/or] (b) [[REPO LENDER] or any of its Affiliates or (c)] one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (i) satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (ii) satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the entities described in clauses [(b)/(c)](i) or [(b)/(c)](ii) that satisfies the Eligibility Requirements;

(iv) any entity Controlling or Controlled by or under common Control with any of the entities described in clause (a) or clauses [(b)/(c)](i), [(b)/(c)](ii) or [(b)/(c)](iii) above;

(v) a Qualified Trustee (or in the case of a CLO, a single purpose bankruptcy-remote entity that contemporaneously pledges its interest in the applicable Note to a Qualified Trustee) in connection with (A) a securitization (“Securitization”) of, (B) the creation of collateralized debt or loan obligations (“CLO”) secured by, or (C) a financing through an “owner trust” of, a Note (any of the foregoing, a “Securitization Vehicle”), provided that either (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by the Rating Agencies that rated the

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applicable Securitization, CLO or financing; (2) in the case of a Securitization Vehicle that is not a CLO, the special servicer for such Securitization Vehicle is a Qualified Servicer at the time of Transfer and such Qualified Servicer is required to service and administer such Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle, which require that such Qualified Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CLO, the CLO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CLO Asset Manager that is a Qualified Transferee, are each a Qualified Transferee under clauses (a) or [(b)/(c)](i), (ii), (iii) or (iv) of this definition; or

(vi) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses [(b)/(c)](i), (ii), (iii) or (iv) of this definition.

Notwithstanding the foregoing, no Person shall be (or be deemed to be) a Qualified Transferee if such Person (i) is the subject of any Bankruptcy Action; or (ii) is a Prohibited Person.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority or (ii) an institution insured by the Federal Deposit Insurance Corporation, that in either case of (i) or (ii) above, has a long-term senior unsecured debt rating in either of the then in effect top three rating categories of each of the applicable Rating Agencies (or, if not rated by an applicable Rating Agency, an equivalent (or higher) rating from any two of Fitch, Moody’s and S&P).

“Rating Agencies” shall mean DBRS, S&P, Moody’s, KBRA, Morningstar and Fitch or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency.

“Reallocation” shall have the meaning set forth in Section 34.

“Redirection Notice” shall have the meaning set forth in Section 16(b).

“Remittance Date” shall mean, for each calendar month, the date which is two (2) Business Days after the Payment Date in such month.

“REO Account” shall have the meaning set forth in Section 18(d).

“REO Property” shall mean any Mortgaged Property [or Mezzanine Collateral] title which has been acquired by any Person in accordance with this Agreement on behalf of the Holders through foreclosure, deed or transfer in lieu of foreclosure or otherwise.

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“Required Holders” shall mean, at any time, (a) if there are only two Holders, then both such Holders (including the Holder or the Holder whose Affiliate is then acting as Administrator but excluding any Defaulting Holder); and (b) if there are more than two Holders, then at least two Holders (other than Defaulting Holders) who cumulatively are owed not less than sixty-six and two-thirds percent (66 2/3%) of the then aggregate unpaid principal amount of the Loan, after subtracting the interest or interests owned by any Defaulting Holder; provided that if and for so long as two or more Holders are not Defaulting Holders, the Required Holders must be comprised of at least two Holders that are not Defaulting Holders (and for purposes of this proviso only, Holders that are Affiliates of each other shall be deemed to be a single Holder).

“Required Protective Advance” shall mean each Holder’s Percentage Interest of any Protective Advance that such Lender is required to make pursuant to this Agreement.

“Requisite Holders” shall mean the number or percentage of Holders required for a Major Decision or a Unanimous Decision, as applicable.

“Responding Lenders” shall have the meaning given such term in Section 36(a) hereof.

“SCG” shall mean Starwood Capital Group Global II, L.P., a Delaware limited partnership, or Starwood Capital Group Holdings, L.P., a Delaware limited partnership.

“SCREDIT” shall mean Starwood Credit Real Estate Income Trust, a Maryland statutory trust.

“Selling Election” shall have the meaning given such term in Section 36(b) hereof.

“Selling Note Holder” shall have the meaning given such term in Section 36(d) hereof.

“Servicer” shall mean the servicer appointed by the Holders under this Agreement and any successor servicer appointed as provided hereunder. The initial Servicer shall be [     ] pursuant to the Servicing Agreement. At such time as a Special Servicer shall have been appointed hereunder, the term “Servicer” shall include the Special Servicer.

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of     , 202[_], between [Initial Note A-1 Holder], as owner, and [    ], as servicer, as same has been or may be modified, amended, extended, supplemented, restated or replaced from time to time in accordance with this Agreement, (ii) any replacement servicing entered into with any successor Servicer, as same may be modified, amended, extended, supplemented, restated or replaced from time to time in accordance with this Agreement and (iii) any Special Servicing Agreement entered into pursuant to the terms of this Agreement.

“Servicing Fee” shall have the meaning assigned to such term or any analogous term in the Servicing Agreement.

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“SMF” shall mean SCREDIT Mortgage Funding Sub-_[-T], LLC, a Delaware limited liability company.

“Special Servicer” shall have the meaning set forth in Section 18(c).

“Special Servicing Agreement” shall mean any servicing agreement entered into with any Special Servicer in accordance with this Agreement, as same may be modified, amended, extended, supplemented, restated or replaced from time to time in accordance with this Agreement.

“Special Servicing Fee” shall have the meaning assigned to the term or any analogous term in any Special Servicing Agreement (including, without limitation, any customary liquidation fees and/or work-out fees), provided, however, in the event any Holder or Affiliate of any Holder is acting as the Special Servicer, such Holder or its Affiliate shall not be permitted to charge any Special Servicing Fee.

“SPM” shall mean Starwood Property Mortgage Sub-__-A, L.L.C., a Delaware limited liability company.

“SPT” shall mean Starwood Property Trust, Inc., a Maryland corporation

“Starwood Person” shall mean SPT, SCREDIT, SCG or any Affiliate of any of them (it being agreed that any Person for which SCG or any of its Affiliates is a fund or asset manager shall, in each case, be deemed to be Affiliates of such Persons).

“Successor Owner” shall have the meaning set forth in Section 18(c).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, hypothecation, contribution, encumbrance, participation, sub-participation or other disposition.

“Unanimous Decision” shall have the meaning set forth in Section 19(c).

2. Administration of the Loan.

(a) Subject to the terms of this Agreement, the servicing of the Loan shall be administered by the Administrator for the benefit of the Holders in accordance with the Loan Agreement and this Agreement. The Holders hereby appoint [SPM/SMF],7 as the initial Administrator hereunder. The Administrator shall, until the Loan has been paid in full:

(i) cause the Servicer to receive all payments of interest, principal and other sums on account of or with respect to the Loan;

[7]	SPM or SMF to be appointed initial Administrator.

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(ii) in accordance with the provisions of and priorities set forth in this Agreement, cause the Servicer to remit to (or cause to be remitted to) each of the Holders to the account designated by such Holder, such Holder’s share of interest, principal and other sums received on account of or with respect to the Loan, in each case, as and when required pursuant to the Servicing Agreement; and

(iii) cause the Servicer to use diligent efforts in accordance with Accepted Servicing Practices and this Agreement to recover from the Borrower and other obligors under the Loan all amounts then due in respect of the Loan and all expenses incurred which are reimbursable from the Borrower and/or any other obligor under the Loan, and otherwise service and administer (or cause the Servicer to service and administer) the Loan in accordance with this Agreement, the Loan Documents and Accepted Servicing Practices, without regard to any conflict created by any Holder’s ownership of its Note in the Loan (or any other ownership interest it may now have or it or Administrator may acquire in the Loan);

(iv) cause the Servicer to, in accordance with the terms and provisions of the Servicing Agreement, promptly furnish to the each of the Holders, copies of all information received by the Administrator and/or the Servicer relating to the Loan, including all written correspondence between the Servicer and/or the Administrator and the Borrower, including, but not limited to, copies of all reports, financial statements, notices and requests for consents provided to the Administrator and/or the Servicer by the Borrower or other party pursuant to the Loan Documents.

Nothing contained in this Agreement is intended to create and the Administrator shall not have by reason of this Agreement an agency or fiduciary relationship, it being acknowledged that the Administrator’s obligations are primarily administrative in nature. The Administrator shall not be required to take any action which violates the terms of this Agreement or any of the Loan Documents, or which violates any laws, rules, court orders or decisions, ordinances, regulations, statutes, requirements, codes or executive orders, now existing or hereafter created. The Administrator shall perform its obligations under this Agreement with respect to non-affiliated Holders in the same manner as affiliated Holders. The Administrator shall not receive compensation for its role as Administrator under this Agreement and if any administrative fees are paid by the Borrower or otherwise, any such fees shall be paid to all of the Holders on a pro rata and pari passu basis. The Administrator shall not be responsible for the execution or validity or enforceability of this Agreement or the Loan Documents, or for the validity, enforceability or collectability of any amounts owing with respect to the Loan. Neither the Administrator, nor any of its shareholders, directors, officers or employees, nor any other Person assisting them in their duties or any agent, or employee thereof, shall be liable to any Holder for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder in accordance with the terms of this Section 2 or otherwise at the direction of the Administrator or the Holders, under any of the Loan Documents, or in connection herewith or therewith, except by reason of the Administrator’s gross negligence, fraud, willful misconduct or illegal acts (provided, with respect to an illegal act, only to the extent such act is directly related to and, as determined by a court of competent jurisdiction on a final basis, causes a loss to be suffered one or more of the Holders). Notwithstanding anything

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to the contrary herein, the terms and conditions of this Section 2(a) shall only apply to [SPM/SMF], acting as Administrator under this Agreement and shall not act as a waiver, amendment, modification or otherwise revise any term or condition of any other agreement or relationship that the Administrator may have with a Holder outside the terms and conditions of this Agreement.

(b) The terms of the Servicing Agreement from time to time in effect shall be incorporated by reference into this Agreement in their entirety to the same extent and with the same force as if fully set forth herein, and each Holder hereby agrees to be bound thereby and hereby agrees that the terms of the Servicing Agreement shall govern the Holders’ rights and the servicing of the Loan and shall supersede any terms hereof that are inconsistent with analogous provisions of the Servicing Agreement; provided, that, any such differences between this Agreement and the Servicing Agreement shall not have a material adverse effect on any of the rights, remedies or protections granted to the Holders under this Agreement.

(c) The Holders shall jointly have the right to (or to direct the Administrator to) appoint and remove the Servicer, at any time with or without cause, in accordance with the terms of the Servicing Agreement, provided that, in the event of any such removal of the Servicer, the Servicer shall be replaced by a Qualified Servicer pursuant to a servicing agreement containing material terms and conditions that are substantially similar to the terms and conditions of this Agreement. The Holders shall jointly have the right to (or to direct the Administrator to) appoint a Special Servicer (such determination and appointment to be in each Holder’s sole and absolute discretion), who may be removed and replaced at any time with or without cause.

(d) The Servicer shall distribute (or cause to be distributed) to the Holders all payments due to the Holders in accordance with Section 3 hereof. In consideration for servicing the Loan (inclusive of each Note) the Servicing Fee shall be due by the Holders pursuant to the terms of the Servicing Agreement and this Agreement. The Servicing Fee shall be paid on each Remittance Date, and shall be paid in accordance with the priorities set forth in Section 3 hereof. In the event a Special Servicer is appointed pursuant to the terms hereunder, a Special Servicing Fee may be payable to the Special Servicer pursuant to the terms of the Special Servicing Agreement and shall be paid in accordance with the priorities set forth in Section 3 hereof. The Holders acknowledge that pursuant to the Servicing Agreement, the Servicers may be entitled to receive Additional Servicing Compensation. To the extent any such Additional Servicing Compensation is actually received by a Servicer in accordance with the Servicing Agreement, the Servicer shall be entitled to retain the same and shall be paid in accordance with the priorities set forth in Section 3 hereof. Each Holder shall be responsible for the payment of its pro rata share of all Servicing Fees, Additional Servicing Compensation and Special Servicing Fees (to the extent applicable).

3. Priority of Payments. All amounts tendered by the Borrower or otherwise available for payment on the Loan (including, without limitation, payments received in connection with any guaranty or indemnity agreement, and amounts received by Administrator as reimbursements on account of recoveries in respect of Required Protective Advances), whether received in the form of monthly debt service payments, Prepayments, Balloon Payments, Liquidation Proceeds, Penalty Charges, proceeds under title, hazard or other insurance

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policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain (other than any amounts for required reserves or escrows required by the Loan Documents and proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Borrower in accordance with Accepted Servicing Practices or the Loan Documents) shall be distributed by the Servicer and applied in the following order of priority on each Remittance Date:

(i) first, to the Servicer, the applicable accrued and unpaid Servicing Fees (without duplication of any portion of the Servicing Fees paid by Borrower), and then to any Special Servicer, the Special Servicing Fees, if any, earned by the Special Servicer with respect to the Loan under this Agreement or the Special Servicing Agreement;

(ii) second, to the Holders, the Administrator and/or any Servicer (to the extent they are entitled to the same pursuant to the Servicing Agreement), up to the amount of any unreimbursed Costs paid by the Holders, or paid or advanced by the Administrator or any Servicer, with respect to the Loan pursuant to this Agreement or the Servicing Agreement, including, without limitation, unreimbursed Note Holder Advances and interest thereon at the applicable Advance Rate, in each case, on a pro rata basis based on the amount of such Costs and Note Holder Advances incurred by the respective Holders, the Administrator and/or any Servicer;

(iii) third, to the Holders, pro rata (in accordance with their respective Percentage Interests), in an amount equal to the accrued and unpaid interest on each Note at the Mortgage Interest Rate [or Mezzanine Interest Rate, as applicable];

(iv) fourth, to the Holders, pro rata (in accordance with their respective Percentage Interests), in an amount equal to (A) any principal payment (including Balloon Payments) on the Loan and (B) any Prepayment on the Loan, in each case to be applied in reduction of their respective Principal Balances;

(v) fifth, to the Holders, pro rata (in accordance with their respective Percentage Interests), any Prepayment Premium, to the extent actually paid by the Borrower;

(vi) sixth, to the Holders, pro rata (in accordance with their respective Percentage Interests), any Net Default Interest, to the extent actually paid by the Borrower;

(vii) seventh, to the Holders, pro rata (in accordance with their respective Percentage Interests), any Extension Fees and Penalty Charges, to the extent actually paid by the Borrower; and

(viii) eighth, if any excess amount is paid by the Borrower, and not otherwise applied in accordance with the foregoing clauses (i) through (vi) of this Section 5, such remaining amount shall be paid to the Holders, pro rata (in accordance with their respective Percentage Interests).

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To the extent that the Borrower pays any Servicing Fees pursuant to the Loan Agreement, such fees shall be applied to the payment of the Servicing Fee or the Special Servicing Fee, as applicable, pursuant to clause (i) above, and the amounts paid on account of interest to the Holders under clauses (iii) above for the applicable Remittance Date shall be adjusted accordingly.

Notwithstanding the foregoing, any amount that would otherwise be payable under this Section 3 to a Delinquent Advance Holder shall instead be paid to each Non-Delinquent Advance Holder in the amount of the Delinquent Advance Amount funded by such Non-Delinquent Advance Holder with interest thereon, from the date advanced, at the Mortgage Default Rate (to be applied first to interest and then to the applicable Delinquent Advance Amount), on a pro rata basis in accordance with the amount of such unreimbursed Delinquent Advance Amount advanced by each such Non-Delinquent Advance Holder.

4. Intentionally omitted.

5. Workout. Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and Section 18 and Section 19 of this Agreement, and the obligation to act in accordance with Accepted Servicing Practices, if Administrator or any Servicer or Special Servicer, as applicable, in connection with a workout or proposed workout of the Loan, modifies the terms thereof such that (i) the Loan Principal Balance is decreased, (ii) the Loan Interest Rate is reduced, (iii) payments of interest or principal on the Loan are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Loan, all payments to each Holder pursuant to Section 3 hereof, as applicable, the full economic effect of all waivers, reductions or deferrals of amounts due on the Loan attributable to such workout shall be borne, pro rata by the Holders (in accordance with their respective Percentage Interests). If the Mortgaged Property shall become an REO Property, the same shall be acquired, managed and operated in substantially the manner provided in the Servicing Agreement and this Agreement.

6. Collection Accounts; Payment Procedure. (a) Pursuant to the terms of this Agreement or the Servicing Agreement, the Administrator shall or shall cause the Servicer to establish and maintain the Collection Account or Collection Accounts, as applicable. Each of the Holders hereby directs the Servicer, in accordance with the priorities set forth in Section 3 hereof, as applicable, and subject to the terms of this Agreement or the Servicing Agreement, as applicable, (i) to deposit into the applicable Collection Account within one (1) Business Day after receipt all payments received with respect to the Loan and (ii) to remit from the applicable Collection Account for deposit or credit on the Remittance Date all payments received with respect to and allocable to the Notes, by wire transfer to accounts maintained by each Holder and designated to the Servicer in writing; provided, that, delinquent payments received by the Servicer after the related Remittance Date shall be remitted by the Servicer to such accounts no later than one (1) Business Day following receipt. Amounts on deposit in the Collection Account or Collection Account(s) shall be applied at the times and for the purposes specified in Section 3 of this Agreement and the Servicing Agreement.

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(b) If any Servicer holding or having distributed any amount received or collected in respect of the Notes determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Notes must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower or paid to any Holder, any Servicer or any other Person, then, notwithstanding any other provision of this Agreement, neither the Holders nor any Servicer shall be required to distribute any portion thereof to any Holder, and such Holder, shall promptly on demand repay to the Servicer the portion thereof which shall have been theretofore distributed to the related Holder, together with interest thereon at such rate, if any, as the Servicer shall have been required to pay to the Borrower, the Holders, any other Servicer or such other Person with respect thereto. Each Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Loan in excess of its distributable share thereof, it will promptly remit such excess to the Servicer. The Servicer shall have the right to offset any amounts due hereunder from any Holder, with respect to the Loan against any future payments due to such Holder, as applicable, under the Loan; provided, that, the obligations of each Holder under this Section 6 are separate and distinct obligations from one another, and in no event shall any Servicer be permitted or required under the Servicing Agreement, to enforce the obligations of any Holder against the other Holders. The obligations of each Holder under this Section 6 constitute absolute, unconditional and continuing obligations and Servicer shall be deemed a third party beneficiary of these provisions.

7. Advances and Costs. (a) If the Administrator or Servicer elects, in its reasonable good faith discretion and in accordance with Accepted Servicing Practices, to make a Note Holder Advance, the Administrator or Servicer shall notify the Holders promptly, which notice shall set forth the amount of the additional funds required, the date such funds are required (which shall provide at least ten (10) days advance prior notice to provide such funds) and a summary of the need for such advance. If any non-advancing Holder fails or refuses to advance the foregoing share of such Advance, the other Holder[s], shall have the right to advance the portion of such Advance not advanced. Repayment of any and all such Advances made by the applicable Holders together with interest thereon at the Advance Rate, if applicable, shall be paid to the Holders as provided in Section 3 hereof.

(b) Notwithstanding Section 3 and any other provisions in this Agreement, no monthly debt service payment Advances shall be made with respect to any Note.

(c) Costs. If the Administrator or any Holder (or the Servicer, as applicable) reasonably determines that it is necessary to incur Costs or any Holder has incurred Costs, then the Administrator or such Holder (or the Servicer, as applicable) shall give notice thereof to each of the Holders which shall set forth the proposed amount of such Costs reasonably anticipated to be due or shall set forth the total amount of Costs incurred by Holder, as applicable. Each Holder shall promptly pay when due, its share of such Costs (which shall be based on such Holder’s Percentage Interest) or shall promptly reimburse the applicable Holder following the notice thereof, in each case, which have not already been paid by Borrower or reimbursed pursuant to Section 3 hereof. In the event any Holder fails to pay its share of any Costs (based on such Holder’s Percentage Interest), each other Holder shall be permitted to pay such Costs and shall be entitled to accrue interest at the Mortgage Default Rate on such additional costs paid by such Holder, which such additional costs and interest thereon shall be reimbursed to the applicable Holder pursuant to Section 3 hereof.

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8. Limitation on Liability. Neither the Administrator nor any Servicer acting on its behalf shall have any liability to the Holders with respect to their applicable Note, except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Administrator or the Servicer.

9. Intentionally omitted.

10. Certain Servicing Matters.

(a) Books and Records. In connection with any inspection of the Mortgaged Property or the books and other financial records of the Borrower by the Administrator or Servicer pursuant to the terms of the Loan Documents, the Servicer or the Administrator, as applicable, shall, upon written request of any Holder (and at such Holder’s sole cost and expense, to the extent the Servicing Agreement provides for such additional cost) and subject to the Loan Documents, request that the Borrower reasonably cooperate to provide the applicable Holder access for its own inspection of such Mortgaged Property or the books and other financial records. In addition, in response to the written request of any Holder, and subject to the Loan Documents, the Servicer or the Administrator, as applicable, shall request that the officers of the Borrower and the accountants and other representatives of the Borrower arrange a meeting (either telephonic or in person) to discuss the business, financial and other condition of the Borrower, and all reasonable out-of-pocket costs incurred by the Servicer or the Administrator, as applicable, to the extent not paid by Borrower, shall be paid by the requesting Holder.

(b) Monthly Servicing Report. Within ten (10) Business Days following the end of each calendar month, the Administrator shall prepare and deliver (or shall cause the Servicer to prepare and deliver) copies to each of the Holders of a report containing the following information:

(i) For each of the Holders, (A) the amount of the distribution from the Collection Account allocable to principal and (B) separately identifying the amount of scheduled principal payments, Balloon Payments, Prepayments made at the option of the Mortgage Borrower or other Prepayments (specifying the reason therefor) and Liquidation Proceeds included therein and information on distributions made with respect to each Note;

(ii) For each of the Holders, the amount of the distribution from the Collection Account allocable to interest and the amount of default interest paid under the Loan Documents;

(iii) If the distribution to the Holders is less than the full amount that would be distributable to such Holders if there had been sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the Loan;

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(iv) The outstanding principal balance relating to each of the Notes, after giving effect to the distribution of principal on such Remittance Date [and after giving effect to any Future Advance funded by the respective Holders prior to such Remittance Date]; and

(v) For each of the Holders, the amount of the distributions (if any) from each Reserve Account (as defined in the Loan Agreement) with respect to such Remittance Date.

(c) Financial Statements Etc. The Administrator shall promptly provide each Holder with copies of each financial statement delivered to the Administrator pursuant to the terms of the Loan Documents. Subject to the terms of the applicable Loan Documents, upon the reasonable request of any Holder, the Administrator shall also deliver to such Holder, copies of any other documents relating to the Loan, including, without limitation, property inspection reports and loan servicing statements, in each case, to the extent in the possession of the Administrator. In addition, each Holder shall have the right from time to time to request that the Administrator request from the Mortgage Borrower (and the Administrator shall so request the Mortgage Borrower for) such other documents, reports, estoppels and/or certifications that the Mortgage Borrower is required to deliver under the Loan Documents.

(d) Default Notices. The Administrator shall promptly deliver to each Holder any notices of default received or given by the Administrator.

11. Representations and Warranties.

(a) Representations of the Holders. Each Holder, as of the date hereof, hereby represents and warrants to, and covenants with each other Holder and the Administrator as to itself only, that:

(i) It is duly organized, validly existing and in good standing under the laws of the State under which it is organized.

(ii) The execution and delivery of this Agreement by such Holder, and the performance of, and compliance with, the terms of this Agreement by such Holder will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(iii) Each Holder has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

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(iv) This Agreement is the legal, valid and binding obligation of each Holder enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

(v) Immediately prior to the execution and delivery of this Agreement, it was the sole legal owner and holder of its Note free and clear of any lien, pledge, hypothecation, encumbrance or other adverse interest in the Loan. It has the right to enter into this Agreement without the consent of any third party (or if any such consent is required, such Holder has obtained such consent) and has the right to hold its Note.

(vi) It is holding its respective Note for its own account in the ordinary course of its business.

(vii) It has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

(vii) No litigation is pending with regard to which such Holder has received service of process or, to the best of its knowledge, is threatened against it, the outcome of which, in its good faith and reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement or its financial condition.

(viii) Neither such Holder nor its respective Affiliates holds a direct or indirect equity interest in Mortgage Borrower.

(ix) (A) Such Holder is acting on its own behalf and it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”); (B) its assets do not constitute “plan assets” of one or more such Plans within the meaning of the Department of Labor Regulation Section 2510.3-101; and (C) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.”

(b) Representations of the Administrator. The Administrator, as of the date hereof, hereby represents and warrants to, and covenants with each Holder, that:

(i) It is duly organized, validly existing and in good standing under the laws of the State under which it is organized.

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(ii) The execution and delivery of this Agreement by the Administrator, and performance of, and compliance with, the terms of this Agreement by the Administrator will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(iii) The Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(iv) This Agreement is the legal, valid and binding obligation of the Administrator enforceable against the Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

(v) It has the right to enter into this Agreement without the consent of any third party (or if any such consent is required, the Administrator has obtained such consent).

(vi) No litigation is pending with regard to which the Administrator has received service of process or, to the best of its knowledge, is threatened against it, the outcome of which, in its good faith and reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement or its financial condition.

(viii) Neither the Administrator nor its respective Affiliates holds a direct or indirect equity interest in Mortgage Borrower.

(ix) (A) The Administrator is acting on its own behalf and is not a Plan; (B) its assets do not constitute “plan assets” of one or more such Plans within the meaning of the Department of Labor Regulation Section 2510.3-101; and (C) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.”

12. Intentionally Omitted.

13. Independent Analyses of Each Holder. Subject to the provisions of this Section 13, each Holder acknowledges that it has, independently and without reliance upon any other Holder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase its Note. Except as expressly provided in this

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Agreement, each Holder hereby acknowledges that the other Holder[s] [has/have] not made any representations or warranties with respect to the Loan, and that the other Holder[s] shall [not have/have no] any responsibility for (i) the collectability of the Loan, (ii) the validity, enforceability or legal effect of any of the Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the [Initial Note A-1 Holder][Initial Note Holders][Initial Lender] in connection with the origination of the Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Loan Documents or (iv) the financial condition of the Borrower. Each Holder assumes all risk of loss in connection with its applicable Note, for reasons other than the gross negligence, willful misconduct or breach of this Agreement by the Servicer or the applicable Holder.

14. No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the arrangement between the Holders a partnership, association, joint venture or other entity. No Holder shall have any obligation whatsoever to offer to the other Holder[s] the opportunity to purchase notes or participation interests relating to any future loans originated by such Holder or its respective Affiliates, and if such Holder chooses to offer to the other Holder[s] the opportunity to purchase notes or any participation interests in any future mortgage loans originated by such Holder or its Affiliates, such offer shall be at such purchase price and interest rate as such Holder chooses, in its sole and absolute discretion. No Holder shall have any obligation whatsoever to purchase from the other Holder[s] any notes or participation interests in any future loans originated by the other Holder or its respective Affiliates.

15. Not a Security. Neither Note A-1[,] [nor] Note A-2 [nor Note A-3] shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

16. Transfer of Notes. (a) Each Holder agrees that it shall not, without the prior written consent of the other Holders, Transfer all or any portion of its applicable Note, except as follows: (i) to a Qualified Transferee, (ii) to a purchaser upon a foreclosure, sale or other liquidation of the Loan or REO Property, as expressly provided herein or in the Servicing Agreement or (iii) as otherwise expressly provided or contemplated by the this Agreement. In addition, each Holder may split its respective Note into multiple participations without the consent of any other Person (it being understood that no participant shall be entitled to amounts other than what is allocated to the applicable Note had the applicable Holder not participated its Note). Notwithstanding the foregoing, no Holder may Transfer its Note or any interest therein or grant any participation in its Note, to the Borrower or any Borrower Related Party without the prior written consent of the remaining Holder[s]. Any such Transfer shall be made upon at least three (3) Business Days’ prior written notice to the Servicer and the other Holder[s]. In connection with any such Transfer, such transferee shall also remake for the benefit of the other Holder[s] each of the representations and warranties contained in Section 11(a) of this Agreement, as of the date of Transfer, except that the representation and warranty contained in Section 11(a)(v) shall be modified to take into account the current Transfer and such transferee, to the extent applicable, shall also make a representation to the other Holder[s] that such transferee is a Qualified Transferee. [Without limiting the foregoing, if any Holder shall Transfer all or any portion of its interest in the Mortgage Loan and/or the Mezzanine Loan such

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transaction shall be a Transfer of a constant, and not a varying, percentage interest of such Holder’s interest in each of the Mortgage Loan and the Mezzanine Loan, and such Transfer shall be comprised of the same percentage interests of such transferor (for the avoidance of doubt, (i) no Holder may transfer any portion of its interest in the Mezzanine Loan without simultaneously transferring a proportionate amount of its interest in the Mortgage Loan (and vice versa) and (ii) any such transfers must be made to the same transferee, such that after such a transfer a new Holder holds a ratable share in both the Mortgage Loan and Mezzanine Loan).]

(b) Notwithstanding anything to the contrary contained herein, the Holder of a Note may pledge (a “Pledge”) its Note or any interest therein to any entity (other than the Borrower, any Borrower Related Party) which has extended a credit facility to such Holder or has entered into a repurchase agreement with such Holder and that, in each case, is either a Qualified Transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 16(b), it being further agreed that a financing provided by a Note Pledgee to such Holder or any Affiliate which controls such Holder that is secured by such Holder’s interest in such Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided all applicable terms and conditions of this Section 16 are complied with; provided, that, a Note Pledgee which is not a Qualified Transferee may not take title to any Note, without [the/each] non-Pledging Holder’s consent, and no Note Pledgee may take title to any Note without satisfying the requirements for transfer set forth in this Section 16. Upon written notice, if any, by the Holder of any Note (the “Pledging Holder”) to the Holder of any other Note, the Administrator and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), the Holders of each Note not subject to such Pledge shall acknowledge receipt of such notice and thereafter agree: (i) to give such Note Pledgee written notice of any default by the Pledging Holder in respect of its obligations under this Agreement of which default such Holder has actual knowledge and which notice shall be given simultaneously with the giving of such notice to the Pledging Holder; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the Pledging Holder in respect of its obligations to such Holder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement or the Servicing Agreement (if the Pledging Holder had the right to consent to such amendment, modification, waiver or termination pursuant to the terms hereof) shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be given if Note Pledgee shall fail to respond to any request for consent to any such amendment, modification, waiver or termination within ten (10) days after request therefor; (iv) that the such Holder shall accept any cure by such Note Pledgee of any default of the Pledging Holder which the Pledging Holder has the right to effect hereunder, as if such cure were made by the Pledging Holder; (v) that such Holder or Servicer shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided, that, any such certificate(s) shall be in a form reasonably satisfactory to such Holder; and (vi) that, upon written notice (a “Redirection Notice”) to such Holder and any Servicer by such Note Pledgee that the Pledging Holder is in default beyond any applicable cure periods with respect to the Pledging Holder’s obligations to such Note Pledgee pursuant to the applicable credit agreement or repurchase agreement relating

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to the Pledge between the Pledging Holder and such Note Pledgee (which notice need not be joined in or confirmed by the Pledging Holder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that the Administrator or any Servicer would otherwise be obligated to pay to the Pledging Holder from time to time pursuant to this Agreement or any Servicing Agreement. Each Pledging Holder hereby unconditionally and absolutely releases each other Holder and any Servicer from any liability to the Pledging Holder on account of such Holder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or such Holder in good faith to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the Pledging Holder (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, each Holder (other than the Pledging Holder) and any Servicer shall recognize such Note Pledgee (and any transferee (other than the Borrower or any Borrower Related Party) which is also a Qualified Transferee at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the Pledging Holder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Transferee shall assume in writing the obligations of the Pledging Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 16(b) shall remain effective as to each Holder and any Servicer unless and until such Note Pledgee shall have notified such other Holder (other than the applicable Pledging Holder), and any Servicer, if applicable, in writing that its interest in the Note subject to the underlying Pledge has terminated.

17. Other Business Activities of the Holders. Each of the Holders acknowledges that the other Holder[s] may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of the Borrower (each a “Borrower Related Party” and collectively, “Borrower Related Parties”), and receive payments on such other loans or extensions of credit to the Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

18. Exercise of Remedies by the Administrator or Servicer.

(a) Each of the Holders acknowledges that, subject to the terms of this Agreement and the Servicing Agreement, (i) the Administrator (or the Servicer acting on its behalf) may exercise or refrain from exercising any rights that the Administrator (or the Servicer acting on its behalf) may have hereunder or under the Servicing Agreement, so long as such actions are in accordance with Accepted Servicing Practices and the other terms of this Agreement, (ii) the Administrator (and/or the Servicer acting on its behalf) shall have no liability whatsoever to the Holders as a result of the Administrator’s (or the Servicer’s) exercise of such rights or any omission by the Administrator (or the Servicer on its behalf) to exercise such rights, except as expressly provided herein or for acts or omissions that are taken or omitted to be taken by the Administrator (or the Servicer acting on its behalf) that constitute gross negligence, fraud, willful misconduct or illegal acts (provided, with respect to an illegal act, only to the extent such act is directly related to, and, as determined by a court of competent jurisdiction on a final non-

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appealable basis, causes a loss to be suffered by one or more of the Holders) of, or a material breach of this Agreement by, the Administrator (or the Servicer acting on its behalf) and (iii) the Administrator (or the Servicer acting on its behalf) shall be required to service and administer the Loan on behalf of the Holders (as a collective whole) in accordance with Accepted Servicing Practices, taking into account the interests of each Note. Each Holder agrees that the Administrator (or the Servicer acting on its behalf) to the extent consistent with the terms of this Agreement and in accordance with the Servicing Agreement, shall have the sole and exclusive authority (in each case, subject to the Accepted Servicing Practices, approval of Major Decisions by the Holders and the terms and conditions set forth in this Agreement) with respect to the administration of, and exercise of rights and remedies with respect to, the Loan, including, without limitation, the sole and exclusive authority (subject to Section 19(c) hereof) (i) to modify or waive any of the terms of the Loan Documents, (ii) to consent to any action or failure to act by the Borrower or any party to the Loan Documents, (iii) to vote all claims with respect to the Loan in any bankruptcy, insolvency or other similar proceedings and (iv) to take legal action to enforce or protect the Holders’ interests with respect to the Loan or to refrain from exercising any powers or rights under the Loan Documents, including the right at any time to call or waive any Events of Default, or accelerate or refrain from accelerating the Loan or institute any foreclosure action and in all cases acting in accordance with Accepted Servicing Practices and the terms of this Agreement and the Servicing Agreement, and except as otherwise expressly provided in this Agreement, no Holder shall have any voting, consent or other rights whatsoever with respect to Administrator’s (or the Servicer’s) administration of, or exercise of its rights and remedies with respect to, the Loan and hereby presently and irrevocably assigns and conveys to Administrator such rights. Each Holder shall, from time to time, execute such documents as Administrator (or the Servicer acting on its behalf) shall reasonably request to evidence such assignment with respect to the rights described in clause (iii) of the preceding sentence. Administrator shall not have any fiduciary duty to any Holder in connection with the administration of the Loan. Each Holder hereby agrees to reimburse, indemnify and hold Administrator, Servicer and their respective directors, officers, employees and agents (collectively “Representatives”) harmless from and against, and to be responsible for any and all out of pocket losses, claims, damages, liabilities, costs, expenses or disbursements, including reasonable attorneys’ fees and any costs incurred in defense thereof, which may be imposed upon, incurred by or asserted against Administrator, Servicer and/or their respective Representatives, in any way relating to or arising out of this Agreement or the Loan Documents, or any action taken or omitted by Administrator (or the Servicer acting on its behalf) under the Loan or the Loan Documents unless and to the extent such liability results from breach of any of its representations and warranties hereunder by Administrator, or against any liability arising from Administrator’s or any of its Representatives’ willful misconduct, bad faith, fraud or negligence in the performance of its duties or negligent disregard of its obligations or duties hereunder.

(b) Notwithstanding anything to the contrary contained herein, in no event shall the Servicer or Administrator, as applicable, be permitted to take any action or refrain from taking any action which would violate the laws of any applicable jurisdiction, breach the Loan Documents, be inconsistent with Accepted Servicing Practices or violate any other provisions of the Servicing Agreement and this Agreement. The Servicer or Administrator, as applicable, shall

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exercise such rights and powers described in this Section 18 on the understanding that the Servicer or Administrator, as applicable, shall administer the Loan in a manner consistent with the Servicing Agreement and this Agreement, provided, that, the Servicer or Administrator, as applicable, shall not be liable to the Holders with respect to anything the Servicer may do or omit to do in relation to the Loan, other than as expressly set forth in this Agreement, unless such act or omission is the direct result of gross negligence, fraud, willful misconduct or illegal acts (provided, with respect to an illegal act, only to the extent such act is directly related to, and, as determined by a court of competent jurisdiction on a final non-appealable basis, causes a loss to be suffered by one or more of the Holders) of, or a material breach of this Agreement by, the Servicer or Administrator, as applicable. Without limiting the generality of the foregoing, the Servicer or Administrator, as applicable, may rely on the advice of legal counsel, accountants and other experts (including those retained by the Borrower) and upon any written communication or telephone conversation which the Servicer or Administrator, as applicable, believes to be genuine and correct or to have been signed, sent or made by the proper Person.

(c) If title to the Mortgaged Property is acquired for the benefit of the Holders in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, title to the Mortgaged Property shall be held in the name of a newly formed limited liability company (such entity, the “Successor Owner”), the sole members of which shall be the Holders (or Affiliates of the respective Holders). Each Holder’s ownership interest in the Successor Owner shall be equal to such Holder’s Percentage Interest as of the date of acquisition of the REO Property. The operating agreement for the Successor Owner (the “LLC Agreement”) shall contain terms evidencing the same decision-making authority (as applicable), rights, interests and priorities related to the interests of the Holders in the Successor Owner which shall be substantially similar to those provided in this Agreement.

(d) The Administrator or such other Person designated by the Administrator including, without limitation, the Servicer or any special servicer pursuant to any Special Servicing Agreement entered into by the Administrator (such Person or the Administrator acting in such capacity, is hereinafter referred to as the “Special Servicer”), on behalf of the Holders, shall dispose of any REO Property utilizing reasonable best efforts, consistent with Accepted Servicing Practices, to maximize the proceeds of such disposal to the Holders (as a collective whole) if and when the Special Servicer, determines, consistent with Accepted Servicing Practices, that such disposal would be in the best economic interest of the Holders (as a collective whole), and provided that the Special Servicer has received the prior written consent of the Holders under Section 19(c).

(e) Provided that it has received the prior written consent of the Holders under Section 19(c), the Special Servicer, shall have full power and authority, to do any and all things in connection with any REO Property as are consistent with Accepted Servicing Practices and the terms of this Agreement, all on such terms and for such period as the Special Servicer deems to be in the best interests of Holders (as a collective whole). The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”). The Special Servicer shall promptly deposit or cause to be deposited in the REO Account, all revenues received by it with respect to any REO Property (other than Liquidation Proceeds, which shall be remitted to the Collection Account), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Costs with respect to such REO Property.

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(f) In the event the Special Servicer has determined to sell the Loan or REO Property and provided that the Special Servicer has received the prior written consent of the Holders under Section 19(c), the Special Servicer, shall have full power and authority as are consistent with Accepted Servicing Practices and the terms of this Agreement, to sell the Loan or REO Property on such terms as the Special Servicer deems to be in the best interests of Holders (as a collective whole). The Administrator or the Special Servicer shall be entitled to order, at the expense of the Holders, an appraisal of the REO Property.

(g) The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer for the REO Property or Loan, if the Special Servicer determines, in accordance with Accepted Servicing Practices, that rejection of such offer would be in the best interests of the Holders as a collective whole, and provided that the Special Servicer has received the prior written consent of the Holders under Section 19(c). In addition, provided that the Special Servicer has received the prior written consent of the Holders under Section 19(c), the Special Servicer may accept a lower offer if it determines, in accordance with Accepted Servicing Practices, that acceptance of such offer would be in the best interests of the Holders as a collective whole (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable), provided, that, the offeror is not the Special Servicer or an Affiliate of the Special Servicer.

(h) Subject to the other provisions of this Section 18, the Special Servicer shall act on behalf of the Holders in negotiating and taking other action necessary or appropriate in connection with the sale of the Loan or REO Property, including the collection of all amounts payable in connection therewith. Any sale of the Loan or REO Property shall be without recourse to, or representation or warranty by, any Special Servicer or any Holder, and, if such sale is consummated in accordance with the duties of the Special Servicer pursuant to the terms of this Agreement or the Servicing Agreement, no such Person who so performed shall have any liability to any Holders with respect to the purchase price therefor accepted by the Special Servicer.

(i) The proceeds of any sale of the Loan or REO Property after deduction of the direct out-of-pocket expenses of such sale incurred in connection therewith shall be promptly deposited in the Collection Account.

19. Approval Rights of Holders. The following provisions shall apply during the term of this Agreement:

(a) The Administrator (or the Servicer acting on its behalf) shall have the exclusive authority to exercise such powers and perform such duties as are delegated to the “Lender” under the Loan Documents.

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(b) Notwithstanding anything to the contrary contained herein, the Servicing Agreement shall provide that the Servicer shall obtain the consent of the Administrator prior to taking any action not expressly delegated to the Servicer pursuant to the terms of the Servicing Agreement or otherwise specifically granted by Administrator to the Servicer, in its sole and absolute discretion.

(c) Notwithstanding anything to the contrary set forth herein, Administrator shall not take any of the following actions (each, a “Unanimous Decision”) without the prior written approval (which approval may be given by email and may be withheld in their sole but good faith discretion) of each Holder (other than Defaulting Holders), in accordance with the procedure set forth below, in each case unless the Holders are required to take such action pursuant to the terms of the Loan Documents:

(i) reduce the amount of any principal, interest or fees payable under the Loan (although nothing herein shall grant a Holder the right to consent to any such reduction set forth in this clause (i) that does not affect such Holder);

(ii) modify (A) any Holder’s (x) Percentage Interest in the Loan or (y) commitment with respect to the Loan, or (B) the terms or provisions in the Loan Agreement or any other Loan Document requiring pro rata payments, distributions, commitment reductions or sharing of payments (although nothing herein shall grant a Holder the right to consent to any such modification set forth in this clause (ii) that does not affect such Holder);

(iii) any modification or waiver of a monetary term of the Loan and any modification of, or waiver that would result in the extension or acceleration of the Maturity Date, a reduction in the interest rate on the Loan or the monthly debt service payment or Prepayment Premium payable on the Loan or a deferral or forgiveness of interest or principal on the Loan or a modification or waiver of any other monetary term of the Loan relating to the timing or amount of any payment of principal and interest and any material modification or waiver of any other material term;

(iv) any release of the Borrower or any guarantor from liability with respect to the Loan, except in each case as expressly permitted by the Loan Documents or any modification to or waiver of any provision of, or release of, any guaranty or indemnity agreement;

(v) (A) acquire or add any additional material real property as collateral for the Loan that is not ancillary to the use or operation of all or any portion of the Mortgaged Property or (B) any release of collateral for the Loan (including the release of any guaranty), except as permitted by the Loan Documents;

(vi) waive any monetary Event of Default;

(vii) enter into a loan bifurcation or subordinate, convert or exchange all or any portion of the Loan for any other indebtedness;

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(viii) (A) subordinate the lien of the Mortgage to any other interest in the Mortgaged Property, or (B) consent to any subordinate financing or additional financing of all or any portion of the Mortgaged Property or any direct or indirect ownership interests in any [Borrower Party]8;

(ix) modifying the definition of Requisite Holders under this Agreement or modifying in any other manner the number or percentage of Holders required to make any determinations, grant consents or waive any rights or to modify any provisions of the Loan Documents;

(x) any amendment, modification or waiver of the terms of the Loan Agreement relating to a Holder’s ability to sell, transfer, assign and/or participate all or any portion of its interest in the Loan;

(xi) any Transfer of the Loan or the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the Borrower by a Person entitled to exercise voting rights, directly or indirectly, in Borrower, except in each case as expressly permitted by the Loan Documents;

(xii) approval of any Transfer (as defined in the Loan Agreement) of the Mortgaged Property or any portion thereof, or any Transfer of any direct or indirect ownership interest in Borrower, in each case, any documents executed in connection therewith, to the extent Administrator’s approval is required under the Loan Documents;

(xiii) to the extent of any consent rights of Administrator under the Loan Documents, consent to any Borrower’s incurrence of any additional indebtedness to the extent prohibited under the Loan Documents;

(xiv) amend any of the prepayment restrictions or provisions contained in the Loan Documents (although nothing herein shall grant a Holder the right to consent to a waiver of any prepayment restrictions or provisions that do not affect such Holder);

(xv) file any involuntary bankruptcy, insolvency, receivership or reorganization proceedings against any Borrower Party, or any other Person required to be a single purpose bankruptcy-remote entity pursuant to the terms of the Loan Agreement;

(xvi) materially modify an Event of Default such that the modification would make such Event of Default less stringent in any material respect;

(xvii) causing a securitization pursuant to the Loan Agreement or reallocating any amount of the Loan pursuant to the terms of the Loan Agreement;

(xviii) subsequent to Administrator obtaining possession of a Mortgaged Property by foreclosure or deed in lieu of foreclosure, selling such Mortgaged Property for less than the aggregate of the allocated loan amount of such Mortgaged Property, accrued and unpaid interest thereon at the non-default interest rate and all outstanding Required Protective Advances attributable to such Mortgaged Property; or

[8]	This term is not defined.

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(xix) amend or modify any of the Loan Documents with respect to a matter that, if otherwise acted on, would constitute a Unanimous Decision.

(d) Notwithstanding anything to the contrary contained herein, the Administrator shall be required (i) to consult on a non-binding basis with the Holders at any time (whether or not an Event of Default has occurred) with respect to proposals to take any significant action with respect to the Loan or the Mortgaged Property and to consider alternative actions recommended by the Holders, (ii) to obtain the written approval of all Holders to modify any of the provisions of this Section 19 or any other provision in the Mortgage Loan Documents specifying the number or percentage of Holders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of each Holder and (iii) prior to taking any of the following actions (each, a “Major Decision”), be required to notify in writing the Holders of any proposal to take any of such actions (and to provide the Holders with such information requested by such Holders as may be necessary in the reasonable judgment of such Holders in order to make a judgment) and to receive the written approval of the Required Holders (which approval may be given by email and may be withheld in their sole but good faith discretion) with respect to:

(i) any modification or amendment of, or waiver with respect to, the Loan that would result in a discounted pay-off of the Loan;

(ii) [the execution of, and any subsequent material modification or material amendment of, the Intercreditor Agreement or any other intercreditor agreement or similar agreement between Administrator and Mezzanine Lender;]

(iii) any foreclosure upon or comparable conversion of the ownership of the Mortgaged Property or any acquisition of the Mortgaged Property by assignment or deed-in-lieu of foreclosure [or any foreclosure upon or comparable conversion of the ownership of the Mezzanine Collateral or any acquisition of the Mezzanine Collateral by assignment or transfer-in-lieu of foreclosure];

(iv) any sale or financing of REO Property;

(v) any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the Borrower);

(vi) any incurrence of additional debt by the Borrower or any additional mortgage or mezzanine financing by any beneficial owner of the Borrower (to the extent that Administrator has consent rights pursuant to the Loan Documents with respect thereto);

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(vii) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Borrower or a Borrower Party;

(viii) any proposed modification or waiver of any provision of the Loan Documents governing the types, nature or amount of insurance coverage required to be obtained and maintained by the Borrower;

(ix) any renewal or replacement of the then existing insurance policies (to the extent Administrator’s approval is required under the applicable Loan Documents);

(x) the appointment, termination or replacement of a Manager (as defined in the Loan Agreement), or other property manager [or Franchisor (as defined in the Loan Agreement)] or execution, termination, renewal or material modification of the Management Agreement (as defined in the Loan Agreement), [Franchise Agreement (as defined in the Loan Agreement)] and/or any other material agreement with Manager, [Franchisor] or any Affiliate thereof, in each case, to the extent Administrator’s approval is provided for under the Loan Documents;

(xi) any material releases of reserve funds or related letters of credit or adjustment to the amounts of reserve funds required under the Loan Agreement with respect to the Mortgaged Property not expressly required to be released or adjusted pursuant to the Loan Documents;

(xii) following an Event of Default, any exercise of remedies, including the acceleration of the Loan or initiation of any proceedings, judicial or otherwise, under the Loan Documents;

(xiii) the settlement of any insurance claim for a cash payment that will be applied to the principal amount of the Loan (instead of rebuilding the Mortgaged Property) if such repayment would not result in the payment in full of all amounts due and payable to the Holders;

(xiv) any waiver of any material amounts required to be deposited into escrow or reserve accounts under the Loan Documents, or any modification or amendment of any Loan Documents that would materially reduce the amount of funds required to be deposited into the reserve accounts established under the Loan Documents (other than changes in the ordinary course of business of the amounts required to be deposited into escrow accounts for real estate taxes, insurance premiums or ground rents, if any or as otherwise permitted in the Loan Documents);

(xv) any material amendment to the special purpose entity provisions in the Loan Agreement;

(xvi) any material waiver of any of the extension conditions set forth in the Loan Agreement;

(xvii) any waiver of a non-monetary Event of Default;

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(xviii) [the execution, termination, renewal or material modification of any Material Agreement, Construction Document, Master Declaration or Condominium Document, to the extent Administrator’s approval is provided for under the Loan Documents;]9

(xix) [any extension of the Outside Completion Date by more than ___ days (except as a result of Excusable Delay);]10

(xx) [the approval of any modification to the Plans and Specifications (including any Change Order) or to the Construction Schedule that delays construction by more than __ days;]11

(xxi) the appointment, termination or replacement of the Servicer or any Special Servicer with respect to the Loan or entering into, amending or modifying or terminating any Servicing Agreement or Special Servicing Agreement relating to the Loan;

(xxii) [any reduction to the Minimum Release Prices as set forth in the Loan Agreement by an amount more than five percent (5%);]12

(xxiii) consent to any zoning reclassification or Borrower seeking any variance or special permit under existing zoning ordinances;

(xxiv) [any waiver or approval of any material amendment or other material modification of the Mezzanine Loan Documents to the extent Administrator’s approval is provided for under the Mortgage Loan Documents;]

(xxv) [any waiver of any material condition to commencement of construction of the Project];13

(xxvi) any amendment of any provisions of the Loan Documents which affect or are related to cash management;

(xxvii) consent to any alteration to the Mortgaged Property to the extent the consent of Administrator is required pursuant to the terms and provisions of the Loan Documents;

(xxviii)approve any post-default plan or budget;

(xxix) taking any material action with respect to a ground lease which requires the consent of Administrator pursuant to the Loan Agreement;

[9]	Include and conform defined terms for construction loans and condo deals.
[10]	Include and conform defined terms for construction loans
[11]	Include and conform defined terms for construction loans
[12]	Include and conform defined terms for condo loans.
[13]	Include and conform defined terms for construction loans

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(xxx) to the extent of any approval rights or discretion of Administrator under the Loan Documents, any approval of casualty/condemnation insurance settlements or any determination to apply casualty proceeds or condemnation awards toward repayment of the Loan or toward restoration;

(xxxi) to the extent of any consent or approval rights of Administrator under the Loan Documents, consenting to any amendments to the annual budget under the Loan Documents;

(xxxii) allocating or applying any and all payments made to Administrator during the continuance of an Event of Default, other than any allocation or application made in accordance with the terms hereof, provided that, except as may be expressly set forth in Section 3 hereof, any allocation or application that is not pro rata and pani passu shall be a Unanimous Decision;

(xxxiii) subject to any Borrower or Borrower Party’s rights under the Loan Agreement pursuant to which Administrator and/or Holder has no consent or discretion, consenting to (A) a new interest rate cap agreement, other than in accordance with the terms of the Loan Agreement, (B) any modification, amendment or supplementing of any interest rate cap agreement, (C) the termination of any interest rate cap agreement prior to its stated maturity date or (D) the waiver or release of any interest rate cap agreement other than in accordance with the Loan Agreement;

(xxxiv) to the extent of any consent, approval or discretion rights of Administrator under the Loan Documents, waiving any of the material advance conditions required to be satisfied in connection with any Additional Advance; provided, however, the waiver of any notices, or the timely delivery thereof, in connection therewith (provided that the foregoing shall not alleviate Administrator of its obligation to provide Holders advance notice of any Additional Advances required under this Agreement) shall in no event constitute a waiver of a material condition pursuant to this clause (xxxiv) and shall be an Administrator decision;

(xxxv) subject to Section 19(d)(xii) above, materially modify the terms of (A) any Event of Default or (B) the acts or omissions giving rise to liability of the guarantor under any guaranty;

(xxxvi) to the extent of any consent or discretion rights of Administrator under the Loan Documents, amend any provisions of the Loan Ageement concerning material leases and other material agreements or amend the definitions of the terms used in such sections;

(xxxvii) amend or modify any of the Loan Documents with respect to a matter that, if otherwise acted on, would constitute a Major Decision (although nothing herein shall grant a Holder the right to consent to a waiver of any payment of any fee or other amount that does not affect such Holder); and

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(xxxviii) the appointment, termination or replacement of the Administrator hereunder.

provided that, if any Holder fails to notify the Administrator of its approval or disapproval of any such proposed action under Sections 19(c) or 19(d) above within five (5) Business Days after delivery to each Holder by Administrator of written notice of such a proposed action, together with any information requested by such Holder pursuant to Sections 19(c) or 19(d), then Administrator shall deliver a second notice containing the following, in 12 point or larger bold type: “PURSUANT TO THE CO-LENDER AGREEMENT ( ______LOAN), THE HOLDER’S REQUEST FOR CONSENT SHALL BE DEEMED APPROVED IF SUCH HOLDER DOES NOT DECLINE APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS LETTER.” Unless such Holder shall give written notice to the Administrator and the other Holders that it objects to the recommendation or determination of the Administrator (together with a written explanation of the reasons behind such objection) within such five (5) Business Day period (or, if fewer than five (5) Business Days is allowed under a particular circumstance under any Loan Document, within the period that is one (1) Business Day less than the period provided for such circumstance provided that such Holder shall have received a second notice as required in the preceding sentence), such action by Administrator shall be deemed to have been approved by such Holder. Notwithstanding the foregoing, any amounts funded by any Holder under the Loan Documents as a result of (A) the making of any Protective Advances or (B) interest accruals or accretions and any compounding thereof (including default interest) with respect to the Notes shall not at any time be deemed to contravene this subsection.

(e) If disapproval of any Holder is delivered to the Administrator regarding any such proposed action in accordance with Section 19(d), the Administrator (or Servicer on it is behalf) shall propose an alternate action (based on any counter-proposals received from such Holder, to the extent such counter-proposal is consistent with Section 19(f) or, if no such counter-proposal is received by Administrator (or Servicer on it is behalf) when the disapproval of such Holder is delivered to the Administrator (or Servicer on it is behalf), then based on any alternate course of action that the Administrator (or Servicer on it is behalf) may deem appropriate) until the approval of the is obtained. If any Holder disapproves a proposed Unanimous Decision or the Requisite Holders fail to approve any Major Decision in writing, then such proposed action in accordance with Section 19(c) or Section 19(d), as applicable, may not be taken by the Administrator. Notwithstanding the foregoing, if in accordance with Accepted Servicing Practices, (i) the Administrator (or Servicer on it is behalf) determines that emergency action is reasonably necessary to protect the applicable Mortgaged Property or the interests of the Holders (as a collective whole) at a time earlier than the time that such Servicer would otherwise be entitled to take such action pursuant to Section 19(d) or otherwise under this Agreement and (ii) such action requires consultation with and/or consent of the Holders, then it shall contact each Holder (by telephone, email or fax) promptly and shall discuss (unless any Holder shall fail to respond in a reasonable time frame under the circumstances) the proposed action with each Holder, and, if the consent of the Holders would ordinarily be required, attempt to reach agreement within the revised time frame prior to taking the proposed action, but shall be entitled to take the necessary emergency action within the necessary time frame regardless of

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whether it has been able to contact or obtained the agreement of the Holders. If such emergency action is taken, the Administrator (or Servicer on it is behalf) will promptly notify the Holders in writing of the action so taken and the Administrator’s (or Servicer’s on it is behalf) reasons for determining that immediate action was necessary.

(f) Notwithstanding anything herein to the contrary, no advice, direction or objection from or by any Holder, as contemplated by this Section 19, may (and Administrator and the applicable Servicer shall ignore and act without regard to any such advice, direction or objection that Administrator or such Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause Administrator or such Servicer to violate applicable law or regulation, the terms of the Loan Documents, or any section of this Agreement or the Servicing Agreement, including such Servicer’s obligation to act in accordance with Accepted Servicing Practices, or (B) materially expand the scope of the Servicer’s responsibilities under this Agreement or the Servicing Agreement.

(g) Notwithstanding anything to the contrary, if at any time any Holder is Borrower or a Borrower Related Party, then, in each case, such Holder shall not have any consent or approval right with respect to a Unanimous Decision or Major Decision.

(h) No Holder or Administrator shall owe any fiduciary duty to any trustee, any Servicer or any other Holder. No Holder or Administrator shall have any liability to any trustee, any Servicer or any other Holder for any action taken, or for refraining from the taking of any action or the giving of any consent or for errors in judgment. By its acceptance of a Note in the Loan, each Holder shall be deemed to have confirmed its understanding that, subject in all respects to this Agreement and the Servicing Agreement, (i) a Holder may take or refrain from taking actions that favor the interests of any related Holder or its Affiliates over the other Holder(s), (ii) a Holder or Administrator may take or refrain from taking actions (or cause another Holder to take or refrain from taking actions) that favor its interest or the interests of its Affiliates over any other Holder, (iii) that a Holder or Administrator may have special relationships and interests that conflict with the interest of another Holder and shall be deemed to have agreed to take no action against a Holder or Administrator or any of their officers, directors, employees, principals or agents as a result of such a special relationships or conflicts and (iv) that no Holder or Administrator shall be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its Affiliates.

20. Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21. Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. The party seeking modification of this Agreement shall be solely responsible for any and all reasonable expenses that may arise in order to modify this Agreement.

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22. Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Servicer is an intended third-party beneficiary of this Agreement. Except as provided in Section 6 hereof and the preceding sentence, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto or a successor or assign of a party hereto.

23. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

24. Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

25. Notices. All notices required hereunder shall be given by (i) telephone (confirmed in writing) or shall be in writing and personally delivered, (ii) sent by facsimile or electronic mail transmission if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt or, if mailed, upon the earlier to occur of receipt or the expiration of the fourth (4th) day following the date of mailing.

26. Custody of Loan Documents. The originals of all of the Loan Documents will be held by the [Administrator] (or a custodian appointed by the [Administrator]) on behalf of each of the Holders, excluding, however, the Notes, which shall be held by each respective Holder (or a custodian appointed by such Holder).

27. Statement of Intent. It is the intention of the parties hereto that, solely for U.S. federal, state and local income and franchise tax purposes, this Agreement not constitute a “business entity” or other taxable entity. In addition, it is the intention of the parties hereto that, solely for U.S. federal, state and local income and franchise tax purposes, this Agreement is a mere contractual arrangement for which no entity-level income tax return filing is required. The paying agent or the Servicer on behalf of the Administrator shall prepare or cause to be prepared, file with the Internal Revenue Service and deliver to each Holder, such information, returns and reports as may be required by the Code, Treasury Regulations and any applicable state or local law and such other customary information as the paying agent or Servicer on behalf of the Administrator may determine and/or be required by the Internal Revenue Service or by a federal or state law or rules or regulations to enable such holder to prepare its federal and state income tax returns. The Servicer shall prepare or cause to be prepared, file with the Internal Revenue

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Service and deliver to each Borrower, such information, returns and reports as may be required by the Code, Treasury Regulations and any applicable state or local law and such other customary information as the Servicer may determine and/or be required by the Internal Revenue Service or by a federal or state law or rules or regulations to enable such Borrower to prepare its federal and state income tax returns. If the Internal Revenue Service were to characterize this Agreement as a partnership for federal income tax purposes, then each Holder authorizes and directs the Administrator to elect out of partnership accounting pursuant to Treasury Regulation 1.761-2, and agrees to file its own tax returns and reports in a manner consistent therewith.

28. Intentionally Omitted.

29. Servicing of the Loan. Pursuant to this Agreement or the Servicing Agreement, the Servicer (whose identity may change from time to time as provided in this Agreement or the Servicing Agreement) will be appointed as the servicer of the Loan. The parties agree that the Servicer shall service the Loan on behalf of the Holders.

30. Registration of Transfers. The Administrator (or Servicer on its behalf) shall maintain a register on which it shall record the names and addresses of, and wire transfer instructions for, the Holders from time to time. Any transfer of a Note hereunder shall be recorded on such register. The transferring Holder (or the transferee) shall reimburse the Administrator for the Administrator’s reasonable third party out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the terms of this Section 30.

31. Intentionally omitted.

32. Termination. This Agreement and the respective obligations and responsibilities under this Agreement of the parties hereto shall terminate upon (a) mutual agreement by the parties hereto, evidenced in writing; (b) thirty (30) days after each of the Notes are paid in full; or (c) payment (or provision for payment) to the Holders of all amounts held by or on behalf of the Servicer and required under the Servicing Agreement, to be so paid on the last Remittance Date following final payment or other liquidation (or any advance with respect thereto) of the Loan or the Mortgaged Property; provided, however, that if at any time any payment in full of the Loan is rescinded in whole or in part or must be otherwise restored or returned in whole or in part upon the insolvency, bankruptcy or reorganization of any Borrower Party, or otherwise then, upon the restoration or return of any portion of such payment in full, each Holder’s rights and obligations hereunder shall be reinstated as though such payment in full (or portion thereof so restored or returned, as the case may be) had not been made at such time. Upon any assignment by a Holder of its entire interest in a Loan in compliance with this Agreement, such Holder shall be released from liability under this Agreement to the extent arising from and after such assignment.

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33. Withholding Taxes.

(a) If the Administrator, Servicer or the Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to any Holder with respect to the Loan as a result of the such Holder constituting a Non-Exempt Person, the Administrator or Servicer, as applicable, shall be entitled to do so up to the amount required by applicable law with respect to such Holder’s interest in such payment (all withheld amounts being deemed paid to such Holder), provided, that, the Administrator or Servicer, as applicable, shall furnish such Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the such Holder is subject to tax.

(b) Each Holder shall and hereby agrees to indemnify Administrator and Servicer against and hold the Administrator and Servicer harmless from and against any taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Administrator or Servicer, as applicable, to withhold taxes from payment made to applicable Holder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Holder to the Administrator or Servicer, as applicable, in connection with the obligation of the Administrator or Servicer, as applicable, to withhold taxes from payments made to such Holder, it being expressly understood and agreed that (i) the Administrator and Servicer shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) the applicable Holder shall, upon request of the Administrator or Servicer and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel reasonably satisfactory to the Administrator or Servicer, as applicable.

(c) Each Holder represents to the Administrator and Servicer (for the benefit of the Borrower) that it is not a Non-Exempt Person and that none of Administrator, Servicer or the Borrower is obligated under applicable law to withhold taxes on sums paid to it with respect to the Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each Holder shall deliver to the Administrator and/or Servicer, evidence satisfactory to the Administrator and/or Servicer substantiating that it is not a Non-Exempt Person and that neither the Administrator nor Servicer is obligated under applicable law to withhold taxes on sums paid to it with respect to the Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) each Holder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Servicer an Internal Revenue Service Form W-9 and (b) if any Holder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such Holder shall satisfy the requirements of the preceding sentence by furnishing to the Servicer Internal Revenue Service Form W-8ECI or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such Holder, as evidence of such Holder’s exemption from the withholding of United States tax with respect thereto. The Administrator and Servicer shall not be obligated to make any payment hereunder to the applicable Holder in respect of its Note or otherwise until such Holder shall have furnished to the Servicer the requested forms, certificates, statements or documents.

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34. Additional Rights of Initial Holders. Each Holder hereby acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, each Holder may (i) reallocate all or any portion of the principal balance evidenced by any Note held by such Holder to the principal balance of any other Note held by a Holder (a “Reallocation”) and/or (ii) amend and restate, replace or split any Note held by such Holder into one or more additional or replacement promissory notes (a “Note Split”), in each case, without the consent of any other Holder. Each other Holder shall cooperate with the applicable Holder to consummate any Reallocation or Note Split, including, without limitation, executing such amendments, modifications and supplements to this Agreement, and the Loan Documents as required by such Holder. The Holder whose Note is being reallocated or split pursuant to this Section 34 shall reimburse the other Holders for all reasonable out-of-pocket costs and expenses incurred by the other Holders in connection with the Reallocation or Note Split.

35. [Additional Advances.14

(a) If (i) Borrower requests an Additional Advance under Section [2.1(b)] of the Loan Agreement and the Administrator (or the Servicer acting on its behalf) reasonably determines that all conditions to the applicable Additional Advance set forth in Section [2.1(b)] of the Loan Agreement have been satisfied in full, then the Administrator (or the Servicer acting on its behalf) shall give written notice thereof to each of the Holders, which notice shall set forth the amount of such Additional Advance, the portion thereof that is payable by each Holder (which shall be based on such Holder’s Percentage Interest) and the date on which each Holder is requested to remit its pro rata share of such Additional Advance thereof to the Administrator (or the Servicer acting on its behalf), and shall describe in reasonable detail the purpose for such Additional Advance.

(b) Each Holder shall be obligated to fund its pro rata share of each Additional Advance based on each Holder’s Percentage Interest.

(c) If any Holder defaults in its obligation to advance its pro rata share of any Additional Advance approved by Administrator (or the Servicer acting on its behalf) on the date (the “Funding Date”) that such Advance is required to be made hereunder (such unfunded amount, a “Delinquent Advance Amount”), such Holder shall be a “Delinquent Advance Holder” for all purposes hereunder until and unless such delinquency is cured in accordance with the terms of clause (iii) below, and the following provisions shall apply:

(i) Each Holder that is not a Delinquent Advance Holder (a “Non-Delinquent Advance Holder”) shall have the right, but not the obligation, to fund such Delinquent Advance Holder’s portion of such Additional Advance, and the amount so funded by the Non-Delinquent Advance Holder shall bear interest at the Mortgage Default Rate, which shall be payable pursuant to Section 3 hereof (any Non-Delinquent Advance Holder making any such advance, an “Electing Non-Delinquent Advance Holder”).

[14]	Delete Section 35 if the Loan does not include future advances.

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(ii) Subject to Delinquent Advance Holder’s right to cure as provided in clause (iii) below, but notwithstanding anything else to the contrary contained in this Agreement, a Delinquent Advance Holder shall have no right to participate in any discussions among and/or decisions by Holders hereunder and/or under the other Loan Documents. Further, any Delinquent Advance Holder shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by the Administrator, the Servicer and/or the Non-Delinquent Advance Holder(s) under, any Loan Document which is made subsequent to the Delinquent Advance Holder’s becoming a Delinquent Advance Holder and prior to such Delinquent Advance Holder’s cure of such delinquency.

(iii) A Delinquent Advance Holder may cure a delinquency arising out of its failure to fund its required portion of any Additional Advance if, within thirty (30) days following the Funding Date (the “Cure Period”), it remits to the Servicer its required portion of such Additional Advance (together with interest thereon at the Mortgage Default Rate for the period from the date such Advance was made until the date of repayment). In the event any Delinquent Advance Holder cures a delinquency, such Delinquent Advance Holder nonetheless shall be bound by any amendment to or waiver or any provision of, or any action taken or omitted to be taken by the Servicer and/or the Non-Delinquent Advance Holders under, any Loan Document which is made subsequent to that Holder’s becoming a Delinquent Advance Holder and prior to its curing the delinquency as provided in this Section 35(c), provided, that such amendment or waiver of action was taken in accordance with the provisions of this Agreement.

(iv) Any Delinquent Advance Holder agrees to indemnify and save harmless Administrator, Servicer and each of the other Holders and their respective successors and assigns, and each of their agents, employees, officers, directors, stockholders, partners and members (collectively, “Indemnified Parties”) for, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, whether incurred or imposed within or outside the judicial process, including, without limitation, reasonable attorneys’ fees and disbursements imposed upon or incurred by or asserted against any of the Indemnified Parties by reason of Delinquent Advance Holder’s failure to comply with the provisions hereof, including, without limitation, failing to make an Additional Advance which is required pursuant to the terms of the Loan Documents, the terms of which shall survive the termination of this Agreement.]

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36. Buy-Sell.

(a) In the event the Holders are unable to agree upon a Unanimous Decision or Major Decision requested by Administrator, any Holder and/or the Servicer, as applicable, within the applicable time period for approval of such decisions under Section 19(d) above, and such failure to agree continues for ten (10) days after written notice from any Holder (the “Initiating Note Holder”) to the other Holder(s) (a “Material Disagreement”), the Initiating Note Holder may thereafter invoke the provisions of this Section 36 by sending notice (the “Buy-Sell Notice”) to the Administrator, the Servicer and the other Holders with whom the Initiating Note Holder disagrees regarding the applicable Unanimous Decision or Major Decision (the “Responding Note Holders”) containing (i) a statement that the Initiating Note Holder wishes to buy the Responding Note Holders’ respective Notes or sell the Initiating Note Holder’s Note, as applicable, at the election of the Responding Note Holders and (ii) the value of the Loan (the “Designated Value”) that will be used in determining the Buy-Sell Price with respect to each applicable Holder.

(b) Prior to 5:00 p.m., New York time, on the tenth (10th) Business Day after delivery of the Buy-Sell Notice (or such shorter time, not less than three (3) Business Days, as may be required for a response under the Loan Documents or in an emergency where the Administrator or the Servicer in good faith determines that prompt action is necessary to protect the interests of the Holders) to the Administrator, the Servicer and the Responding Note Holders (the “Election Period”), each Responding Note Holder shall give written notice to the Administrator, the Servicer and all of the other Holders electing either (i) to irrevocably purchase the Initiating Note Holder’s Note (notwithstanding whether the Initiating Note Holder’s Buy-Sell Notice indicated its wish to buy the Responding Note Holder’s Note) and the Notes of the other Holders that elect to sell their Notes in response to the Buy-Sell Notice for consideration payable to the Initiating Note Holder and each of the other selling Holders equal to the Buy-Sell Price applicable to such Holder (a “Purchasing Election”) or (ii) to irrevocably sell all of the applicable Responding Note Holder’s Note to the Initiating Note Holder and any Responding Note Holders who elect to purchase in response to a Buy-Sell Notice (on a pro rata basis based on the respective Percentage Interests of the Initiating Note Holder and each purchasing Responding Note Holder divided by the aggregate Percentage Interest of all such purchasing Holders) (a “Selling Election”) or (iii) to withdraw from the Material Disagreement and the buy-sell process by agreeing that the matter in dispute will be determined in accordance with the position taken by the Initiating Note Holder (a “Buy-Sell Withdrawal Notice”). If a Responding Note Holder shall not give the above notice within the Election Period, on the last day of the Election Period (the “Final Election Date”), the Responding Note Holder shall be deemed to have elected to have delivered a Buy-Sell Withdrawal Notice.

(c) In the event all of the Responding Note Holders elect to sell in response to a Buy-Sell Notice, the Initiating Note Holder shall be required to purchase the Notes of each of the Responding Note Holders for the Buy-Sell Price applicable to each such Holder. In the event more than one Responding Note Holder makes a Purchasing Election, each of the Responding Note Holders that made a Purchasing Election (the “Included Note Holder(s)”) shall purchase a pro rata portion (based on the respective Percentage Interest of the Note of each Included Note Holder electing to exercise such purchase right divided by the aggregate Percentage Interest of each Included Note Holder electing to exercise such purchase right) of the Notes of the Initiating Note Holder and each of the Responding Note Holders that made a Selling Election.

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(d) The closing for the purchase of the Holders’ Notes shall take place on the date (the “Buy-Sell Closing Date”) designated by the purchasing Holder(s) which is no more than ten (10) Business Days after the Final Election Date. On the Buy-Sell Closing Date, the selling Holder(s) (the “Selling Note Holders”) and the purchasing Holder(s) (the “Buying Note Holders”) shall execute and deliver to each other an assignment and assumption of Note, the Selling Note Holders shall make customary representations as to authority, authorization and good title (free and clear of all liens, claims and encumbrances) and the Selling Note Holders shall execute and deliver such other instruments of transfer as required pursuant to the Loan Documents and as shall be reasonably requested by the Buying Note Holders in order to convey to the Buying Note Holders the Selling Note Holders’ entire Note free and clear of all liens, claims and encumbrances. The Buying Note Holder(s) shall assume all obligations of the Selling Note Holders arising from and after the Buy-Sell Closing Date under and in connection with the Loan in such assignment and assumption agreement.

(e) On the Buy-Sell Closing Date, the Buying Note Holders shall pay to the Selling Note Holders, an amount equal to the applicable Buy-Sell Price, by wire transfer of immediately available funds to an account or accounts designated by the Selling Note Holders. The closing shall occur at the office of the Buying Note Holders’ counsel as shall be designated by the Buying Note Holders by notice to the Selling Note Holder at least five (5) Business Days prior to the Buy-Sell Closing Date, or at such other location as may be agreed to mutually by the Selling Note Holders and the Buying Note Holders. Each Holder shall pay its own attorney fees and other costs and expenses associated with the sale. All payments received by any Selling Note Holder on or after the Buy-Sell Closing Date in respect of the ownership interests of the Holders in the Loan shall be for the account of the Buying Note Holder(s).

(f) If any Buying Note Holder fails to complete the purchase within the time and in the manner required hereunder, then (A) the other Buying Note Holders, if any, may, elect to (1) purchase the pro rata portion of the Notes that such defaulting Buying Note Holder had elected to purchase from the Selling Note Holder in an amount equal to the applicable pro rata portion of the applicable Buy-Sell Price and/or (2) purchase such defaulting Buying Note Holder’s Note at ninety percent (90%) of the proposed Buy-Sell Price and (B) if there are no other Buying Note Holders, any of the Selling Note Holders may, without prejudice to any other remedies available hereunder or under applicable law, elect to become the Buying Note Holder and purchase all of the defaulting Buying Note Holder’s Note (in which case the defaulting Buying Note Holder shall be deemed a Selling Note Holder) at the applicable Buy-Sell Price, in each case such election to be made within fifteen (15) Business Days after the defaulting Buying Note Holder’s failure timely and properly to close, with the closing to take place within fifteen (15) Business Days after delivery of such election notice to the defaulting Buying Note Holder, and the actual costs and expenses of the other Holders in connection with such closing shall be paid by the defaulting Buying Note Holder. If more than one Selling Note Holder elects to become a Buying Note Holder in accordance with this Section 36(b), each such electing Holder shall purchase a pro rata portion (based on the respective Percentage Interest of the Note of each such Holder electing to exercise such purchase rights divided by the aggregate Percentage Interest of each such Holder electing to exercise such purchase right) of the Notes that such defaulting Buying Note Holder had elected to purchase from the Selling Note Holder and/or the defaulting Buying Note Holder’s Notes, as applicable. If a Selling Note Holder fails to convey its Note within the time and in the manner required hereunder, then the Buying Note Holders shall have all remedies allowed by law, including specific performance.

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(g) From and after the Final Election Date, the Buying Note Holder(s) shall make all determinations pursuant to Section 19(c) hereof without the approval of the Selling Note Holder(s). In the event the Buying Note Holder(s) fail to complete the purchase in accordance with the foregoing provisions, such determinations shall be made by the non-defaulting Selling Note Holders until such time as the Selling Note Holders may elect to purchase the Buying Note Holders’ interest in accordance with the procedure and time frames described in Section 36(b). In the event that the Selling Note Holders do not elect to purchase the Buying Note Holders’ interests pursuant to the immediately preceding sentence within fifteen (15) Business Days, all such determinations shall be made by all Holders (excluding the defaulting Buying Note Holder) in accordance with Section 19(c) hereof.

(h) In the event the Administrator’s interest is sold pursuant to this Section 36, any Holder that is a Starwood Person may designate itself as the Administrator following such sale

37. Resignation and Removal of Administrator; Successor Administrator Notwithstanding anything contained herein to the contrary, Administrator may resign from the performance of all of its functions and duties hereunder at any time and in accordance with the terms of the Loan Documents, by giving at least ten (10) days’ prior written notice to all of the Holders and Borrower.

(b) Upon the resignation of Administrator in accordance with the terms of this Agreement, the Required Holders shall designate a Holder or its Affiliate to act as the successor Administrator to perform all of the obligations and exercise the rights of Administrator hereunder; provided that if Administrator resigns with the intent to appoint an Affiliate as the successor Administrator, then the approval of the Required Holders shall not be required.

(c) If Administrator (i) is grossly negligent or commits willful misconduct with respect to the performance of its duties under this Agreement or any of the Loan Documents, (ii) materially breaches the provisions of this Agreement, which breach, if susceptible to cure, remains uncured for a period of ten (10) Business Days from notice by any Holder or such longer period as may be reasonably necessary for Administrator to cure such breach, (iii) becomes a Defaulting Holder, or (iv) is the subject of a Bankruptcy Event, then the Required Holders (excluding the Holder acting as, or Affiliated with, Administrator hereunder from the determination of the Required Holders in the same manner as if such Holder were a Defaulting Holder) may, by delivering written notice to Administrator, remove Administrator from its role as Administrator hereunder, without affecting Administrator’s rights or obligations as a Holder, and appoint a successor Administrator.

(d) Notwithstanding anything to the contrary contained in this Section 37, in no event shall a replacement or successor Administrator hereunder be (i) a Defaulting Holder, (ii) an Affiliate of any Administrator removed pursuant to the terms of this Agreement or (iii) any Borrower Related Holder or any Affiliate of a Borrower Related Holder.

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(e) Notwithstanding anything to the contrary contained in this Section 37, in the event that [REPO LENDER] or its Affiliate shall take title to any Note and succeed to the interest of a Pledging Holder pursuant to a foreclosure or similar sale (or transfer in lieu of foreclosure) or other exercise of its remedies pursuant to a Note Pledge, [REPO LENDER] or its Affiliate shall be entitled to immediately remove Administrator from its role as Administrator hereunder (without affecting Administrator’s rights or obligations as a Holder), and appoint itself or its Affiliate as successor Administrator without the approval of the Required Holders.

38. Payment Returns and Adjustments. If Administrator notifies any Holder or other recipient that Administrator has determined in its sole discretion that any funds received by such Holder or other recipient from Administrator or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds, whether as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, an “Erroneous Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Erroneous Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than two (2) Business Days thereafter, return to Administrator the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in immediately available funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to Administrator in immediately available funds at the Federal Funds Rate. To the extent permitted by applicable law, each party hereto shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrator for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of Administrator to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting Section 38(a), each Holder further agrees that if it receives funds from Administrator (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by Administrator (or any of its Affiliates) with respect to such funds (a “Payment Notice”), (ii) that was not preceded or accompanied by a Payment Notice, or (iii) that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) or such funds are otherwise inconsistent with such recipient’s expectations, then in each case, an error shall be presumed to have been made and such funds shall be presumed to be an Erroneous Payment and such Holder shall be deemed to be an Unintended Recipient absent written confirmation from Administrator to the contrary. To the extent permitted by applicable law, such Unintended Recipient shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrator for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Holder agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify Administrator of such occurrence and, upon demand from Administrator, it shall promptly, but in all events no later than two Business Days thereafter, return to Administrator the amount of any such funds (or portion thereof) as to which such a demand was made in same day funds, together

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with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to Administrator in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrator in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each Holder hereby authorizes Administrator to set off, net and apply any and all amounts at any time owing to such Holder under any Loan Document, or otherwise payable or distributable by Administrator to such Holder from any source, against any amount due to Administrator under any of the immediately preceding Sections 38(a) or 38(b).

(d) Administrator and each Holder hereby agree that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Unintended Recipient that has received such Erroneous Payment (or portion thereof) for any reason, then Administrator shall be subrogated to all the rights of such Unintended Recipient with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by any Borrower, the guarantor or other party to the Loan Documents.

(e) Each party’s obligations under this Section shall survive the resignation or replacement of Administrator or the repayment, satisfaction or discharge of the Loan.

39. Borrower Related Holder. Notwithstanding anything in this Agreement or the Loan Documents to the contrary, in the event a Holder is a Borrower Related Holder, then such Borrower Related Holder shall have no voting rights under this Agreement or the Loan Documents (regardless of whether such matter is a Unanimous Decision, a Major Decision or other decision that requires the consent of the Holders under this Agreement or the Lender (as defined in the Loan Agreement) under the Loan Documents) and for the purposes of determining the Required Holders for any such matter, the portion of the Loan owned by such Borrower Related Holder shall be deemed to be subtracted from the total outstanding principal balance of the Loan and the Ratable Shares of the other Holders will be recalculated accordingly solely for purposes of such vote. In addition, such Borrower Related Holder shall have no right to receive (directly or as a copy) any notices, correspondence, communications or other documents or information provided or exchanged by or among the Administrator and the other Holders regardless of whether such Borrower Related Holder is otherwise entitled to receive the same; provided, however, no action shall be taken by Administrator or Holders with respect to any of the matters described in this Section 39 without the consent of the Borrower Related Holder if any such action would (x) disproportionately (in relation to the other Holders) and adversely affect such Borrower Related Holder solely in its capacity as a Lender under the Loan Documents, (y) change the pani passu nature of the Holders’ interests in the Loan or (z) change the payment waterfall contained herein.

40. Administrator’s Actions to Preserve Collateral, Etc. In the event of the failure of Borrower to pay (a)(i) property taxes, (ii) insurance premiums or (iii) any other charges required by the Loan Documents to be paid by Borrower that may become liens on the Mortgaged Property senior to the liens on the Mortgaged Property granted under the Loan Documents (other than Permitted Encumbrances under the Loan Documents), or (b) if

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determined by Administrator to be commercially prudent in order to (i) preserve the security interests in the Mortgaged Property, (ii) protect or enforce the Holders’ liens on the Mortgaged Property under the Mortgage and/or the Loan Documents or (iii) pay for expenditures which are emergency in nature and that Administrator believes in good faith are reasonably necessary to prevent personal injury, loss of life, material damage or substantial economic harm to the Mortgaged Property, Administrator may (but shall not be obligated to), to the extent otherwise permitted under the Loan Documents, at its option in its sole and absolute discretion, make a protective advance (each, a “Protective Advance”) of sums reasonably necessary to preserve such collateral or protect such security interests and other rights or prevent such injury, loss, damage or harm, whether or not the amount advanced for said purposes will cause the principal amount of the Loan to exceed the loan amount; provided that notwithstanding the foregoing, the aggregate amount of Protective Advances to fund expenditures described in clauses (a)(iii), (b)(i) and (b)(ii) (“Specified PA Matters”; for avoidance of doubt, Specified PA Matters do not include expenditures described in clauses (a)(i), (a)(ii) and (b(iii)) may not exceed 1.0% of the Loan Principal Balance (the “PA Threshold Amount”) except with the prior written consent of the Required Holders. Each Holder, promptly upon receipt of written demand of Administrator, but in no event later than ten (10) Business Days after receipt of such written demand, shall reimburse Administrator for its Percentage Interest of the amount of any such Protective Advance. Administrator shall use commercially reasonable efforts to obtain the consent of each Holder that is not a Defaulting Holder prior to the making of any Protective Advance, such consent not to be unreasonably withheld, conditioned or delayed unless such Protective Advance is in respect of a Specified PA Matter and the amount of such Protective Advance would cause the aggregate amount of Protective Advances in respect of Specified PA Matters to exceed the PA Threshold Amount; provided in any event that Administrator shall have the right to make a Protective Advance without taking such commercially reasonable efforts if Administrator reasonably believes in good faith that such Protective Advance is emergency in nature and that is reasonably necessary to prevent personal injury, loss of life, material damage or substantial economic harm to the Mortgaged Property. Administrator shall, in any event, notify each Holder in writing, which may be in e-mail form, of the making of each Protective Advance promptly after same is made. Upon any Holder’s written request therefor, which may be in e-mail form, Administrator shall promptly furnish each Holder such information and supporting documentation as Administrator may have received and/or reviewed regarding any particular Protective Advance.

41. Defaulting Holder. If and to the extent that any Holder becomes a Defaulting Holder, then:

(a) To the extent a Holder has become a Defaulting Holder due to its failure to fund a Required Protective Advance, the other Holders, or any of them, shall have the right, but not the obligation, to advance all or any part of its Percentage Interest of any such Deficiency that should have been made by the Defaulting Holder, and the Defaulting Holder agrees to repay upon demand to each of the Holders who has advanced a portion of the Deficiency the amount advanced on behalf of the Defaulting Holder, together with interest thereon at the Mortgage Default Rate. To the extent that the Defaulting Holder thereafter funds such Deficiency with interest thereon at the Mortgage Default Rate, such Holder shall no longer be a Defaulting Holder.

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(b) If more than one Holder elects to advance a portion of a Deficiency, such Holders’ advances shall be made based on the relative Percentage Interests of the Loan of each such advancing Holder or as otherwise agreed to by such Holders. In the event the Defaulting Holder fails to advance or repay the Deficiency, the interest of such Defaulting Holder in the Loan to the extent of the Deficiency, shall be subordinate to the interests of the other Holders, and all payments otherwise payable to the Defaulting Holder shall be used to advance or repay the Deficiency, as applicable, until such time such Defaulting Holder advances or repays all Deficiencies (with interest at the Mortgage Default Rate) attributable to such Holder.

(c) The rights and remedies against a Defaulting Holder under this Section 41 are in addition to any other rights and remedies, at law, in equity or otherwise that Administrator or any Holder may have against such Defaulting Holder with respect to any Deficiency or otherwise.

(d) The failure of any Holder to pay any Deficiency shall not relieve any other Holder of its obligation, if any, hereunder or pursuant to any Loan Document to pay its Percentage Interest of a Required Protective Advance on the applicable funding date, and no Holder shall be responsible for the failure of any Defaulting Holder to pay its Percentage Interest of the Required Protective Advance on the applicable funding date; provided, however, that the Holders shall be obligated to fund the balance of the then current Required Protective Advance (i.e., excluding the Deficiency) in the manner required hereunder or pursuant to any Loan Document.

(e) Notwithstanding anything to the contrary contained herein, for as long as a Holder is a Defaulting Holder, such Holder shall have no right to participate in any discussions among the Holders hereunder or to consent to, approve or vote on any action or decision with respect to the Loan hereunder requiring the consent, approval or vote of any Holder, and for purposes of determining how many or which Holders constitute the Requisite Holders for purposes of consenting to, approving or voting with respect to any decision or any action (or waiver or forbearance from taking an action) by Administrator, the portion of the outstanding principal amount of the Loan allocated to any Defaulting Holder shall be disregarded for such determination. Further, any Holder that is a Defaulting Holder shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrator, Servicer and/or any Holders that are not Defaulting Holders under, any Loan Document to the extent made while such Holder is a Defaulting Holder. If a Defaulting Holder cures the applicable default such that it is no longer a Defaulting Holder, its consent, approval or voting rights hereunder shall be reinstated as and from the date of its cure of such default; provided, however, such Defaulting Holder nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Administrator, Servicer and/or Holders that are not Defaulting Holders under, any Loan Document which is made subsequent to such Holder’s becoming a Defaulting Holder and prior to its curing the applicable delinquency or delinquencies in accordance with this Agreement, so long as such amendment, waiver or action was taken in accordance with the provisions of this Agreement.

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[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, each of the Holders have caused this Agreement to be duly executed as of the day and year first above written.

Co-Lender Agreement

Initial Note A-1 Holder:

[STARWOOD PROPERTY MORTGAGE SUB-__-A, L.L.C.]

By:
Name:
Title:

Initial Note A-2 Holder:

[SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC]

By:
Name:
Title:

[Initial Note A-3 Holder:

[_______________________________]

By:

Name:
Title:]

Administrator:

[STARWOOD PROPERTY MORTGAGE SUB__-A, L.L.C. / SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC]

By:

Name:
Title:

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EXHIBIT A-1

LOAN SCHEDULE

A.	Description of Loan

Loan Closing Date:
Mortgage Borrower:
Original Principal Amount of Mortgage Loan:	$	[	]
Closing Date Mortgage Loan Principal Balance:	$	[	]
Location of Mortgaged Property:
Current Use of Mortgaged Property:
Mortgage Interest Rate:
Mortgage Default Rate:
Maturity Date:
[Extension Fee:]
Prepayment Fee:
[Mezzanine Borrower:]
[Original Principal Amount of Mezzanine Loan:]	$	[	]
[Closing Date Mezzanine Loan Principal Balance;]	$	[	]

B.	Description of Notes[15]

Initial Note A-1 Principal Balance:	$	[_______	]

[15]	FOR LOANS WITH FUTURE ADVANCES: UPDATE TO INCLUDE INITIAL NOTE BALANCE AND MAXIMUM NOTE BALANCE

A-1	Co-Lender Agreement

Initial Note A-2 Principal Balance:	$	[________	]
[Initial Note A-3 Principal Balance:]	$	[________	]
Initial Mortgage Note A-1 Principal Balance:	$	[________	]
Initial Mortgage Note A-2 Principal Balance:	$	[________	]
[Initial Mortgage Note A-1 Principal Balance:]	$	[________	]
[Initial Mezzanine Note A-1 Principal Balance:]	$	[________	]
[Initial Mezzanine Note A-2 Principal Balance:]	$	[________	]
[Initial Mezzanine Note A-3 Principal Balance:]	$	[________	]

A-2	Co-Lender Agreement

EXHIBIT A-2

MORTGAGE LOAN DOCUMENTS

All documents are dated as of [	], 202[ ] unless otherwise indicated

herein. 1.	Loan Agreement between Borrower and

Mortgage Lender

2.	Promissory Note A-1 in the original principal amount of $[ ] by Borrower in favor of Mortgage Lender

3.	Promissory Note A-2 in the maximum principal amount of $[ ] by Borrower in favor of Mortgage Lender

4.	[ ]

A-3	Co-Lender Agreement

EXHIBIT B

NOTICES

Initial Note A-1 Holder:

Attention:
Email:

with a copy to:

Attention:
Email:

Initial Note A-2 Holder:

Attention:
Email:

a n d

Attention:
Email:

with a copy to:

Attention:
Email:

B-1	Co-Lender Agreement

Initial Note A-3 Holder:

Attention:
Email:

Servicer:

Attention:
Email:

B-2	Co-Lender Agreement

SCHEDULE I

PROHIBITED TRANSFEREES

[***]

SCHEDULE II

PURCHASED ASSET DOCUMENTS

With respect to each Purchased Asset that is a Mortgage Loan or a Participation Interest, the following documents, as applicable:

(a) the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of _________ without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (provided that, in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Administrative Agent, on behalf of Buyers, with a copy of the applicable Mortgage Note attached thereto;

(b) the original loan agreement and guaranty, if any, executed in connection with such Purchased Asset;

(c) the original Mortgage with evidence of recording thereon, or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located;

(d) the originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or true and correct copies of the originals that have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located;

(e) the original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording and signed in the name of the Last Endorsee; provided that, in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”;

(f) the originals of all intervening Assignments of Mortgage (if any) with evidence of recording thereon, or copies thereof;

(g) the original Title Policy (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer);

(h) the original security agreement, chattel mortgage or equivalent document, if any, executed in connection with such Purchased Asset;

(i) the original Assignment of Leases, if any, with evidence of recording thereon, or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located;

(j) originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon, or copies thereof;

(k) a copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof together with evidence that such UCC financing or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions;

(l) the original environmental indemnity agreement or similar guaranty or indemnity (if any), whether stand-alone or incorporated into the applicable loan documents;

(m) the original omnibus assignment in blank, or such other document(s) necessary and sufficient to transfer to Administrative Agent, on behalf of Buyers, all of Seller’s right, title and interest in and to such Purchased Asset (if any);

(n) a Survey of the Underlying Mortgaged Property (if any), as accepted by the title company in connection with the issuance of the Title Policy;

(o) a copy of all servicing agreements and Servicing Records related to such Purchased Asset, which Seller shall deliver to Servicer (with a copy to Administrative Agent, on behalf of Buyers);

(p) a copy of the Mortgagor’s opinions of counsel, which shall be in form and substance reasonably satisfactory to Administrative Agent, on behalf of Buyers;

(q) in the case of a Purchased Asset that is a Participation Interest, the original Participation Certificate evidencing such Participation Interest and including an assignment in blank;

(r) in the case of a Purchased Asset that is a Participation Interest, the participation agreement and any other documents evidencing such Participation Interest;

(s) an assignment of any management agreements, permits, contracts and any other material agreements;

(t) reports of UCC, tax lien, judgment and litigation searches, conducted by search firms reasonably acceptable to Administrative Agent with respect to such Purchased Asset, Seller and the related underlying obligor, such searches to be conducted in each location Administrative Agent shall reasonably designate and such reports reasonably satisfactory to Administrative Agent;

(u) the original or a copy of the intercreditor or co-lender agreement executed in connection with such Purchased Asset, to the extent the subject borrower or an affiliate thereof, has encumbered its assets with senior, junior or other similar financing, whether mortgage financing or mezzanine loan financing;

(v) copies of all documents relating to the formation and organization of the related obligor under such Purchased Asset, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Asset; and

(w) all other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Purchased Asset, executed and delivered in connection with, or otherwise relating to, such Purchased Asset, including, but not limited to, all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

With respect to each Purchased Asset that is a Mezzanine Loan, the following documents, as applicable:

(a) the original executed Mezzanine Note relating to such Mezzanine Loan, which Mezzanine Note shall (A) be endorsed (either on the face thereof or pursuant to a separate allonge) by the most recent endorsee prior to the applicable Seller, without recourse, to the order of such Seller and further reflect a complete, unbroken chain of endorsement from the related originator to such Seller and (B) be accompanied by a separate allonge pursuant to which such Seller has endorsed such Note, without recourse, in blank;

(b) true and correct copies of the related intercreditor agreement (if any) and the related Mezzanine Pledge Agreement and all other material documents (including, without limitation, opinions of counsel) or agreements relating to such Mezzanine Loan or affecting the rights (including, without limitation, the security interests) of any holder thereof;

(c) as applicable, true and correct copies of any assignment, assumption, modification, consolidation or extension made prior to the related Purchase Date in respect of such Mezzanine Note or any document or agreement referred to in clause (ii) above, in each case, if the document or agreement being assigned, assumed, modified, consolidated or extended is recordable, with evidence of recording thereon (unless the particular item has not been returned from the applicable recording office);

(d) as applicable, an original assignment of each agreement referred to in clause (ii) above, in recordable form if the agreement being assigned is a recordable document, executed in blank by the applicable Seller;

(e) each limited liability company membership certificate, together with an undated power covering each such certificate, duly executed in blank with, if Buyer so requests signature guaranteed;

(f) copies of all UCC financing statements filed in respect of such Mezzanine Loan prior to the related Purchase Date, including all amendments and assignments related thereto, if any, in each case with evidence of filing in the applicable jurisdiction indicated thereon;

(g) an original assignment of each UCC financing statement filed in respect of such Mezzanine Loan, prepared in blank, in form suitable for filing;

(h) the related original omnibus assignment, if any, executed in blank;

(i) the original Title Policy for such Mezzanine Loan (provided that any exception to this item shall note whether the related Purchased Asset File includes a “marked up” commitment or proforma policy marked as binding and countersigned or evidenced as binding by an escrow letter or closing instructions), if any, together with an original mezzanine endorsement, if any, and date down to owner’s policy, if any;

(j) any additional documents identified on the related Purchased Asset File Checklist delivered to Custodian in accordance with this Agreement; and

(k) any additional documents required to be added to the related Purchased Asset File pursuant to this Agreement.